--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  SCHEDULE 14A

                   Proxy Statement Pursuant To Section 14(A)
                     Of The Securities Exchange Act Of 1934

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

   [X] Definitive Proxy Statement

   [_] Definitive Additional Materials

   [_] Soliciting Material Pursuant to (S) 240.14a-12

                             KATY INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

    [X]No fee required.

    [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

    [_] Fee paid previously with preliminary materials.

    [_] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             KATY INDUSTRIES, INC.
                        6300 S. Syracuse Way, Suite 300,
                           Englewood, Colorado 80111
                                 (303) 290-9300

To our Stockholders:

   Katy and KKTY Holding Company, L.L.C., an affiliate of an investment fund affiliated with Kohlberg & Co., L.L.C., have agreed to a revision of the recapitalization of Katy described in Katy's Proxy Statement dated April 25, 2001.

   Because of the revision in the transaction, the Annual Meeting of Stockholders has been adjourned until June 26, 2001, at 10:00 a.m. New York City time. The place of the adjourned Annual Meeting will be at the Inter-Continental Central Park South, located at 112 Central Park South, New York, New York.

   The terms of the proposed recapitalization of Katy were revised because of Katy interim operating results and lowered projections. Under the revised transaction, we are asking for your approval to sell 700,000 shares of convertible preferred stock, $100 par value per share, to KKTY Holding. The preferred stock is convertible into shares of common stock at a conversion price of $6.00 per share of common stock. Further, the holder of the convertible preferred stock will be entitled to receive payment-in-kind dividends (that is, dividends in the form of additional shares of Katy convertible preferred stock) at a rate of 15% per annum compounded annually for a period of three years and five months. To implement the revised transaction, we are also asking for your approval to amend Katy's Restated Certificate of Incorporation to authorize 1,200,000 shares of convertible preferred stock and an additional 10,000,000 shares of common stock.

   The enclosed Notice and Supplement provide important information about the proposed transaction and related information. Your Board has determined that the terms of the revised transaction are fair to and in the best interests of Katy and its stockholders. YOUR BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS AT THE ANNUAL MEETING.

   Because of the need to increase Katy's liquidity in light of Katy's interim operating results and lowered projections, Katy and KKTY Holding have terminated the original recapitalization agreement, and KKTY Holding has terminated its tender offer for up to 2,500,000 shares of Katy common stock. Under the revised recapitalization, KKTY Holding has agreed instead to increase its investment in Katy convertible preferred stock to $70 million from $40 million.

   We have enclosed with this letter a revised Notice of Annual Meeting, the Supplement, a new proxy card and a return envelope. The terms of the proposed investment, as restructured, differ substantially from the terms described in the Proxy Statement dated April 25, 2001. The enclosed Supplement describes the changes to the terms of the proposed investment. We urge you to read the enclosed Supplement and all of the other enclosed materials carefully.

   For your vote to be counted on these important proposals, please sign, date and return the enclosed proxy card in the enclosed, prepaid return envelope as soon as possible. Your shares will be voted at the Annual Meeting in accordance with your proxy instructions. Because of the significant changes in the proposed transaction, proxies solicited by Katy prior to the date of this Supplement are being disregarded. The enclosed blue proxy card replaces the white proxy card previously sent to you. Your vote will only be counted at the Annual Meeting if you fill in, date and sign the enclosed blue proxy card and return it promptly in the enclosed return envelope.

   On behalf of the Board of Directors and the employees of Katy, we cordially invite all stockholders to attend the adjourned Annual Meeting on June 26, 2001. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                          Sincerely,

                                          /S/ ROBERT M. BARATTA
                                          Robert M. Baratta
                                          President and Chief Executive
                                           Officer

                             YOUR VOTE IS IMPORTANT
         Please Sign, Date and Return Your Proxy Card by June 26, 2001

   If you have questions about voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                             KATY INDUSTRIES, INC.
                        6300 S. Syracuse Way, Suite 300,
                           Englewood, Colorado 80111
                                 (303) 290-9300
                               ----------------
                REVISED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Katy Industries, Inc.:

   We are holding the adjourned Annual Meeting of Stockholders of Katy on June 26, 2001 at 10:00 a.m., local time. The adjourned Annual Meeting will be held at the Inter-Continental Central Park South, located at 112 Central Park South, New York, New York. At the adjourned Annual Meeting, you will be asked to vote on the following:

     1. A proposal to sell 700,000 shares of Katy's convertible preferred stock, $100 par value per share, to KKTY Holding Company, L.L.C., an affiliate of an investment fund affiliated with Kohlberg & Co., L.L.C., a private investment firm.

     2. A proposal to approve an amendment to Katy's Restated Certificate of Incorporation to authorize 1,200,000 shares of convertible preferred stock.

     3. A proposal to approve an amendment to Katy's Restated Certificate of Incorporation authorizing the classification of the Board of Directors into two classes with staggered terms.

     4. The election of nine members of the Board of Directors to serve for the staggered terms specified in the enclosed Proxy Statement or, if Proposals 1, 2, 3 and 6 are not adopted by the stockholders, the election of nine members of the Board of Directors to serve for a term of one year.

     5. The ratification of the selection by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of Katy for the current year.

     6. A proposal to approve an amendment to Katy's Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by Katy from 25,000,000 to 35,000,000.

     7. The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

   As part of Proposal 1, we are also asking you to approve at this time the issuance of shares of common stock to the holder of the convertible preferred stock upon conversion of the convertible preferred stock in accordance with the terms of the convertible preferred stock. The effectiveness of each of Proposals 1, 2, 3 and 6 is contingent upon the approval of the others. No action will be taken by Katy on Proposals 1, 2, 3 or 6 unless all four proposals are approved.

   The Proxy Statement dated April 25, 2001, as amended by the Supplement that we are delivering with this revised Notice, contains important information concerning the proposals to be considered at the Annual Meeting. You will be able to vote your shares at the Annual Meeting if you were a stockholder of Katy at the close of business on April 23, 2001. This revised Notice supersedes in all respects the notice dated April 25, 2001 previously sent to you.

                                          By order of the Board of Directors:



                                          /S/ ARTHUR R. MILLER

                                          Arthur R. Miller
                                          Secretary

Dated: June 8, 2001

                 YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT.

   PLEASE INDICATE YOUR VOTE ON THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. THE BLUE PROXY CARD REPLACES THE WHITE PROXY CARD PREVIOUSLY SENT TO YOU. PROXIES GRANTED BY THE WHITE PROXY CARD WILL NOT BE COUNTED AT THE ANNUAL MEETING.

   IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 1-888-750-5834.

   IF YOU ATTEND THE MEETING, YOU WILL BE ABLE TO REVOKE YOUR PROXY AND VOTE IN PERSON.

                              KATY INDUSTRIES INC.
                        6300 S. Syracuse Way, Suite 300,
                           Englewood, Colorado 80111
                                 (303) 290-9300

                  SUPPLEMENT TO APRIL 25, 2001 PROXY STATEMENT

   We are furnishing this Supplement to the April 25, 2001 Proxy Statement in connection with the solicitation by the Board of Directors of Katy of proxies to be voted at the adjourned Annual Meeting to be held at 10:00 a.m. local time on June 26, 2001 at the Inter-Continental Central Park South, located at 112 Central Park South, New York, New York. This Supplement provides information that you should read before you vote on the proposals that will be presented at the Annual Meeting.

   The Annual Meeting was originally scheduled for June 5, 2001. On April 25, 2001, Katy began mailing its Proxy Statement and a white proxy card to stockholders of record at the close of business on April 23, 2001. On June 5, 2001, the Annual Meeting was adjourned in light of changes to the terms of the proposed investment in Katy by KKTY Holding Company, L.L.C., an affiliate of an investment fund affiliated with Kohlberg & Co., L.L.C. The terms of the proposed investment, as initially structured, were described in the Proxy Statement that was sent to stockholders in April.

   This Supplement provides revised information with respect to the terms of the proposed investment by KKTY Holding. The Supplement also describes new Proposal 6 (to increase the number of shares of common stock Katy is authorized to issue), which is being presented at the Annual Meeting as a result of changes to the terms of the proposed investment. This Supplement also updates some of the other information contained in the Proxy Statement. We are mailing this Supplement and the enclosed blue proxy card on or about June 8, 2001 to stockholders of record at the close of business on April 23, 2001. Stockholders are asked to execute and return the enclosed blue proxy card. The blue proxy card being sent to you replaces the white proxy card and proxies granted on the white proxy card will not be counted at the Annual Meeting.

   For convenience, we first provide a question-and-answer summary of the changes to the terms of the proposed transactions with KKTY Holding.

   This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote by proxy or at the Annual Meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY OF SUPPLEMENT....................................................    1
  What are the changes to the proposals at the Annual Meeting?...........    1
  What are the changes to the related transactions?......................    2
  Why have the terms of the transactions with Purchaser been changed?....    2
  What factors should you take into account in considering the proposed
   preferred stock purchase?.............................................    2

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING..........................    4
  The Annual Meeting.....................................................    4
  This Proxy Solicitation................................................    4
  Voting Your Shares.....................................................    4
  Vote Required for Approval.............................................    4

PROPOSAL 1--SALE OF CONVERTIBLE PREFERRED STOCK..........................    5
  Changes to Proposal 1..................................................    5
  Required Vote..........................................................    6
  Recommendation of the Board of Directors...............................    6
  Information about the New Purchase Agreement...........................    6
  New Voting Agreement...................................................    8
  Revised Terms of the Convertible Preferred Stock.......................    9
  Use of Proceeds........................................................    9
  Changes to the Related Transactions....................................    9
  Background of the Revised Transaction..................................   10
  Factors Considered by the Board of Directors...........................   13
  Opinion of Bear Stearns................................................   16

PROPOSAL 2--TO AUTHORIZE 1,200,000 SHARES OF CONVERTIBLE PREFERRED
 STOCK...................................................................   25
  General................................................................   25
  Required Vote..........................................................   25
  Recommendation of the Board of Directors...............................   26

PROPOSAL 3--ESTABLISHING A CLASSIFIED BOARD OF DIRECTORS.................   26

PROPOSAL 4--ELECTION OF DIRECTORS........................................   26
  Information Concerning Directors and Executive Officers................   27

PROPOSAL 5--RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE
 INDEPENDENT AUDITORS OF KATY............................................   28

PROPOSAL 6--TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK..   28
  General................................................................   28
  Required Vote..........................................................   29
  Recommendation of the Board of Directors...............................   29

INFORMATION ABOUT KATY STOCK OWNERSHIP...................................   30
  Outstanding Shares.....................................................   30
  Security Ownership of Certain Beneficial Owners........................   30
  Security Ownership of Management.......................................   32

EXECUTIVE COMPENSATION...................................................   33
  Termination of Employment, Change of Control and Other Arrangements....   33
  Directors' Compensation................................................   34

                                                                           Page
                                                                           ----

SUPPLEMENTARY FINANCIAL INFORMATION.......................................  34
  Financial Statements....................................................  35
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  48

FORWARD-LOOKING STATEMENTS................................................  53

PROCEDURAL MATTERS........................................................  54

OTHER MATTERS.............................................................  54

ANNEX A--Opinion of Bear Stearns & Co. Inc. dated June 2, 2001

ANNEX B--Preferred Stock Purchase and Recapitalization Agreement dated as of
         June 2, 2001 between KKTY Holding Company, L.L.C. and Katy Industries, Inc.

ANNEX C--Proposed Amendment to Katy's Restated Certificate of Incorporation

ANNEX D--Stock Voting Agreement dated as of June 2, 2001

ANNEX E--Termination Agreement dated as of June 2, 2001

                             SUMMARY OF SUPPLEMENT

   This summary answers basic questions about the changes to the terms of the proposed recapitalization. Please read the Supplement and the Proxy Statement in their entirety for full information about the proposals at the Annual Meeting.

   This Supplement contains forward-looking statements that involve risks and uncertainties. The words "believe," "anticipate," "expect," "estimate," "intend" and similar expressions identify forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. See "Forward-Looking Statements" on page 53 of the Supplement.

What are the changes to the proposals at the Annual Meeting?

   Under Proposal 1, you were asked to consider, among other things, the issuance and sale by Katy of convertible preferred stock, $100 par value per share, to KKTY Holding Company, L.L.C., an affiliate of an investment fund affiliated with Kohlberg & Co., L.L.C. ("Kohlberg"). (We will use the term "convertible preferred stock" to refer to the convertible preferred stock, $100 par value, that we are proposing to sell. We will use the term "Purchaser" to refer to KKTY Holding Company, L.L.C., the buyer of the convertible preferred stock.)

   Under the revised terms of the transactions with Purchaser, the number of shares of convertible preferred stock that Purchaser will purchase and the number of shares of Katy common stock that Purchaser will receive upon conversion of the convertible preferred stock has been increased. Under the revised terms of the transactions with Purchaser, Purchaser will purchase 700,000 shares of convertible preferred stock (rather than 400,000 shares of convertible preferred stock under the initial terms) at a purchase price of $100 per share. Each share of convertible preferred stock is convertible into
16.67 shares of Katy common stock (rather than 12.5 shares under the initial terms), so that the purchase price of convertible preferred stock is equivalent to $6.00 per share of common stock into which the preferred stock is convertible (rather than $8.00 per share of common stock under the initial terms). 700,000 shares of convertible preferred stock would be convertible into 11,666,666 shares of common stock.

   Under the revised terms of the transactions with Purchaser, the holder of the convertible preferred stock is entitled to receive payment-in-kind dividends (that is, dividends in the form of additional shares of Katy convertible preferred stock) at a rate of 15% per annum (compounded annually) for a period of three years and five months following closing. If the holder of the convertible preferred stock continues to hold the convertible preferred stock for the three-year and five-month period, it will receive an additional 431,555 shares of convertible preferred stock, which would be convertible into an additional 7,192,598 shares of common stock.

   Under Proposal 2, you were asked to consider an amendment to Katy's Restated Certificate of Incorporation to authorize the shares of convertible preferred stock. As a result of the revised terms of the proposed investment, we are now asking you to authorize 1,200,000 shares of convertible preferred stock (rather than 600,000 under the initial terms). If stockholders do not approve Proposal 2 (as revised), Katy will not be able to sell the convertible preferred stock to Purchaser or pay the payment-in-kind dividends required under the terms of the convertible preferred stock.

   We are adding an additional proposal, new Proposal 6, which is also a condition to the completion of the transactions with Purchaser. This proposal is an amendment to Katy's Restated Certificate of Incorporation to increase the number of shares of common stock Katy is authorized to issue from 25,000,000 to 35,000,000. Katy needs stockholders to authorize additional shares of common stock to ensure that sufficient shares of common stock can be issued to the holder of the convertible preferred stock upon conversion of the convertible preferred stock as well as to satisfy existing commitments under stock options that Katy has granted and to afford flexibility in the event that Katy needed to issue additional shares under its employee stock option program or to provide incentive compensation to consultants.

What are the changes to the related transactions?

   As described in the Proxy Statement, the proposed sale of convertible preferred stock was part of a series of transactions that included a tender offer commenced by Purchaser on April 25, 2001 for up to 2,500,000 shares of Katy common stock at an offer price of $8.00 per share. Because of the need to increase liquidity in light of Katy's interim operating results and lowered projections, Katy and Purchaser have terminated the original recapitalization agreement, and Purchaser has terminated its tender offer. Under the revised recapitalization, Purchaser has agreed instead to increase its investment in Katy convertible preferred stock to $70 million from $40 million.

   As part of the revisions to the terms of the transactions, Purchaser has obtained a revised commitment letter from Bankers Trust Company to provide up to $140 million of senior secured term and revolving loans to Katy, which will replace Katy's existing senior bank loans.

   As described in the Proxy Statement, under the initial terms of the transactions with Purchaser, it was a condition to closing that Katy complete the sale of its subsidiary Hamilton Metals, L.P. for gross proceeds in cash, net of liabilities retained by Katy, of at least $20,000,000. Under the revised terms of the transactions with Purchaser, Katy will retain Hamilton.

Why have the terms of the transactions with Purchaser been changed?

   Following the mailing of the Proxy Statement, Purchaser re-evaluated the terms of its tender offer and its proposed purchase of convertible preferred stock in light of Katy's operating results for the first quarter and Katy's preliminary operating results for April 2001. On May 8, 2001, representatives of Purchaser advised representatives of Katy that Purchaser believed one or more of the conditions to closing of the transactions may not be satisfied at the expiration date of the tender offer and that consequently, Purchaser was considering alternative courses of action to be negotiated with Katy, including among other things, an increase in the size of its investment in Katy convertible preferred stock, a decrease in the preferred stock conversion price and a decrease in the number of shares of Katy common stock and price per share to be purchased pursuant to the tender offer. Further, because of Katy's operating results for the first quarter and the preliminary operating results for April 2001 and the resulting decrease in earnings, Bankers Trust Company determined that a reduction in the debt level that could be financed would be required. In response, Purchaser decided to increase its direct equity investment in Katy.

   The terms of the revised transactions with Purchaser are the product of the discussions and negotiations that followed between Katy and Purchaser.

What factors should you take into account in considering the proposed preferred stock purchase?

   Katy's Board unanimously approved the revised transactions with Purchaser, because it believed they would be in the best interests of Katy and its stockholders. (We will use the term "unanimously" in the Supplement to refer to actions by all current members of Katy's Board, except William F. Andrews, an operating principal of Kohlberg, who did not take part in the discussions relating to the transactions with Purchaser.) You should consider the factors described at pages 13-15 of the Supplement. Positive factors considered by the Board in connection with the revised transactions include:

  --The Board received an opinion from Bear, Stearns & Co. Inc. that, as of the date of such opinion, the proposed sale of convertible preferred stock to Purchaser (as revised) was fair from a financial point of view to Katy. A copy of the Bear Stearns opinion is attached as Annex A.

  --Katy's liquidity and financial strength will be increased as a result of the cash infusion by Purchaser and borrowing availability under the new credit facility with Bankers Trust Company.

  --Katy's sales and income have declined since the date that the initial terms of the transactions with Purchaser were agreed to, as have the expectations of Katy's management for earnings before interest, taxes, depreciation and amortization for 2001.

  --Katy's existing credit agreement must be refinanced by June 30, 2001. If the transactions with Purchaser are not completed, considering the current market environment, a substantial risk exists that Katy will be unable to obtain further waivers of the covenant violation under the current credit facility, that Katy will be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit facility, and that Katy will be unable to repay the amounts outstanding under a $16.8 million tranche of Katy's current credit facility (and would not have a facility to back-up or issue letters of credit) when it expires on June 30, 2001. If Katy is unable to refinance its existing bank loans, the entire amount under the existing credit agreement could be declared due and payable not later than June 30, 2001.

  --The revised terms of the transactions with Purchaser were the product of arm's length negotiation between Katy and Purchaser and were the most advantageous terms available to Katy for a transaction with Purchaser under the circumstances.

   Negative factors considered by the Board include:

  --The issuance of the convertible preferred stock will have a dilutive effect on Katy's existing stockholders. If the 700,000 shares of convertible preferred stock to be purchased by Purchaser are converted, Purchaser will receive 11,666,666 shares of common stock, which would represent 58.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion. Over the three-year five-month life of the payment-in-kind dividend right, Katy will issue to Purchaser an additional 431,555 shares of convertible preferred stock. Upon the conversion of such additional convertible preferred stock, Purchaser will receive an additional 7,192,598 shares of Katy common stock. The shares of common stock issuable on the conversion of the convertible preferred stock issued to Purchaser at closing, together with the shares of common stock issuable on the conversion of the convertible preferred stock issuable to Purchaser through the payment-in-kind dividend right, would represent 69.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion.

  --If the proposed sale of convertible preferred stock to Purchaser and the conversion of all of the convertible preferred stock issuable to Purchaser (at closing and through the payment-in-kind dividend right) were to have occurred as of December 31, 2000, these issuances would have had the pro forma effect of reducing the book value per share of common stock from $17.91 to $8.11.

  --The holders of the convertible preferred stock will have preferential rights with respect to distributions if Katy is liquidated. Purchaser will receive more shares of convertible preferred stock under the revised terms of the transactions with Purchaser than was contemplated under the initial terms.

   The Board believed that, on balance, the possible benefits to Katy stockholders from the positive factors outweighed the possible detriments from the negative factors.

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

   The disclosure under the heading "Information about the Annual Meeting and Voting" in the Proxy Statement is supplemented as follows:

The Annual Meeting

   The adjourned Annual Meeting will be held on June 26, 2001 at the Inter-Continental Central Park South, located at 112 Central Park South, New York, New York, at 10:00 a.m. local time.

This Proxy Solicitation

   Katy is sending you this Supplement to the Proxy Statement because Katy's Board of Directors is seeking your proxy to vote your shares at the Annual Meeting and any postponement or adjournment thereof. On or about June 8, 2001, we began mailing this Supplement and the accompanying blue proxy card to all people who, according to our stockholder records, owned shares at the close of business on April 23, 2001.

   Katy will pay the cost of requesting these proxies. Katy's directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter. Katy also has retained Innisfree M&A Incorporated to assist in distributing proxy solicitation materials and seeking proxies. Katy will pay Innisfree a fee of approximately $15,000, plus reasonable out-of-pocket expenses, for this assistance. Katy will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock.

Voting Your Shares

   The proxy holders intend to propose one or more adjournments of the Annual Meeting so that the Annual Meeting can take place on the same day as, or soon before, the satisfaction of the conditions to the transactions with Purchaser. Any adjournment will require the affirmative vote of a majority of those shares of common stock present at the Annual Meeting in person or by proxy. The proxy holders will vote those proxies required to be voted "For" Proposals 1, 2, 3 and 6 in favor of such adjournment, and will vote those proxies required to be voted "Against" any of Proposal 1, 2, 3 or 6 against such adjournment.

Vote Required for Approval

   Proposal 6, the proposed amendment to Katy's Restated Certificate of Incorporation to increase the number of shares of common stock that Katy is authorized to issue, requires the affirmative vote of the holders of a majority of the voting power of Katy's outstanding capital stock entitled to vote at the Annual Meeting.

   The effectiveness of each of Proposal 1, 2, 3 and 6 is contingent on the approval of the others. Katy will not take any action on Proposal 1, 2, 3 or 6 unless stockholders approve all four. Therefore, if you vote against approving any of the three amendments to Katy's Restated Certificate of Incorporation, this will have the same effect as voting against the proposed sale of convertible preferred stock to Purchaser.

   Certain members of the Wallace E. Carroll, Jr. family, trusts for the benefit of members of the Carroll family and entities associated with the Carroll family (the "Agreement Shareholders") have entered into a new Stock Voting Agreement dated as of June 2, 2001 (the "New Voting Agreement"). The New Voting Agreement requires, among other things, that the Agreement Shareholders vote 2,480,000 of their shares of Katy common stock in favor of Proposals 1, 2, 3, 4 and 6. The 2,480,000 common shares subject to these voting obligations represent, as of June 2, 2001, approximately 29.5% of the shares of Katy capital stock entitled to vote at the Annual Meeting. The New Voting Agreement is included as Annex D to this Proxy Statement.

                PROPOSAL 1--SALE OF CONVERTIBLE PREFERRED STOCK

   The disclosure under the heading "Proposal 1--Sale of Convertible Preferred Stock" in the Proxy Statement is supplemented as follows:

Changes to Proposal 1

   As described in the Proxy Statement under "Proposal 1--Sale of Convertible Preferred Stock", Katy and KKTY Holding Company, L.L.C. ("Purchaser"), an affiliate of an investment fund affiliated with Kohlberg & Co., L.L.C. ("Kohlberg"), entered into a Preferred Stock Purchase and Recapitalization Agreement (the "Purchase Agreement") dated as of March 29, 2001. Under the terms of the Purchase Agreement, and subject to the conditions in the Purchase Agreement, Katy agreed to issue and sell, and Purchaser agreed to buy, 400,000 shares of newly-issued convertible preferred stock, $100 par value per share, for a price of $100 per share (the "Preferred Stock Purchase"). The Purchase Agreement is described in the Proxy Statement in the section entitled "Information about the Purchase Agreement" under the heading "Proposal 1--Sale of Convertible Preferred Stock" and is included as Annex B to the Proxy Statement.

   On June 2, 2001, Purchaser and Katy terminated the original Purchase Agreement in accordance with the terms of a termination agreement (the "Termination Agreement") and entered into a new Purchase Agreement (the "New Purchase Agreement"). The New Purchase Agreement revises the terms of the Preferred Stock Purchase, and provides that, upon the terms and subject to the conditions in the New Purchase Agreement, Katy will issue and sell, and Purchaser will buy, 700,000 shares of convertible preferred stock (the "Amended Preferred Stock Purchase"). Accordingly, Katy is now asking you to approve a sale of 700,000 shares of convertible preferred stock, $100 par value per share, for a price of $100 per share (rather than 400,000 shares of convertible preferred stock, as set forth in the Proxy Statement). Katy is also asking you to approve at this time the issuance of shares of common stock to the holder of the convertible preferred stock upon conversion of the convertible preferred stock in accordance with the terms of the convertible preferred stock.

   As described in the Proxy Statement, the Preferred Stock Purchase was part of a series of transactions that included a tender offer commenced by Purchaser on April 25, 2001 for up to 2,500,000 shares of Katy common stock at an offer price of $8.00 per share (the "Tender Offer"). Because of the need to increase liquidity in light of Katy's interim operating results and lowered projections, Purchaser and Katy have terminated the Purchase Agreement in accordance with the terms of the Termination Agreement, and Purchaser has terminated the Tender Offer. Under the New Purchase Agreement, Purchaser has agreed to increase its investment in Katy convertible preferred stock to $70 million from $40 million.

   As part of the series of transactions, Purchaser has obtained a revised commitment letter from Bankers Trust Company to provide up to $140 million of senior secured term and revolving loans to Katy, which will replace Katy's existing bank loans.

   As described in the Proxy Statement, it was a condition to Purchaser's obligation to consummate the Preferred Stock Purchase and Tender Offer that Katy complete the sale of its subsidiary Hamilton Metals, L.P. ("Hamilton") for cash proceeds, net of liabilities retained by Katy, of $20,000,000. Under the New Purchase Agreement, Katy is required to retain ownership of Hamilton through closing.

   Katy engaged Bear Stearns to provide an updated fairness opinion in connection with the revised transactions with Purchaser. On June 2, 2001, Bear Stearns delivered an opinion to the Board of Directors that, as of the date of such opinion, the Amended Preferred Stock Purchase was fair, from a financial point of view, to Katy. Bear Stearns' written opinion is included as Annex A to this Supplement. The opinion sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. The opinion of Bear Stearns does not constitute a recommendation as to how any holder of Katy stock should vote with respect to any proposal at the Annual Meeting. You should read the entire opinion carefully. Additional information about the opinion can be found at pages 16-25 of this Supplement.

Required Vote

   The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are present in person or by proxy is required to approve Proposal 1. Approval of Proposal 1 is contingent on approval of Proposal 2, Proposal 3 and Proposal 6.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MATTERS SET FORTH IN PROPOSAL 1 AND BELIEVES THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF KATY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL 1.

Information about the New Purchase Agreement

   The terms of the New Purchase Agreement are substantially identical to those of the original Purchase Agreement, except for the material differences that are described below. The New Purchase Agreement is included as Annex B to this Supplement. You should read the entire New Purchase Agreement including the Annexes and Exhibits included with the New Purchase Agreement.

 The Preferred Stock Issuance

   The New Purchase Agreement provides that, subject to the conditions in the New Purchase Agreement, Katy will issue and sell, and Purchaser will buy, 700,000 shares of newly-issued convertible preferred stock, $100 par value per share, for a price of $100 per share. 700,000 shares of convertible preferred stock would be convertible into 11,666,666 shares of common stock at an exchange ratio of 16.67 shares of common stock per share of convertible preferred stock (which, based on the $100 purchase price for a share of convertible preferred stock, is the equivalent of $6.00 per share of common stock).

   The holder of the convertible preferred stock will be entitled to receive payment-in-kind dividends (that is, dividends in the form of additional shares of Katy convertible preferred stock) at a rate of 15% per annum (compounded annually) for three years and five months following the closing of the transactions with Purchaser. During the three-year and five-month period, the holder of the convertible preferred stock will receive an additional 431,555 shares of convertible preferred stock. Upon the conversion of this additional convertible preferred stock, the holder of the convertible preferred stock would receive an additional 7,192,598 shares of Katy common stock.

 The Tender Offer

   The New Purchase Agreement does not provide for a tender offer by Purchaser. The termination of the Tender Offer enabled Purchaser to increase its equity infusion into Katy. Purchaser has agreed to increase its investment in Katy convertible preferred stock to $70 million from $40 million.

 Corporate Governance

   With the addition of Proposal 6, the approval of which is a new condition to the completion of the transactions with Purchaser, the approval of Proposal 3, the proposal relating to the classification of the Board of Directors, will also be contingent on the approval of Proposal 6.

   The New Purchase Agreement refers to certain directors as "Other Directors." The "Other Directors" are those persons (except C. Michael Jacobi) elected at the 2001 shareholder meeting to serve until the 2002 shareholder meeting, and their successors whose nomination for election or appointment to the board was recommended or approved by a majority of such persons or their successors so elected or appointed.

   At elections held within five years after the closing for positions held by Other Directors, Purchaser must nominate for election (or re-election) the persons designated by a majority of the current Other Directors and vote any common shares it owns in favor of those designees. If an Other Director resigns, is removed or dies, that vacancy will be filled by a person elected by a majority vote of the remaining Other Directors and that person will hold office for the remaining term of his or her predecessor (and until that person's successor director is elected and qualified, or until that person's earlier resignation, removal or death).

   All fees Katy pays to Purchaser (or its affiliates) and any transactions between Katy and Purchaser (or its affiliates) are subject to the Other Directors' approval.

   Katy's board will amend Katy's by-laws to reflect, effective on the closing, the classified board, the procedure for filling vacancies resulting from any Other Director's resignation, removal or death, restrictions on Purchaser selling common stock, and fees paid to or transactions with Purchaser. These provisions in Katy's by-laws can then only be amended with the approval of a majority of Other Directors and a majority of the holders of Katy's common stock except Purchaser and its affiliates.

   Except as set out in this section entitled "Corporate Governance", the governance provisions described in the section entitled "Information about the Purchase Agreement-Corporate Governance" under the heading "Proposal 1--Sale of Convertible Preferred Stock" in the Proxy Statement still apply.

 Conditions to Purchasing the Preferred Stock

   The New Purchase Agreement eliminates the condition that Katy complete the sale of its subsidiary Hamilton for gross proceeds in cash, net of liabilities retained by Katy, of at least $20,000,000. Further, the New Purchase Agreement provides that Katy will not enter into an agreement with respect to the sale of Hamilton.

   One of the conditions to the Preferred Stock Purchase contained in the Purchase Agreement was the condition relating to the absence of a material adverse change in financial or credit agreement syndication markets after the commencement of the Tender Offer that results in Katy not obtaining funding under the Bankers Trust Company loan commitment letter. Under the New Purchase Agreement, this condition is revised to only cover changes that occur following May 29, 2001.

   Another condition to the Preferred Stock Purchase contained in the Purchase Agreement was the condition that there be no change in the financial condition, businesses, operations, properties, results of operations, assets or prospects of Katy and its subsidiaries that has a material adverse effect on Katy and its subsidiaries. Under the New Purchase Agreement, this condition is revised in connection with the Amended Preferred Stock Purchase to only cover changes that occur following the execution of the New Purchase Agreement. However, an additional condition has been added in the New Purchase Agreement: that Bankers Trust Company has not declined to fund the credit facilities as a result of a material adverse change since December 31, 2000 in the business, operations, properties, assets, liabilities, condition or prospects of Katy and its subsidiaries or in the information relating to Katy and its subsidiaries and the proposed recapitalization presented to Bankers Trust Company as of May 29, 2001.

   Under the New Purchase Agreement, the Amended Preferred Stock Purchase is also conditional on the approval by stockholders of the amendment to Katy's Restated Certificate of Incorporation attached as Annex C. The proposed amendment to Katy's Restated Certificate of Incorporation is the subject of Proposals 2, 3 and 6.

   The condition in the Purchase Agreement that the Agreement Shareholders enter into a stock voting agreement with respect to electing Purchaser designees as directors at stockholder meetings after the 2001 annual meeting is no longer a condition in the New Purchase Agreement. The Agreement Shareholders and Purchaser have entered into the New Voting Agreement which requires that the Agreement Shareholders vote

2,480,000 of their shares of Katy common stock with respect to electing Purchaser designees as directors at stockholder meetings after the 2001 annual stockholder meeting. See "New Voting Agreement" below.

   The conditions to the Amended Preferred Stock Purchase must be satisfied or waived on or before the closing of the Amended Preferred Stock Purchase. Katy does not currently have notice that any of the conditions to the Amended Preferred Stock Purchase, as set forth in the Proxy Statement (in connection with the description of the original Preferred Stock Purchase), as supplemented by this Supplement, will not be satisfied on or before the closing of the Amended Preferred Stock Purchase. The only conditions to the Amended Preferred Stock Purchase that have been satisfied to date are the condition relating to the receipt by Katy of an unqualified audit opinion on its financial statements for the year ended December 31, 2000 and the condition requiring the Board of Directors to have unanimously approved the nomination of the Purchaser's designees for election by the shareholders and an amendment to Katy's by-laws reducing the number of directors constituting the Board of Directors to nine.

   Conditions relating solely to the Tender Offer have been removed. The conditions relating to matters to be voted on by the shareholders have been revised to reflect the amended proposals set forth in this Supplement.

 Transaction Fee and Expenses

   If the transactions with Purchaser are completed, Katy's Board of Directors has approved paying Kohlberg a transaction fee of $3 million and to pay Purchaser's costs and expenses (not related to the refinancing of Katy's existing bank loans) incurred prior to the closing of the recapitalization of Katy in an amount up to $1.2 million. Katy's Board of Directors has also approved paying in such circumstances Purchaser's costs and expenses incurred in connection with the refinancing of Katy's existing bank loans, including, without limitation, the costs associated with the appraisal and the legal fees and expenses incurred in connection with the negotiation of the Bankers Trust Company financing documentation.

   With the addition of Proposal 6, the approval of which is a condition to the completion of the transactions with Purchaser, the approval of Proposal 6 (in addition to Proposals 1, 2, 3 and 4) is required for the transaction fee of $3 million (and all of Purchaser's costs and expenses described in the immediately preceding paragraph) to be payable pursuant to these approvals.

New Voting Agreement

   The Agreement Shareholders have entered into the New Voting Agreement with Purchaser. The New Voting Agreement replaces the Stock Voting and Tender Agreement dated as of March 29, 2001 (the "Voting Agreement") between the Agreement Shareholders and Purchaser.

   Under the New Voting Agreement, the Agreement Shareholders have agreed to vote 2,480,000 of their shares of Katy common stock in favor of, among other things: the election of the directors nominated by Katy's Board of Directors; the authorization and adoption of amendments to Katy's Restated Certificate of Incorporation authorizing 1,200,000 shares of convertible preferred stock, authorizing the classification of the Board of Directors into two classes with staggered terms and authorizing an additional 10,000,000 shares of common stock; the issuance and sale of convertible preferred stock; and the issuance of shares of common stock on the conversion of the convertible preferred stock. The Agreement Shareholders have also agreed to vote 2,480,000 of their shares of Katy common stock against any actions intended, or that could reasonably be expected, to impede or delay the transactions.

   Until Purchaser converts any convertible preferred stock or the New Voting Agreement is terminated, the Agreement Shareholders have also agreed to vote 2,480,000 of their shares of Katy common stock with respect to electing Purchaser designees as directors at stockholder meetings after the 2001 annual stockholder meeting.

   As in the original Voting Agreement, the Agreement Shareholders have agreed that, before the closing of the transactions, they will not solicit, initiate or encourage inquiries or proposals, or participate in discussions or negotiations, about competing transactions meeting certain criteria (although an Agreement Shareholder can, in his or her capacity as a Katy director or officer, take any action permitted under the New Purchase Agreement).

   The 2,480,000 shares subject to being voted in accordance with the New Voting Agreement represent approximately 29.5% of Katy's common stock as of June 2, 2001.

   A copy of the New Voting Agreement is attached as Annex D to this Proxy Statement. You should read the entire New Voting Agreement.

Revised Terms of the Convertible Preferred Stock

   The complete text of the proposed amendment to Katy's Restated Certificate of Incorporation (as revised by the New Purchase Agreement), which establishes the convertible preferred stock, is included in this Supplement as Annex C. You should read Annex C in its entirety.

   The revised certificate of amendment establishing the convertible preferred stock authorizes 1,200,000 shares of convertible preferred stock, par value $100 per share (rather than 600,000 shares of convertible preferred stock, as set forth in the Proxy Statement). Each share of convertible preferred stock is convertible, at the holder's option, into 16.67 shares of common stock (rather than 12.5 shares of common stock, as set forth in the Proxy Statement). Further, under the revised certificate of amendment, the holder of the convertible preferred stock will be entitled to receive payment-in-kind dividends (that is, dividends in the form of additional shares of Katy convertible preferred stock) at a rate of 15% per annum (compounded annually) for three years and five months following the closing of the transactions with Purchaser. During the three-year and five-month period, the holder of the convertible preferred stock will receive an additional 431,555 shares of convertible preferred stock.

   If the 700,000 shares of convertible preferred stock to be purchased by Purchaser at closing are converted, Purchaser will receive 11,666,666 shares of common stock, which would represent 58.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion. Upon the conversion of the additional 431,555 shares of convertible preferred stock issued through the payment-in-kind dividend right, Purchaser will receive an additional 7,192,598 shares of Katy common stock. The shares of common stock issuable on the conversion of the convertible preferred stock issued to Purchaser at closing, together with the shares of common stock issuable on the conversion of the convertible preferred stock issuable to Purchaser through the payment-in-kind dividend right, would represent 69.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion.

Use of Proceeds

   Under the terms of the revised transactions with Purchaser, Purchaser will acquire 700,000 shares of convertible preferred stock at a price of $100 per share. The gross proceeds from the sale will be $70 million. Katy expects to use these funds, together with the proceeds of the new $140 million secured loan facility, to refinance its existing bank debt (approximately $155 million), to partially redeem a third party's preferred interest in a Katy subsidiary for approximately $10 million and to pay approximately $9 million towards the transaction costs of the transactions with Purchaser. The costs of the transactions with Purchaser include expenses such as financing fees (in connection with the refinancing), professional fees (including those incurred by Purchaser), printing costs and the transaction fee payable to Kohlberg.

Changes to the Related Transactions

 The Tender Offer

   Purchaser has terminated the Tender Offer in accordance with the terms of the Termination Agreement. A copy of the Termination Agreement is attached as Annex E to this Proxy Statement. You should read the entire Termination Agreement.

   The termination of the Tender Offer enabled the Purchaser to increase its equity infusion into Katy. The Purchaser has agreed to increase its investment in Katy convertible preferred stock from $40 million to $70 million.

 Bankers Trust Credit Facility

   Bankers Trust Company has entered into a new commitment letter with Purchaser to provide Katy with up to $140,000,000 of senior secured term and revolving loan facilities, consisting of a term loan of up to $30,000,000 (rather than $40,000,000 under the initial commitment letter) and a revolving loan of up to $110,000,000 upon consummation of the Amended Preferred Stock Purchase.

   In light of the $10 million reduction in the amount of the term loan, annual amortization of the term loan has been reduced to $6,000,000. In addition, the condition to Bankers Trust Company's obligation to fund the commitment that no material adverse change in Katy have occurred since December 31, 1999 has been changed so that any such material adverse change would be measured from December 31, 2000.

Background of the Revised Transaction

   On April 25, 2001, Purchaser commenced the Tender Offer and filed its Tender Offer Statement on Schedule TO with the SEC. That day, Katy filed the Proxy Statement and its Solicitation/Recommendation Statement on Schedule 14D-9. The parties commenced mailing of the Tender Offer Statement, Proxy Statement and Solicitation/Recommendation Statement on April 25, 2001.

   On April 25, 2001, C. Michael Jacobi, who Purchaser has proposed be appointed Chief Executive Officer of Katy upon the closing of the recapitalization, met with members of Katy's senior management to discuss Katy's latest operating results. At that meeting, members of the management for Katy's maintenance group indicated to Mr. Jacobi that sales for April for the maintenance group (which includes Katy's Contico and Wilen subsidiaries) were expected to be substantially below plan and that sales for 2001 as a whole would also be below plan. Katy management also informed Mr. Jacobi that sales for April at Katy's GC Waldom and Woods Canada subsidiaries were expected to be below plan.

   Following the commencement of the Tender Offer, Purchaser and its counsel (with the assistance of representatives of Katy) continued to work with Bankers Trust Company and its counsel to put in place a credit agreement prior to the initial expiration of the Tender Offer on June 5, 2001.

   In early May 2001, in a telephone conversation with Robert M. Baratta, the Chief Executive Officer of Katy, Christopher Lacovara, an authorized manager of Purchaser, expressed concern about Katy's deteriorating financial condition and noted that Katy's financial condition could make it difficult to complete the proposed financing with Bankers Trust Company. Mr. Lacovara also indicated that, based on his review of the draft sale agreement relating to Hamilton that had been provided to him, he did not feel that Katy would meet the condition in the original Purchase Agreement relating to the sale of Hamilton for proceeds, net of retained liabilities, of $20 million.

   On May 7, 2001, representatives of Katy delivered to Purchaser the final results for the first quarter of 2001 and the preliminary earnings and sales results for April 2001. While earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first quarter were in line with the forecasts given to Mr. Jacobi on April 16 and April 17, the preliminary results for April indicated a shortfall of approximately $515,000 from the EBITDA forecasts for April and $2,303,950 from the sales forecasts for April implied in the forecasts given to Mr. Jacobi on April 16 and April 17.

   On May 8, 2001, Mr. Baratta and Mr. Lacovara discussed by telephone Katy's financial results, as well as the terms of the proposed sale of Hamilton. Mr. Lacovara advised Mr. Baratta that Purchaser was re-evaluating the Tender Offer and Preferred Stock Purchase in light of Katy's operating results for the first quarter and Katy's preliminary operating results for April 2001. Mr. Lacovara advised Mr. Baratta that Purchaser believed one or more of the conditions to the Tender Offer and Preferred Stock Purchase may not be satisfied at the expiration date of the Tender Offer and that consequently, Purchaser was considering alternative courses of action to be negotiated with Katy, including among other things, an increase in the size of its preferred stock investment in Katy, a decrease in the preferred stock conversion price and a decrease in the number of shares of

Katy common stock and price per share to be purchased pursuant to the Tender Offer. Mr. Lacovara specifically referred both to the condition relating to the sale of Hamilton and to Katy's deteriorating financial condition.

   On May 8, 2001, Katy issued a press release announcing its results for the first quarter of 2001, reporting a net loss of $8,372,000 or $1.00 per diluted share, compared to net income of $645,000, or $.08 per diluted share, in the first quarter of 2000. The first quarter of 2001 results included unusual charges totaling $6,188,000 after-tax, or $0.74 per share. The May 8 press release reported the concerns expressed by Mr. Lacovara in his telephone call with Mr. Baratta of earlier that day.

   On May 11, 2001, Mr. Lacovara sent to Katy a term sheet setting out a proposal to amend the terms of the Preferred Stock Purchase and Tender Offer. Under the terms of Purchaser's proposal, Purchaser would purchase a maximum of 2,000,000 shares of Katy common stock in the Tender Offer (rather than 2,500,000) for an offer price of $5.00 (rather than $8.00). Further, Purchaser would invest in 600,000 (rather than 400,000) shares of convertible preferred stock, par value $100, for a total investment in preferred stock totaling $60 million (rather than $40 million). Each share of convertible preferred stock would have a conversion price of $5.50 per share (rather than $8.00 per share). The Purchaser proposal also provided for a payment-in-kind dividend rate of 15% per annum (compounded annually) for the life of the convertible preferred stock (which is non-callable by Katy for 20 years). Under the Purchaser proposal, the condition relating to the sale of Hamilton would be eliminated.

   On May 14, 2001, the Board of Directors met with representatives of Bear Stearns and Debevoise & Plimpton. At that meeting, representatives of Katy's senior management updated the Board of Directors on Katy's operating results and prospects, including the prospects of obtaining stand-alone financing without an equity contribution. The Board of Directors authorized representatives of Katy management to negotiate the terms of the revised proposal with Purchaser and to discuss with Bear Stearns its proposed engagement to opine on the fairness of the Purchaser proposal.

   On May 16, 2001, Mr. Baratta and Stephen P. Nicholson, the Chief Financial Officer of Katy, met with representatives of Purchaser (including Mr. Lacovara) to discuss the Purchaser proposal. Messrs. Baratta and Nicholson requested, among other things, that both the proposed Tender Offer price and the conversion price for the convertible preferred stock be increased, and that the payment-in-kind dividend right be eliminated or limited in its duration. At the conclusion of the meeting, Mr. Lacovara agreed to limit the term of the payment-in-kind dividend right on the convertible preferred stock to three years, but said that Purchaser would not increase the proposed Tender Offer price or the conversion price of the convertible preferred stock. At the May 16 meeting, Mr. Lacovara indicated that Purchaser's proposal was based on the expectation that Katy's EBITDA for 2001 would be $28.2 million and on the understanding that operating results for May and June of 2001 would be below the April 16 and 17 forecasts. Mr. Lacovara agreed that the $28.2 million EBITDA number would be the benchmark against which Katy material adverse changes would need to be measured.

   On May 18, 2001, representatives of Hunton & Williams delivered to Debevoise & Plimpton an initial draft of the proposed amendments to the Purchase Agreement. On May 22, 2001, representatives of Debevoise & Plimpton, on behalf of Katy, delivered to Hunton & Williams comments on the initial draft of the proposed amendments to the Purchase Agreement.

   On May 23, 2001, Mr. Lacovara informed Mr. Baratta that, while Bankers Trust Company was still interested in providing financing to Katy upon the closing of the transactions with Purchaser, Bankers Trust had proposed reducing the maximum amount of the financing to $130,000,000 from $150,000,000, in light of Katy's operating results for the first quarter and for April 2001. Mr. Lacovara indicated that Katy and Purchaser would need to find a way to recover the reduction in post-closing liquidity resulting from the reduced loan amount. Various alternatives were discussed. Mr. Lacovara suggested further restructuring the transaction to eliminate the tender offer component altogether and to increase Purchaser's investment in convertible preferred stock from $60 million to $70 million.

   On May 24, 2001, the Board of Directors met with representatives of Bear Stearns and Debevoise & Plimpton to review the status of discussions with respect to Purchaser's proposal and the proposed amendments to the Purchase Agreement. At that meeting, representatives of Katy's senior management gave a further update of information about Katy's operating results and prospects. The Board of Directors authorized Katy management to consider proposals made by Purchaser to improve liquidity in light of the reduced loan amount (including the possible elimination of the Tender Offer) and to continue negotiations with Purchaser on the proposed amendments to the Purchase Agreement.

   On May 25, 2001, Messrs. Baratta and Nicholson discussed with Mr. Lacovara the remaining issues to the entering into of a revised transaction, including possible changes to the structure of the transaction to resolve the liquidity concern. The parties tentatively determined to proceed with negotiation of a transaction, subject to Katy board approval, the receipt of a fairness opinion from Bear Stearns, and mutually acceptable documentation, on the basis of a further revision to the terms, under which the Tender Offer would be terminated and the size of Purchaser's equity infusion would rise to $70 million (700,000 shares of convertible preferred stock at $100 per share). Further, each share of convertible preferred stock would have a conversion price of $6.00 per share (rather than $5.50 per share) and the payment-in-kind dividend right on the convertible preferred stock would be extended by five months to three years and five months.

   On May 29, 2001, representatives of Hunton & Williams delivered to Debevoise & Plimpton an initial draft of the New Purchase Agreement. On May 30, 2001, representatives of Debevoise & Plimpton, on behalf of Katy, delivered to Hunton & Williams comments on the initial draft of the New Purchase Agreement. On May 31, 2001, representatives of Hunton & Williams delivered to Debevoise & Plimpton an initial draft of the proposed termination agreement in connection with the Purchase Agreement and an initial draft of the New Voting Agreement.

   On May 25 and May 30, 2001, Messrs. Baratta and Nicholson discussed with representatives of Bankers Trust Company the status of the proposed financing.

   During the period from May 29, 2001 to May 31, 2001, representatives of Katy and its legal advisers finalized the terms of the New Purchase Agreement and Termination Agreement with representatives of Purchaser and its legal advisers. During this period, representatives of the Agreement Shareholders negotiated the terms of the New Voting Agreement with representatives of Purchaser.

   On May 31, 2001, a revised draft of the New Purchase Agreement was prepared and distributed to the Board of Directors. A new commitment letter from Bankers Trust Company to refinance the existing loans of Katy on a secured basis was also distributed to the Board of Directors.

   On June 1, 2001, the Board of Directors met with representatives of Debevoise & Plimpton to review the legal documentation in connection with the proposed transactions with Purchaser and to receive a further update from Katy's senior management about Katy's operating results and prospects.

   On June 2, 2001 the Board of Directors met again with representatives of Bear Stearns and Debevoise & Plimpton. At that meeting, Bear Stearns presented its updated financial analysis to the Board of Directors and delivered to the Board of Directors its oral opinion, later confirmed in writing, to the effect that, as of that date, and subject to the matters stated in the opinion, the Amended Preferred Stock Purchase was fair to Katy from a financial point of view. Following further discussion and deliberation, the Board of Directors of Katy, by the unanimous vote of all directors present (Mr. Andrews was not present): (i) approved the New Purchase Agreement, the Amended Preferred Stock Purchase and the other transactions contemplated by the New Purchase Agreement,
(ii) determined that the terms of the Amended Preferred Stock Purchase were fair to and in the best interests of Katy's stockholders, (iii) approved amendments to Katy's Restated Certificate of Incorporation to authorize 1,200,000 shares of convertible preferred stock (having the terms contemplated by the New Purchase Agreement, including the payment-in-kind dividend right) and to increase the number of shares of common stock Katy is authorized to issue from 25,000,000 to 35,000,000 and recommended that they be submitted to the stockholders for approval, and (iv) adopted amendments to Katy's by-laws to give effect to the corporate governance provisions in the New Purchase Agreement.

   The parties executed and delivered the New Purchase Agreement, the Termination Agreement and the New Voting Agreement as of June 2, 2001. On June 3, 2001, Katy and the Purchaser issued a press release announcing these events.

   We have included projections in this section of the Supplement solely because such projections were furnished to Purchaser in the course of the discussions that led to the execution of the New Purchase Agreement. The inclusion of such projections should not be regarded as an indication that Katy, Purchaser or any other person who received such information considers it a reliable prediction of future events, and Purchaser has informed Katy that it has not relied (nor should any other person rely) on them as such.

   Katy's internal financial forecasts (upon which the projections provided to Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

   The projections given to Purchaser are based on estimates and assumptions made by Katy's management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond the control of Katy, Purchaser or their respective advisors. These projections were prepared by Katy's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Preferred Stock Purchase or the Amended Preferred Stock Purchase. Risks and uncertainties faced by Katy are discussed in greater detail in Katy's periodic filings with the SEC. Also, many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to Katy's businesses) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less than those contained in the projections.

   None of Katy, Purchaser or any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. In addition, the projections given to Purchaser were not prepared in accordance with generally accepted accounting principles, and neither Katy's nor Purchaser's independent accountants has examined or compiled any of the projections or expressed any conclusion or provided any other form of assurance with respect to the projections and accordingly assume no responsibility for these projections. The projections given to Purchaser were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the projections in the Supplement should not be regarded as a representation that the projected results will be achieved. These projections should be read in conjunction with Katy's historical financial information.

Factors Considered by the Board of Directors

   The Board of Directors has approved the New Purchase Agreement and the Amended Preferred Stock Purchase and recommends that stockholders approve the Amended Preferred Stock Purchase.

   The material factors that the Board of Directors considered in connection with the New Purchase Agreement and the Amended Preferred Stock Purchase are described below. Except as noted below, the Board considered the following factors to be positive factors supporting its determination that the Amended Preferred Stock Purchase is fair to, and in the best interests of, the stockholders. The material positive factors the Board considered were:

     (1) Katy's liquidity and financial strength will increase as a result of Purchaser's $70 million cash infusion and from the borrowing availability under the new credit facility with Bankers Trust Company, which would not have been provided unless Katy entered into the New Purchase Agreement and the transactions contemplated by the New Purchase Agreement.

     (2) The conversion price ($6.00 per share of common stock) of the convertible preferred stock exceeds the market value of Katy's common stock anticipated by the Board of Directors, if Katy did not proceed with the transactions with Purchaser.

     (3) The Amended Preferred Stock Purchase will decrease the percentage of Katy's capitalization that consists of debt.

     (4) Katy's sales and income have declined since the date that the Purchase Agreement was signed, as have the expectations of Katy's management for EBITDA for 2001.

     (5) Kohlberg Investors IV, L.P. has executed a new commitment letter to fund Purchaser with $70 million in equity financing and Purchaser has agreed to proceed with its investment in Katy convertible preferred stock.

     (6) Bear Stearns has delivered its oral opinion and supporting analysis, delivered to the Board of Directors at the June 2, 2001 meeting and later confirmed in writing, that, as of the date of such opinion, and subject to the matters stated in the opinion, the Amended Preferred Stock Purchase was fair from a financial point of view to Katy.

     (7) It is expected that, unless the transactions with Purchaser are completed and Katy's existing bank debt is refinanced, Katy on June 30, 2001 will be in violation of financial covenants of the existing credit agreement. Further, on June 30, 2001, a $16.8 million tranche of Katy's existing credit agreement will expire and Katy will be required to repay all amounts outstanding under such tranche (and will not have a facility to back-up or issue letters of credit). If the transactions with Purchaser are not completed, considering the current market environment, a substantial risk exists that Katy will be unable to obtain further waivers of the covenant violation under the existing credit agreement, that Katy will be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit agreement, and that Katy will be unable to repay the amounts outstanding under the $16.8 million tranche when it expires on June 30, 2001. If Katy is unable to refinance its existing bank loans, the entire amount under the existing credit agreement could be declared due and payable not later than June 30, 2001.

     (8) The Board of Directors believes that Katy would have difficulty securing alternative sources of equity or mezzanine debt financing to cover the expected shortfall in any replacement financing for Katy's existing credit agreement, if available, from the amount owing under the existing credit agreement.

     (9) Katy's Board of Directors did not believe any of the alternatives that it believed might be available to Katy--in particular, seeking to refinance its existing indebtedness on an asset-backed basis or negotiating with Katy's existing lenders (with or without bankruptcy court protection) or selling component businesses--were as favorable to Katy's stockholders as the Amended Preferred Stock Purchase.

     (10) The terms of the Amended Preferred Stock Purchase were the product of arm's length negotiation between Katy and Purchaser and Katy's Board of Directors believed they were the most advantageous terms available to Katy for a transaction with Purchaser under the circumstances.

     (11) In the New Purchase Agreement, Purchaser has agreed to vote any shares of common stock owned by it in favor of the election of the three continuing non-Kohlberg directors for a period of five years after the closing of the transactions with Purchaser, and, in the event of the resignation, removal or death of one or more of the three continuing non-Kohlberg directors, will vote in favor of the nominee or nominees designated by the remaining continuing non-Kohlberg director or directors.

     (12) The changes to the conditions in the Purchase Agreement increase the likelihood that the transactions with Purchaser will be completed. Specifically, the condition relating to the sale of Hamilton has been eliminated, and the condition relating to the absence of changes having a material adverse effect has been amended to cover only the absence of changes following June 2, 2001, the effective date of the New Purchase Agreement.

     (13) The Board of Directors expects that Katy and its stockholders would benefit from Kohlberg's managerial assistance and support and the services of C. Michael Jacobi, who Purchaser has proposed be appointed Chief Executive Officer of Katy following closing. Kohlberg has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance.

   The Board also considered the following negative factors in making its determination. You should consider these in deciding whether to vote for the Amended Preferred Stock Purchase:

     (14) The issuance of the convertible preferred stock will dilute the holdings of Katy's existing stockholders even more than would have been the case under the original Purchase Agreement. Following the closing of the transactions with Purchaser under the New Purchase Agreement, existing stockholders will hold a lesser proportion of common equity (calculated on a fully diluted basis). If the 700,000 shares of convertible preferred stock to be purchased by Purchaser are converted, Purchaser will receive 11,666,666 shares of common stock, which would represent 58.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion. Over the three-year five-month life of the payment-in-kind dividend right, Katy will issue to Purchaser an additional 431,555 shares of convertible preferred stock. Upon the conversion of such additional convertible preferred stock, Purchaser will receive an additional 7,192,598 shares of Katy common stock. The shares of common stock issuable on the conversion of the convertible preferred stock issued to Purchaser at closing, together with the shares of common stock issuable on the conversion of the convertible preferred stock issuable to Purchaser through the payment-in-kind dividend right, would represent 69.2% of the outstanding shares of common stock, calculated on a fully diluted basis (excluding outstanding options) after giving effect to the conversion.

     (15) If the Amended Preferred Stock Purchase and the conversion of all of the convertible preferred stock issuable to Purchaser (at closing and through the payment-in-kind dividend right) were to have occurred as of December 31, 2000, these issuances would have had the pro forma effect of reducing the book value per share of common stock from $17.91 to $8.11.

     (16) The holders of the convertible preferred stock will have preferential rights on distributions if Katy is liquidated, which means that holders of common stock will not receive any distribution on liquidation until the holders of the convertible preferred stock receive their liquidation preference. Under the New Purchase Agreement, Purchaser will receive 700,000 shares of convertible preferred stock at closing (rather than 400,000 shares under the original Purchase Agreement), and will receive an additional 431,555 shares of convertible preferred stock under the payment-in-kind dividend right over the three-year five-month period of the payment-in-kind dividend right.

   The Board of Directors believed that, on balance, the possible benefits to Katy stockholders from the positive factors outweighed the possible detriments from the negative factors summarized above.

   In view of the variety of factors considered, the Board of Directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the above factors considered or determine that any factor was of particular importance in reaching its determination. Rather, the Board of Directors views this belief as to the net benefits from the Amended Preferred Stock Purchase and its recommendation to Katy stockholders as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Amended Preferred Stock Purchase on the stockholders compared to any reasonably available alternative transaction.

Opinion of Bear Stearns

 Overview

   At the June 2, 2001 meeting of Katy's Board of Directors, Bear Stearns presented the analysis of its opinion and then delivered its oral opinion, subsequently confirmed in writing, that, as of June 2, 2001, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the Amended Preferred Stock Purchase is fair, from a financial point of view, to Katy.

   THE FULL TEXT OF THE FAIRNESS OPINION DATED JUNE 2, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY BEAR STEARNS IN RENDERING ITS FAIRNESS OPINION, IS ATTACHED AS ANNEX A TO THIS DOCUMENT. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION WAS DELIVERED TO THE KATY BOARD OF DIRECTORS FOR ITS USE IN CONNECTION WITH ITS CONSIDERATION OF THE AMENDED PREFERRED STOCK PURCHASE AND ADDRESSES ONLY, AS OF THE DATE OF THE FAIRNESS OPINION, THE FAIRNESS OF THE AMENDED PREFERRED STOCK PURCHASE FROM A FINANCIAL POINT OF VIEW, TO KATY. THE FAIRNESS OPINION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO THE BOARD OF DIRECTORS OF KATY OR TO ANY STOCKHOLDER OF KATY AS TO HOW TO VOTE THEIR SHARES OF COMMON STOCK OF KATY. THE FAIRNESS OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF THE BOARD OF DIRECTORS OF KATY TO RECOMMEND THE AMENDED PREFERRED STOCK PURCHASE TO KATY OR THE UNDERLYING BUSINESS DECISION OF KATY TO ENTER INTO THE NEW PURCHASE AGREEMENT, THE RELATIVE MERITS OF THE AMENDED PREFERRED STOCK PURCHASE AS COMPARED TO ANY ALTERNATIVE BUSINESS STRATEGIES THAT MIGHT EXIST FOR KATY OR THE EFFECTS OF ANY OTHER TRANSACTION IN WHICH KATY MIGHT ENGAGE. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION.

   The terms of the Amended Preferred Stock Purchase and the form of the consideration were determined by arm's-length negotiations between Katy and Purchaser and were not based on any recommendation by Bear Stearns. Katy did not provide specific instructions or impose any limitations on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

 Bear Stearns Opinion

   In connection with rendering its opinion, Bear Stearns, among other things:

  . reviewed a draft of the New Purchase Agreement dated May 31, 2001
    (including the terms of the convertible preferred stock as set forth in the form of amendment to Katy's Certificate of Incorporation attached to the New Purchase Agreement as Exhibit C);

  . reviewed a draft of the New Voting Agreement dated May 31, 2001;

  . reviewed a commitment letter from Kohlberg Investors IV, L.P. to Katy dated May 29, 2001, relating to the Amended Preferred Stock Purchase;

  . reviewed the commitment letter from Bankers Trust Company to Purchaser dated March 29, 2001 ("Commitment Letter");

  . reviewed Katy's Annual Reports to Shareholders and Annual Reports on Form
    10-K for the years ended December 31, 1998 through 2000, its Quarterly Report on Form 10-Q for the period ended March 31, 2001, its Proxy Statement on Schedule 14A dated March 31, 2000, its Report on Form 8-K dated January 15, 1999 and its Report on Form 8-K/A dated March 22, 1999;

  . reviewed the Amended and Restated Credit Agreement dated as of December
    11, 1998, among Katy, Bank of America National Trust and Savings Association, as Administrative Agent and Issuing Bank, La Salle National Bank, as Managing Agent, and the other financial institutions party thereto;

  . reviewed certain operating and financial information, including (i) the most up-to-date projections on a standalone basis provided to Bear Stearns by Katy's management for the seven years ended December 31, 2007 relating to Katy's business and prospects ("Standalone Projections") and
    (ii) projections on a pro forma basis (after consummation of the transactions contemplated by the Amended Preferred Stock Purchase) provided to Bear Stearns by Katy's management for the seven years ended December 31, 2007 after discussions with Purchaser and C. Michael Jacobi, Purchaser's senior management designee, regarding their business plan for Katy ("Pro Forma Projections");

  . met with certain members of Katy's senior management to discuss Katy's business, operations, historical and projected financial results and future prospects;

  . met, along with certain members of Katy's senior management, with certain members of Purchaser and C. Michael Jacobi, Purchaser's senior management designee, to discuss Katy's business, operations, historical and projected financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volumes of the shares of common stock of Katy;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Katy;

  . reviewed the terms of selected precedent merger and acquisition transactions of, and investment transactions involving, companies which Bear Stearns deemed generally comparable to Katy and the Amended Preferred Stock Purchase;

  . performed discounted cash flow analyses based on the Standalone
    Projections and Pro Forma Projections for Katy furnished to Bear Stearns by the management of Katy;

  . reviewed the pro forma financial results, financial condition and capitalization of Katy giving effect to the Amended Preferred Stock Purchase and the refinancing contemplated by the Commitment Letter; and

  . conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

   Bear Stearns has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Standalone Projections and the Pro Forma Projections, provided to it by Katy. With respect to Katy's Standalone Projections and the Pro Forma Projections, Bear Stearns has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Katy (after discussions, in the case of the Pro Forma Projections, with Purchaser and C. Michael Jacobi, as appropriate), as to the expected future performance of Katy. Bear Stearns does not assume any responsibility for the independent verification of any such information, the Standalone Projections or the Pro Forma Projections provided to it, and it has further relied upon the assurances of the senior management of Katy (after discussions, in the case of the Pro Forma Projections, with Purchaser and C. Michael Jacobi, as appropriate) that they are unaware of any facts that would make the information, the Standalone Projections or the Pro Forma Projections provided to Bear Stearns incomplete or misleading.

   In arriving at its opinion, Bear Stearns has taken into account, with Katy's consent, the risks inherent in Katy's current business plans, including the view of the senior management of Katy that in the current capital markets environment there exists a risk that Katy would be unable in the future to obtain continued waivers of the defaults under its current credit facility and that Katy would be unable to obtain, on reasonable terms, financing necessary to replace its current credit facility. Bear Stearns has also considered (i) that, according to the senior management of Katy, (a) no other potential investor or acquiror has made any investment or acquisition proposal to Katy since November 6, 2000 (the date of the public announcement by Katy that it was exploring its strategic alternatives, including the possible sale of Katy, and that it was in discussions with a potential purchaser relating to a possible purchase of Katy), March 2, 2001 (the date of the public announcement by Katy that it was engaged in discussions with a potential purchaser of a substantial equity position in Katy) or May 8, 2001 (the date of the public announcement by Katy that Purchaser was re-evaluating the prior transaction agreement between Katy and Purchaser) and (b) the prospects for obtaining access to additional financing in the public or private capital markets are limited, (ii) the potential positive impact on the common stock of Katy of new senior management,
(iii) Katy's recent financial performance, current financial condition and future prospects and (iv) the potential negative impact on the price of the common stock of Katy in the absence of the Amended Preferred Stock Purchase or another similar extraordinary transaction in view of the Standalone Projections.

   In arriving at its opinion, Bear Stearns has not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Katy, nor has Bear Stearns been furnished with any such appraisals. In connection with its engagement, Bear Stearns was not requested to, and it did not, solicit third party indications of interest involving an investment in, a recapitalization of, or acquisition of all or part of, Katy. Bear Stearns assumed that the Amended Preferred Stock Purchase and the refinancing contemplated by the Commitment Letter will be consummated in a timely manner and in accordance with the terms of the New Purchase Agreement and the Commitment Letter without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Katy.

   Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Katy may trade subsequent to the announcement of the Amended Preferred Stock Purchase and the refinancing contemplated by the Commitment Letter or as to the price or range of prices at which the shares of common stock of Katy may trade subsequent to the consummation of the Amended Preferred Stock Purchase and the refinancing contemplated by the Commitment Letter.

 Summary of Analysis

   The following is a brief summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of its opinion.

   In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Katy and Purchaser. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. In addition, as described above, the Bear Stearns opinion was one among several factors taken into consideration by the Katy Board of Directors in making its determination to approve the Amended Preferred Stock Purchase.

   Historical Stock Price Performance of Katy. Bear Stearns reviewed the trading volume and price history of Katy's common stock on the New York Stock Exchange for the period from June 1, 2000 through June 1, 2001 and for the period from May 31, 1996 through June 1, 2001. Bear Stearns also reviewed the relationship between movements in the closing prices of Katy's common stock, the S&P 500 Index and an index of other selected industrial companies (see Comparable Company Analysis below) for the period from June 1, 2000 through June 1, 2001 and for the period from May 31, 1996 through June 1, 2001. Bear Stearns noted that Katy's common stock had underperformed the S&P 500 Index for the period from June 1, 2000 through June 1, 2001 and for the period from May 31, 1996 through June 1, 2001. Additionally, Bear Stearns noted that Katy's common stock had underperformed the index of other selected industrial companies for the period from June 1, 2000 through June 1, 2001 and for the period from May 31, 1996 through June 1, 2001.

   Comparative Analysis of Amended Preferred Stock Purchase Versus Status Quo. Bear Stearns reviewed certain operating and financial information, including the Standalone Projections and the Pro Forma Projections.

   Bear Stearns performed discounted cash flow analyses for Katy using the Standalone Projections and the Pro Forma Projections in order to determine ranges of equity values per share for Katy for comparative purposes. The discounted cash flow analysis using the Standalone Projections assumes the Amended Preferred Stock Purchase and the related transactions are not entered into and no other comparable transaction is entered into by Katy. In performing its theoretical discounted cash flow analysis, Bear Stearns calculated after-tax cash flows for the six and one-half year period commencing July 1, 2001, and ending on December 31, 2007. Katy's after-tax cash flows under the Standalone Projections were discounted to present value using discount rates ranging from 11.0% to 15.0%. Bear Stearns calculated a terminal value for Katy by applying to Katy's projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for 2007 a range of multiples of 5.0x to 6.0x. This analysis resulted in an implied reference range for the equity value of Katy of approximately ($2.96) per share to $3.25 per share with a midpoint of ($0.11) per share. The discounted cash flow analysis using the Pro Forma Projections assumes the Amended Preferred Stock Purchase and the related transactions are consummated. The after-tax cash flows under the Pro Forma Projections were similarly discounted to present value using discount rates ranging from 11.0% to 15.0% and terminal EBITDA multiples of 5.0x to 6.0x. This analysis resulted in an implied reference range for the equity value of Katy of approximately $3.82 per share to $6.55 per share with a midpoint of $5.08 per share.

   Bear Stearns noted that the theoretical discounted cash flow analysis was highly dependent on growth rates and margin assumptions relating to the underlying projections and that such projections were difficult to forecast due to the rapidly changing nature of Katy's business plan and the capital markets climate. Consequently, Bear Stearns observed that the resulting discounted cash flow valuation is inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, the availability of sufficient capital, the cost of such capital and assessing EBITDA multiples in the final year of the projection period.

   Bear Stearns performed discounted future stock price analyses for Katy using the Standalone Projections and the Pro Forma Projections in order to determine ranges of equity values per share of Katy common stock for comparative purposes. The discounted future stock price analysis using the Standalone Projections assumes the Amended Preferred Stock Purchase and the related transactions are not entered into and no other comparable transaction is entered into by Katy. In performing its theoretical discounted future stock price analysis using the Standalone Projections, Bear Stearns calculated a range of projected stock prices by using Katy's estimated EBITDA figure ending December 31, 2003 and applying a range of enterprise value/forward EBITDA multiples. Bear Stearns used a range of enterprise value/forward EBITDA multiples of 4.0x to 5.0x. Katy's projected stock prices were discounted to present value using equity discount rates ranging from 15.0% to 19.0%. The analysis resulted in an implied reference range for the equity value of approximately ($1.55) per share to $2.11 per share with a midpoint of $0.23 per share. The discounted future stock price analysis using the Pro Forma Projections assumes the Amended Preferred Stock Purchase and the related transactions are consummated. The estimated EBITDA figure ending December 31, 2003 under the Pro Forma Projections was similarly applied to a range of enterprise value/forward EBITDA multiples of 4.0x to 5.0x and discounted to present value using equity discount rates ranging from 15.0% to 19.0%. This analysis resulted in an implied reference range for the equity value of approximately $2.68 per share to $4.25 per share with a midpoint of $3.44 per share.

   Bear Stearns noted that the theoretical discounted future stock price analysis was highly dependent on growth rates and margin assumptions relating to the underlying projections and that such projections were difficult to forecast due to the rapidly changing nature of Katy's business plan and the capital markets climate. Consequently, Bear Stearns observed that the resulting discounted future stock price valuation is inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, Katy's required rate of return on equity and enterprise value/forward EBITDA multiples.

   Valuation of the Company's Unaffected Stock Price per Share Absent a Transaction. As part of its review and analysis, Bear Stearns estimated the potential effects on the common stock of Katy absent a transaction with Purchaser or another comparable transaction in light of Katy's recent operating performance. To calculate an estimated unaffected stock valuation absent a transaction, Bear Stearns applied a range of multiples of enterprise value/latest twelve month ("LTM") EBITDA and enterprise value/estimated Fiscal 2001 EBITDA. Bear Stearns selected a range of enterprise value/LTM EBITDA and enterprise value/estimated Fiscal 2001 EBITDA multiples of 5.25x to 6.25x based on its review of the following: (i) an analysis of Katy's historical enterprise value/LTM EBITDA multiples, (ii) an analysis of certain publicly traded companies deemed by Bear Stearns to be generally comparable to Katy (see Comparable Company Analysis below) and (iii) an analysis of certain mergers and acquisition transactions of comparable companies deemed by Bear Stearns to be generally comparable to Katy (see Selected Mergers and Acquisition Transactions of Comparable Companies below). This analysis resulted in an implied reference range for the common stock of Katy of approximately $0.00 per share to approximately $2.50 per share with a midpoint of $1.25.

   In arriving at this conclusion, Bear Stearns considered the following factors, among others: (i) Katy has posted a record of declining revenues and operating cash flow and net losses during the past fiscal year and for the first quarter of Fiscal 2001, (ii) Bear Stearns has been informed by Katy's senior management that (a) Katy's financial prospects for full year Fiscal 2001 remain negative and (b) a substantial risk exists that Katy will be unable to continue to obtain waivers of the default under its current credit facility in the future and that Katy will be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit facility, (iii) the US stock market has tended to punish companies for lack of growth and negative earnings surprises and (iv) the apparent lack of an alternative transaction, given that no other potential investor or acquiror has made any investment or acquisition proposal to Katy since November 6, 2000 (the date of the public announcement by Katy that it was exploring its strategic alternatives, including the possible sale of Katy, and that it was in discussions with a potential purchaser relating to a possible purchase of Katy), March 2, 2001 (the date of the public announcement by Katy that it was engaged in discussions with a potential purchaser of a substantial equity position in Katy) or May 8, 2001 (the date of the public announcement by Katy that Purchaser was re-evaluating the prior transaction agreement between Katy and Purchaser).

   Precedent Canceled Transactions. Bear Stearns analyzed and summarized three transactions which were canceled due to lower than expected operating performance. The three canceled transactions Bear Stearns reviewed were: (i) Verizon Communication Inc.'s proposed merger of its high-speed internet business with NorthPoint Communications Group, Inc., (ii) the Carlyle Group, Madison Dearborn Partners, Bear Stearns Merchant Banking and members of Res-Care, Inc. management's proposed acquisition of Res-Care, Inc. and (iii) Blackstone Group, L.P.'s proposed acquisition of The Kroll-O'Gara Company (collectively, the "Precedent Canceled Transactions").

   Bear Stearns noted that none of the Precedent Canceled Transactions were identical to the Amended Preferred Stock Purchase and that, accordingly, any analysis of the Precedent Canceled Transactions necessarily involved complex considerations and judgments concerning differences in transaction structures, financial and operating characteristics of the issuing corporation and other factors that would necessarily affect the terms of the Amended Preferred Stock Purchase versus the terms of the Precedent Canceled Transactions. Notwithstanding the numerous and significant differences between the Amended Preferred Stock Purchase and the Precedent Canceled Transactions, this analysis provided a useful illustration of the effects of canceled transactions due to lower operating performance on a company's common stock price.

   Calculation of Effective Change of Control Price per Share and
Multiples. Bear Stearns considered each aspect of the Amended Preferred Stock Purchase in its calculation of the change of control price. The components of the Amended Preferred Stock Purchase include: (i) Purchaser's $70.0 million purchase ($67.0 million net of $3.0 million in transaction fees paid to Purchaser at the closing of the Amended Preferred Stock Purchase) of newly-issued convertible preferred stock and (ii) the newly-issued convertible preferred stock is convertible at $6.00 per share and carries a payment-in-kind divided at a rate of $15.0%, compounded annually, for a period of three years and five months. Given these facts, the resulting effective conversion price per share of convertible preferred stock is $3.55 per share (assuming Purchaser holds the convertible preferred stock for the full three years and five months and will, therefore, hold approximately 18.9 million as-converted fully diluted common shares). Based on the terms of the Amended Preferred Stock Purchase, Bear Stearns calculated an enterprise value/LTM EBITDA multiple of 6.5x at the effective change of control value per share of $3.55 per share.

   Comparable Company Analysis. Bear Stearns analyzed selected historical and projected operating information, stock market performance data and valuation multiples for Katy and compared this data to that of certain publicly traded companies deemed by Bear Stearns to be generally comparable to Katy. Bear Stearns compared, among other things, (i) enterprise value/LTM EBITDA, (ii) enterprise value/LTM earnings before interest and taxes, referred to as EBIT,
(iii) market value/LTM net income and (iv) closing stock price/2001 estimated earnings per share, referred to as EPS. All multiples were based on closing stock prices for the comparable companies on June 1, 2001, and LTM is as of March 31, 2001.

                          Comparable Trading Multiples

                                          Enterprise
                                           Value/LTM     Market
                                          -----------  Value/LTM   Price/2001
                                          EBITDA EBIT  Net Income Estimated EPS
                                          ------ ----  ---------- -------------
Chart Industries, Inc...................   7.3x  11.2x    35.5x        17.3x
The Middleby Corporation................   3.9    5.0     11.6         10.0
Myers Industries, Inc...................   5.8    9.8     14.0         12.1
Park-Ohio Holdings Corporation..........   6.5    9.5      7.4           NA
Standex International Corporation.......   6.0    7.4     10.3           NA
Harmonic Mean(1)........................   5.6x   7.9x    12.0x       12.5x
Katy @ Effective Change of Control Price
 per Share(2)...........................   6.5x  25.6x     Neg          Neg

--------
(1) Harmonic mean represents the reciprocal of the arithmetic mean of reciprocals.
(2) Multiples represent the effective conversion price on the $70.0 million convertible preferred investment (i.e., $6.00 per share conversion accretes for three years and five months at a rate of 15.0% compounded annually) less the $3.0 million transaction fee that Purchaser will receive when the transaction closes (see Calculation of Effective Change of Control Price per Share and Multiples above).

   It should be noted that companies with financial challenges, similar to Katy, would be expected to trade at multiples close to the bottom end of the range of comparable companies. Additionally, Katy's LTM EBITDA margin of 5.9% is lower than that of all of the comparable companies. Companies with LTM EBITDA margins materially below the comparable companies would be expected to trade at multiples close to the bottom end of the range.

   No company utilized in the peer group comparison is identical to Katy, and, accordingly, Bear Stearns' analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors which would necessarily affect the relative trading values of Katy compared to the companies to which Katy was compared.

   Selected Mergers and Acquisition Transactions of Comparable Companies. Using publicly available information, Bear Stearns reviewed the purchase prices and implied transaction multiples paid or proposed to be paid in 24 selected transactions. The following 14 transactions were selected because the target company's businesses were deemed by Bear Stearns to be generally comparable to one or more of Katy's businesses with respect to growth, profitability or relevant transaction size:

                        Comparable Business Transactions

                                                                  Announcement
Target Company                   Acquiring Company                    Date
--------------                   -----------------                ------------
L.E. Mason Company               Thomas & Betts Corporation        09/01/1999
Easco Inc.                       Caradon PLC                       07/28/1999
Belden Inc. (Cord Products
 Division)                       Volex Group PLC                   04/22/1999
Noma Industries Limited          General Chemical Group, Inc.      03/01/1999
American Safety Razor Company    J.W. Childs Associates            02/15/1999
Contico International, Inc       Katy Industries, Inc.             09/08/1998
Newell Plastics                  Home Products International Inc.  08/03/1998
Tenex Corporation (Consolidated
 Storage Line)                   Home Products International Inc.  08/03/1998
Wilen Companies, Inc.            Katy Industries, Inc.             06/03/1998
Sun Coast Industries, Inc.       Kerr Group, Inc.                  01/28/1998
PureTec Corporation              Tekni-Plex Inc.                   11/12/1997
Seymour Housewares               Home Products International Inc.  11/11/1997
Tamor Corporation                Home Products International Inc.  11/04/1996
GC Thorsen, Inc.                 Katy Industries, Inc.             03/14/1995

   The following 10 transactions were selected because the target companies were diversified industrial micro-cap companies that Bear Stearns deemed to be generally comparable to Katy, given their size and diverse industrial profile and because each was acquired by a financial sponsor, similar to Purchaser:

                 Diversified Industrial Micro-Cap Transactions

                                                                        Announcement
 Target Company                               Acquiring Company             Date
 --------------                               -----------------         ------------
 Cascade Corporation                          Lift Technologies,         10/19/2000
                                               Inc./TD Capital Group
                                               Ltd./Ontario Municipal
                                               Employees Retirement
                                               Board
                                              Heartland Industrial
 Simpson Industries, Inc.                     Partners, LP               09/29/2000
 General Bearing Corporation                  Management Group           07/14/2000
 U.S. Can Corporation                         Berkshire Partners         03/22/2000
 Jason Inc.                                   Saw Mill Capital, LLC      01/31/2000
 Transportation Technologies Industries, Inc. Management Group           12/14/1999
 Gleason Corporation                          Vestar Capital Partners    12/09/1999
 Autocam Corporation                          Aurora Capital Group       11/06/1999
 Synthetic Industries, Inc.                   Investcorp SA              11/05/1999
 Citation Corporation                         Kelso & Company            06/24/1999

   Bear Stearns compared, among other things, (i) enterprise value/LTM EBITDA,
(ii) enterprise value/LTM EBIT and (iii) equity value/LTM net income. All multiples were based on implied enterprise values and implied equity values of each proposed transaction and LTM is based upon the most recently available financial statements as of the announcement date of each proposed transaction.

                 Selected Mergers and Acquisition Transactions
                            of Comparable Companies

                                                 Enterprise
                                                  Value/LTM
                                                 -----------  Equity Value/LTM
                                                 EBITDA EBIT     Net Income
                                                 ------ ----  ----------------
Comparable Business Transactions:
  Harmonic Mean(1)..............................  6.5x   9.7x       13.0x
Diversified Industrial Micro-Cap Transactions:
  Harmonic Mean(1)..............................  5.9    9.0        13.0
All Selected Mergers and Acquisition
 Transactions of Comparable Companies:
  High..........................................  9.0   16.2        25.3
  Harmonic Mean(1)..............................  6.2    9.3        13.0
  Low...........................................  5.2    6.2         6.8
Katy @ Effective Change of Control Price per
 Share(2).......................................  6.5x  25.6x        Neg

--------
(1) Harmonic mean represents the reciprocal of the arithmetic mean of reciprocals.
(2) Multiples represent the effective conversion price on the $70.0 million convertible preferred investment (i.e., $6.00 per share conversion accretes for three years and five months at a rate of 15.0% compounded annually) less the $3.0 million transaction fee that Purchaser will receive when the transaction closes (see Calculation of Effective Change of Control Price per Share and Multiples above).

   It should be noted that a number of the 14 transactions involving a target company with a business deemed generally comparable to one or more of Katy's businesses were consummated at multiples above the Katy transaction. This is not unexpected for the following reasons: (i) all of these transactions were strategic in nature, and strategic transactions typically yield synergistic benefits to the acquirer, (ii) all of the transactions were consummated in better economic environments than exist today and (iii) Katy is experiencing a number of financial challenges that were not present in a majority of the target companies. Additionally, a number of the 10 transactions involving target companies that were diversified industrial micro-cap companies were consummated at multiples above the Katy transaction. This is not unexpected for the following reasons: (i) all of the transactions were consummated by financial buyers in significantly better financing environments, (ii) all of the transactions were consummated in better economic environments than exist today and (iii) Katy is experiencing a number of financial challenges that were not present in the majority of the target companies.

   Bear Stearns noted that none of the transactions reviewed were identical to the Amended Preferred Stock Purchase. Bear Stearns further noted that the analysis of mergers and acquisition transactions of comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Katy as compared to the acquisition value of any other comparable company in general and the transactions above in particular.

   Theoretical Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis for Katy using the Standalone Projections in order to determine a range of equity values per share for Katy. Projected financial data for Katy was based on estimates provided to Bear Stearns by Katy's management assuming the Amended Preferred Stock Purchase and the related transactions are not entered into and no other comparable transaction is entered into by Katy. In performing its theoretical discounted cash flow analysis, Bear Stearns calculated after-tax cash flows for the six and one-half year period commencing July 1, 2001, and ending on December 31, 2007. Katy's cash flows were discounted to present value using discount rates ranging from 11.0% to 15.0%. Bear Stearns calculated a terminal value for Katy by applying to Katy's projected EBITDA for 2007 a range of multiples of 5.0x to 6.0x. This analysis resulted in an implied reference range for the equity value of approximately ($2.96) per share to $3.25 per share with a midpoint of ($0.11) per share.

   Bear Stearns noted that the theoretical discounted cash flow analysis was highly dependent on growth rates and margin assumptions relating to the underlying projections and that such projections were difficult to forecast due to the rapidly changing nature of Katy's business plan and the capital markets climate. Consequently, Bear Stearns observed that the resulting discounted cash flow valuation is inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, the availability of sufficient capital, the cost of such capital and assessing EBITDA multiples in the final year of the projection period.

   Leveraged Buyout Analysis. Bear Stearns conducted two leveraged buyout analyses for Katy using the Standalone Projections assuming a 100% acquisition of Katy's common stock by a generic financial buyer using the following two financing scenarios: (i) traditional cash flow financing and (ii) asset-based financing. Projected financial data for Katy was based on estimates provided to Bear Stearns by Katy's management. Bear Stearns noted that the proposed transaction did not involve a 100% acquisition of the outstanding common stock of Katy. Bear Stearns further considered Katy's recent financial performance, the current state of the financing markets and the required rates of return for participants in the financial buyer community. Bear Stearns noted that a leveraged buyout under the traditional cash flow financing scenario was not a viable alternative for Katy given Katy's recent financial performance and the current state of the financing markets and that such theoretical alternative would result in an implied value per share equal to approximately ($2.75) per share. Bear Stearns further noted that a leveraged buyout under the asset-based financing scenario was not a viable alternative for Katy given Katy's recent financial performance and the current state of the financing markets and that such theoretical alternative would result in an implied value per share equal to approximately ($3.50) per share. Bear Stearns noted that the leveraged buyout analysis was not material to its conclusion.

   Theoretical Discounted Future Stock Price Analysis. Bear Stearns performed a discounted future stock price analysis for Katy using the Standalone Projections in order to determine a range of equity values per share of Katy common stock. In calculating its theoretical discounted future stock price, Bear Stearns calculated a range of projected stock prices by using Katy's estimated EBITDA figure ending December 31, 2003 and applying a range of enterprise value/forward EBITDA multiples. Bear Stearns used a range of enterprise value/forward EBITDA multiples of 4.0x to 5.0x. Katy's projected stock prices were discounted to present value using discount rates ranging from 15.0% to 19.0%. The analysis resulted in an implied reference range for the equity value of approximately ($1.55) per share to $2.11 per share with a midpoint of $0.23.

   Bear Stearns noted that the theoretical discounted future stock price analysis was highly dependent on growth rates and margin assumptions relating to the underlying projections and that such projections were difficult to forecast due to the rapidly changing nature of Katy's business plan and the capital markets climate. Consequently, Bear Stearns observed that the resulting discounted future stock price valuation is inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, Katy's required rate of return on equity and enterprise value/forward EBITDA multiples.

 Other Considerations

   The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Bear Stearns did not form any opinions as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns, at Katy's direction and with Katy's consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Bear Stearns, Katy and Purchaser. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold.

   Bear Stearns was retained by Katy based upon its qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estates, corporate and other purposes. In the ordinary course of business, Bear Stearns may actively trade the equity and/or debt securities of Katy for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to an engagement letter, Katy agreed to pay to Bear Stearns a total fee of $750,000 payable to Bear Stearns upon its rendering of its fairness opinion to Katy's Board of Directors. In addition, Katy agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the Amended Preferred Stock Purchase including the reasonable fees of and disbursements to its legal counsel. Katy has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Information about Purchaser

   Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors, IV, L.P. and Kohlberg Partners IV, L.P. have committed to fund Purchaser with $70 million (rather than $60 million under the initial terms) to enable it to complete the Amended Preferred Stock Purchase.

    PROPOSAL 2--TO AUTHORIZE 1,200,000 SHARES OF CONVERTIBLE PREFERRED STOCK

   The disclosure under the heading "To Authorize 600,000 Shares of Convertible Preferred Stock" in the Proxy Statement is supplemented as follows:

General

   On June 2, 2001, the Board of Directors approved an amendment to Katy's Restated Certificate of Incorporation, subject to the stockholders' authorization and adoption, to authorize 1,200,000 shares of convertible preferred stock. The full text of the amendment is included as Annex C to this Supplement.

   No shares of preferred stock are currently authorized or outstanding. Katy must authorize the convertible preferred stock in order to create the convertible preferred stock, to consummate the Amended Preferred Stock Purchase and to pay the payment-in-kind dividends contemplated under the revised terms of the convertible preferred stock. The terms of the convertible preferred stock are more fully described in the section entitled "Terms of the Convertible Preferred Stock" in the Proxy Statement, as supplemented by the disclosure under "Revised Terms of the Convertible Preferred Stock" in this Supplement. We are asking Katy shareholders to authorize 1,200,000 shares of convertible preferred stock at this time (rather than just (1,131,555), in order to afford flexibility in the event that Katy needed to obtain additional financing through the sale of additional convertible preferred stock. Katy is not contemplating additional convertible preferred stock financing at this time.

Required Vote

   Under Delaware law, an amendment to Katy's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of Katy's outstanding stock entitled to vote at the Annual Meeting. Approval of this proposal is contingent on stockholders approving Proposal 1 (the Preferred Stock Purchase), Proposal 3 (establishing a classified Board of Directors) and Proposal 6 (increasing the number of shares of common stock that Katy is authorized to issue).

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MATTERS SET FORTH IN PROPOSAL 2 AND BELIEVES THAT THEY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF KATY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

            PROPOSAL 3--ESTABLISHING A CLASSIFIED BOARD OF DIRECTORS

   The section entitled "Required Vote" under the heading "Proposal 3-- Establishing a Classified Board of Directors" in the Proxy Statement is supplemented as follows:

   With the addition of Proposal 6, which is a new condition to the completion of the transactions with Purchaser, approval of Proposal 3 will also be contingent on the stockholders approving Proposal 6 (increasing the number of shares of common stock Katy is authorized to issue).

                       PROPOSAL 4--ELECTION OF DIRECTORS

   The section entitled "Nominees" under the heading "Proposal 4--Election of Directors" is amended and restated in its entirety to reflect the addition of Proposal 6, as follows:

   "Katy's business is managed under the direction of its Board of Directors. There are currently nine directors. Stockholders will elect nine directors at the Annual Meeting to serve for a one year term ending at the time of the 2002 annual meeting or, if stockholders adopt Proposals 1, 2 ,3 and 6, for the staggered terms specified below.

   If stockholders approve Proposal 1, Proposal 2, Proposal 3 and Proposal 6, the persons named in the accompanying proxy intend to vote the shares represented by the proxy for the classification of the nine nominees identified below into two classes and their election to serve as Katy directors for the terms set forth below until their successors are elected and qualified.

   Nominees for Election Whose Terms Will Expire 2002 (Class I):

     C. Michael Jacobi
     Robert M. Baratta
     Daniel B. Carroll
     Wallace E. Carroll, Jr.

   Nominees for Election Whose Terms Will Expire 2003 (Class II):
     Christopher Anderson
     William F. Andrews
     Samuel P. Frieder
     James A. Kohlberg
     Christopher Lacovara

   If stockholders defeat Proposal 1, Proposal 2, Proposal 3 or Proposal 6, the persons named in the accompanying proxy intend to vote in favor of the current directors of Katy to serve for a term of one year and until their successors are elected and qualified. Accordingly, a vote against Proposal 1, Proposal 2, Proposal 3 or Proposal 6 should be considered a vote against the above nominees and in favor of the current directors of Katy. The current directors of Katy are: William F. Andrews, Robert M. Baratta, Amelia M. Carroll, Daniel B. Carroll, Wallace E. Carroll, Jr., Arthur R. Miller, Charles W. Sahlman, Jacob Saliba and Glenn W. Turcotte.

   If a nominee who has expressed an intention to serve if elected fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee designated by the Board of Directors. For information concerning the nominees for director and the current directors, see "Information Concerning Directors and Executive Officers," "Security Ownership of Management" and "Security Ownership of Certain Beneficial Owners" in the Proxy Statement. Nominations are made in order to provide that directors are divided into two classes, as nearly equal in number as possible.

   As described in the section entitled "Corporate Governance" on page 8 of the Proxy Statement, under the Purchase Agreement Purchaser has the right to nominate five directors for election at the Annual Meeting, subject to their election by the holders of common stock present in person or by proxy and voting at the Annual Meeting. Christopher Anderson, William F. Andrews, Samuel
P. Frieder, James A. Kohlberg and Christopher Lacovara are the Purchaser's nominees. In addition, Purchaser has proposed C. Michael Jacobi, the prospective Chief Executive Officer if the transactions with Purchaser are completed, to serve as director as well. It is a condition of Purchaser's obligations under the Amended Preferred Stock Purchase that stockholders elect the Purchaser's nominees at the Annual Meeting.

   Christopher Anderson, Samuel P. Frieder, James A. Kohlberg and Christopher Lacovara, as well as C. Michael Jacobi, have indicated that they will not stand for election if stockholders defeat any of Proposal 1, Proposal 2, Proposal 3 or Proposal 6. If stockholders defeat Proposal 1, Proposal 2, Proposal 3 or Proposal 6, the persons named in the proxy intend to vote for the current directors.

   If stockholders approve Proposals 1, 2, 3 and 6, and the Kohlberg nominees and Mr. Jacobi are elected to the Board of Directors in accordance with this Proposal 4, but the Amended Preferred Stock Purchase does not close in accordance with the terms of the Purchase Agreement as amended, the Kohlberg nominees and Mr. Jacobi have indicated that they will immediately resign from the Board of Directors. The remaining directors are expected to fill the vacancies from the other members of the current Board of Directors.

   It is anticipated that Mr. Jacobi will become the Chief Executive Officer of Katy effective upon closing. While no employment contract has been entered into with Mr. Jacobi, there is a written understanding between Purchaser and Mr. Jacobi that his annual base salary would be $500,000 with an annual bonus of up to $200,000. In addition, Mr. Jacobi would be entitled to severance benefits providing for continuing salary payments for (i) a period of one year in the event of an involuntary termination other than for cause or (ii) for a period of two years in the event of an involuntary termination as a result of or within six months following a change in control (which is defined as (i) a sale of 100% of the Company's outstanding capital stock, (ii) a sale of all or substantially all of Katy's operating assets, or (iii) a transaction or transactions in which any third party acquires a stock ownership greater than that held by Purchaser and in which persons nominated by Purchaser cease to constitute a majority of Katy's Board). As Chief Executive Officer, Mr. Jacobi would also be granted options to purchase 650,000 shares of Katy's common stock which would have an estimated exercise price of $6.00. The options would vest ratably over three years, subject to the achievement of annual performance goals. All options would be subject to accelerated vesting in the event of a sale of Katy or a change in control (as defined above). Mr. Jacobi would also be paid a bonus of $50,000 on commencement of employment. Purchaser intends to submit to Katy's Board for approval the employment of Mr. Jacobi, commencing on the closing of the transactions with Purchaser, in accordance with these terms. Purchaser has conditioned its understanding with Mr. Jacobi upon approval by Katy's Board following approval of Proposals 1, 2, 3 and 6."

Information Concerning Directors and Executive Officers

   The first paragraph in the section entitled "Information Concerning Directors and Executive Officers--Nominees" under the heading "Proposal 4-- Election of Directors" in the Proxy Statement is revised to reflect the addition of Proposal 6, as follows:

   "The following table shows information about the nominees to Katy's Board of Directors who are not currently Katy directors. Such persons, all of whom have been proposed by Kohlberg, are the Board's nominees subject to stockholders first approving Proposal 1, Proposal 2, Proposal 3 and Proposal 6. Kohlberg also proposed Mr. Andrews, a current Katy director. Mr. Andrews is a nominee to the Board irrespective of whether stockholders approve Proposal 1, Proposal 2, Proposal 3 and Proposal 6. All the Kohlberg nominees have been nominated as Class II directors. In addition, Robert M. Baratta, Daniel B. Carroll and Wallace E. Carroll, Jr., each of whom are current directors, are also nominees to the Board irrespective of whether stockholders approve Proposal 1, Proposal 2, Proposal 3 and Proposal 6. If stockholders do not approve Proposal 1, Proposal 2, Proposal 3 and Proposal 6, the Board's nominees are the current Katy directors, information on whom is set out below under "Current Directors", and not the following nominees."

   The first paragraph in the section entitled "Information Concerning Directors and Executive Officers--Current Directors" under the heading "Proposal 4--Election of Directors" is revised to reflect the addition of Proposal 6, as follows:

   "The following table shows information about the current Katy directors. William F. Andrews, Robert M. Baratta, Daniel B. Carroll and Wallace E. Carroll, Jr. are nominees to the Board irrespective of whether Proposal 1, Proposal 2, Proposal 3 and Proposal 6 are approved. Amelia M. Carroll, Arthur
R. Miller, Charles W. Sahlman, Jacob Saliba and Glenn W. Turcotte are nominees to the Board only if Proposal 1, Proposal 2, Proposal 3 or Proposal 6 have not been approved."

   The section entitled "Information Concerning Directors and Executive Officers--Executive Officers" under the heading "Proposal 4--Election of Directors" in the Proxy Statement is revised to delete references to Michael H. Kane and William J. Wagner, who, effective May 11, 2001, are no longer officers or employees of Katy.

             PROPOSAL 5--RATIFICATION OF THE APPOINTMENT OF ARTHUR
                ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF KATY

   The section entitled "Audit Fees" under the heading "Proposal 5-- Ratification of the Appointment of Arthur Andersen LLP as the Independent Auditors of Katy" in the Proxy Statement is supplemented as follows:

   Arthur Andersen LLP has billed Katy aggregate fees of $317,500 for professional services rendered for the audit of Katy's annual financial statements for the fiscal year 2000 and the review of the financial statements included in Katy's Forms 10-Q filed during fiscal year 2000. There are no additional amounts that remain to be billed in connection with these services.

    PROPOSAL 6--TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

   As a result of changes to the terms of the transactions with Purchaser, we are asking Katy stockholders to consider an additional proposal at the Annual Meeting.

   On June 2, 2001, the Board of Directors approved an amendment to Katy's Restated Certificate of Incorporation, subject to the stockholder's authorization and adoption, to increase the number of shares of common stock that Katy is authorized to issue from 25,000,000 to 35,000,000.

   Katy must authorize the additional common stock so that the convertible preferred stock to be issued to Purchaser on the closing of the transactions with Purchaser and during the potential three year and five month life of the payment-in-kind dividend right, may be converted. As of May 14, 2001, there were 8,393,483 shares of Katy common stock outstanding. The issuance of the shares of common stock issuable on the conversion of the convertible preferred stock issued to Purchaser at closing (11,666,666) and the issuance of the shares of common stock issuable on the conversion of the convertible preferred stock issuable to Purchaser through the payment-in-kind dividend right (7,192,598), would increase the total number of shares of common stock outstanding to 27,252,747. We are asking Katy shareholders to authorize an additional 10,000,000 shares of common stock at this time (rather than just 2,252,747), in order to satisfy existing commitments under stock options that Katy has granted and to afford flexibility in the event that Katy needed to issue additional shares under its employee stock option program or to provide incentive compensation to consultants.

   The complete text of the proposed amendment to Katy's Restated Certificate of Incorporation is attached as Annex C. You should read Annex C in its entirety.

Required Vote

   Under Delaware law, an amendment to Katy's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of Katy's outstanding stock entitled to vote at the Annual Meeting. Approval of this proposal is contingent on stockholders approving Proposal 1 (the Preferred Stock Purchase), Proposal 2 (the authorization of the convertible preferred stock) and Proposal 3 (establishing a classified Board of Directors).

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MATTERS SET FORTH IN PROPOSAL 6 AND BELIEVES THAT THEY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF KATY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL 6.

                     INFORMATION ABOUT KATY STOCK OWNERSHIP

   The sections entitled "Outstanding Shares", "Security Ownership of Certain Beneficial Owners", and "Security Ownership of Management" under the heading "Information about Katy Stock Ownership" in the Proxy Statement are each amended and restated in their entirety as follows, to provide information as of May 14, 2001:

Outstanding Shares

   The shares of common stock are the only outstanding class of Katy voting securities. As of May 14, 2001, there were 8,393,483 shares of Katy common stock outstanding and 397,325 options to acquire shares of common stock exercisable within the next 60 days.

Security Ownership of Certain Beneficial Owners

   The following table and notes show, as of May 14, 2001, information on the beneficial ownership of those persons or entities (including certain members of the family of Wallace E. Carroll, former Chairman of Katy's board, since deceased (the "Carroll Family")), and related persons and entities, who are known to Katy to be the beneficial owners of more than 5% of the shares of common stock. The notes below the table describe the nature of that beneficial ownership. Unless otherwise indicated, the nature of beneficial ownership is that of sole voting power and sole investment power. In calculating percentages for a given person, shares for which such person has the right to acquire beneficial ownership within 60 days (e.g., through exercising options) are deemed to be outstanding. The following table does not reflect the entering into by the Agreement Shareholders and Purchaser of the Voting Agreement or New Voting Agreement. The New Voting Agreement is described on page 8-9 of the Supplement .

                                          Amount and Nature of        Percent
Name and Address Of Beneficial Owner      Beneficial Ownership Notes  of Class
------------------------------------      -------------------- ------ --------
Wallace E. Carroll, Jr. and the WEC Jr.
 Trusts..................................      3,126,767       (1)(2)  35.6%
 c/o CRL, Inc.
 6300 S. Syracuse Way, Suite 300
 Englewood, CO 80111

Amelia M. Carroll and the WEC Jr.
 Trusts..................................      3,152,767       (1)(3)  35.9%
 c/o CRL, Inc.
 6300 S. Syracuse Way, Suite 300
 Englewood, CO 80111

Dimensional Fund Advisors, Inc. .........        590,800          (4)   6.7%
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401

GAMCO Purchasers, Inc. ..................      1,243,200          (5)  14.1%
 One Corporate Center
 Rye, NY 10580-1434

Gabelli Funds, LLC.......................        502,700          (6)   5.7%
 One Corporate Center
 Rye, NY 10580-1434

--------
(1) Wallace E. Carroll, Jr., Denis H. Carroll, Barry J. Carroll and Lelia Carroll are the four children of Wallace E. Carroll and Lelia H. Carroll. Wallace E. Carroll, Jr. is a Katy director. Daniel B. Carroll, who is also a Katy director, is the first cousin of each of the four children of Wallace E. Carroll and Lelia H. Carroll. Amelia M. Carroll is a Katy director and the spouse of Wallace E. Carroll, Jr. In February 1996, members of the Carroll Family reorganized their jointly held family assets. The reorganization resulted in, among other things, the individual reallocation of shares they formerly held jointly. The amounts shown above for Carroll Family members reflect the reorganization, and do not reflect multiple counting of shares (except for Wallace E. Carroll, Jr. and Amelia M. Carroll who are husband and wife).

(2) Wallace E. Carroll, Jr. directly holds 180,239 shares and options to acquire 12,000 shares. He is a trustee of trusts for his and his descendants' benefit (the "WEC Jr. Trusts") which collectively hold 805,215 shares. He and certain of the WEC Jr. Trusts own all the outstanding shares of CRL, Inc. which holds 2,073,436 shares. He is also a trustee of the Wallace Foundation which holds 32,910 shares. Wallace E. Carroll, Jr. also reports that he beneficially owns 8,729 shares and options to acquire 10,000 shares directly owned by his wife Amelia M. Carroll, and 4,238 shares held by a "rabbi trust" for him and his wife in connection with the Katy Industries, Inc. Directors' Deferred Compensation Plan.

(3) Amelia M. Carroll directly holds 8,729 shares and options to acquire 10,000 shares. She is a trustee of the WEC Jr. Trusts which collectively own 805,215 shares, and the Wallace Foundation which holds 32,910 shares. Wallace E. Carroll, Jr. and certain of the WEC Jr. Trusts own all the outstanding shares of CRL, Inc. which holds 2,073,436 shares. Amelia M. Carroll is also trustee of trusts for Lelia Carroll and her descendants' benefit holding 26,000 shares in the aggregate. Amelia M. Carroll also reports that she beneficially owns 180,239 shares and options to acquire 12,000 shares directly owned by her husband Wallace E. Carroll, Jr., and 4,238 shares held by a "rabbi trust" for her and her husband in connection with the Katy Industries, Inc. Directors' Deferred Compensation Plan.

(4) Information obtained from Schedule 13G dated February 2, 2001 filed by Dimensional Fund Advisors, Inc. for the calendar year 2000.

(5) Information obtained from Schedule 13D/A dated September 28, 2000 filed by Gabelli Asset Management, Inc. ("GAMI"). According to that Schedule 13D/A, GAMCO Purchasers, Inc. ("GAMCO") holds these shares as agent, and Mario Gabelli, Gabelli Group Capital Partners, Inc. ("Gabelli Partners") and GAMI are deemed to beneficially own these shares. Also according to that
     Schedule 13D/A, GAMCO has the sole power to vote (or direct the vote) and sole power to dispose (or to direct the disposition) of these shares except that (i) it does not have authority to vote 1,000 of the shares, and (ii) the power of Mario Gabelli, GAMI and Gabelli Partners is indirect with respect to these shares.

(6) Information obtained from Schedule 13D/A dated September 28, 2000 filed by GAMI. According to that Schedule 13D/A, Gabelli Funds, LLC ("Gabelli Funds") holds these shares as agent, and Mario Gabelli, Gabelli Partners and GAMI are deemed to beneficially own these shares. Also according to that Schedule 13D/A, Gabelli Funds has the sole power to vote (or direct the vote) and sole power to dispose (or to direct the disposition) of these shares, except that (i) Gabelli Funds has sole dispositive and voting power with respect to shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Katy and, in that event, each Fund's Proxy Voting Committee is to vote that Fund's shares, (ii) under special circumstances, each Fund's Proxy Voting Committee may take and exercise in its sole discretion the entire voting power with respect to the shares held by that Fund, and (iii) the power of Mario Gabelli, GAMI and Gabelli Partners is indirect with respect to these shares.

Security Ownership of Management

   The following table shows, as of May 14, 2001, the number of shares of common stock that directors and certain executive officers beneficially own, and that directors and executive officers as a group own. Unless otherwise indicated, the nature of beneficial ownership is that of sole voting power and sole investment power. In calculating percentages, shares for which a person has the right to acquire beneficial ownership within 60 days (e.g., through exercising options) are deemed to be outstanding.

                                 Amount and Nature of                 Percent
Name                             Beneficial Ownership      Notes      of Class
----                             -------------------- --------------- --------
William F. Andrews..............         17,000             (1)            *
Robert M. Baratta...............         53,293           (4)(5)           *
Amelia M. Carroll...............      3,152,767           (1)(2)        35.9%
Daniel B. Carroll...............         19,000             (1)            *
Wallace E. Carroll, Jr. ........      3,126,767           (1)(2)        35.6%
Michael H. Kane.................          4,336           (4)(5)           *
Arthur R. Miller................         95,923             (3)          1.1%
John R. Prann, Jr. .............         91,228           (4)(5)           *
Charles W. Sahlman..............         31,145           (1)(5)           *
Jacob Saliba....................         24,649           (1)(5)           *
Glenn W. Turcotte...............         84,985           (4)(5)           *
Roger G. Engle..................         23,095           (4)(5)           *
Larry D. Hudson.................         16,128           (4)(5)           *
Stephen P. Nicholson............         40,424           (4)(5)           *
All directors and executive
 officers of Katy as a group
 (15 persons)...................      3,653,974       (1)(2)(3)(4)(5)   41.6%

--------
 *  Indicates 1% or less

(1) Includes, for each individual, currently exercisable nonqualified stock options to acquire shares granted to each non-employee director under the Katy Industries, Inc. Non-employee Director Stock Option Plan:

       William F. Andrews................................................ 12,000
       Amelia M. Carroll................................................. 10,000
       Daniel B. Carroll................................................. 12,000
       Wallace E. Carroll, Jr. .......................................... 12,000
       Charles W. Sahlman................................................ 12,000
       Jacob Saliba...................................................... 12,000

(2) Includes shares deemed beneficially owned by Wallace E. Carroll, Jr. and Amelia M. Carroll in their capacity as trustees of certain trusts for the benefit of members of the Wallace E. Carroll, Jr. family. (See notes (2) and (3) under "Security Ownership of Certain Beneficial Owners.") Amounts shown for Amelia M. Carroll and Wallace E. Carroll, Jr., reflect multiple counting of shares where more than one of them is a trustee of a particular trust and is needed to report beneficial ownership of shares that these trusts hold.

(3) Arthur R. Miller holds 31,031 shares directly and options to acquire 47,000 shares exercisable within 60 days, and 17,892 shares held in a "rabbi trust" in connection with the Katy Industries, Inc. Supplemental Retirement and Deferral Plan. Arthur R. Miller is a trustee of trusts for the benefit of Denis H. Carroll and his descendants holding 360,620 shares in the aggregate. He disclaims beneficial ownership of the shares that the trusts beneficially own. Effective March 19, 2001 he resigned from his position as a director of CRL, Inc. and as a trustee of trusts for the benefit of Wallace E. Carroll, Jr. and his descendants.

(4) Includes, for each individual, options to acquire the following number of shares within 60 days:

       Glenn W. Turcotte................................................. 53,000
       Robert M. Baratta................................................. 34,000
       Roger G. Engle.................................................... 17,400
       Larry D. Hudson................................................... 12,125
       Michael H. Kane...................................................  3,875
       Stephen P. Nicholson.............................................. 13,500

(5) Includes shares beneficially owned by each individual, which are held by a "rabbi trust" in connection with either the Katy Industries, Inc. Supplemental Retirement and Deferral Plan or the Directors' Deferred Compensation Plan:

       Robert M. Baratta.................................................  3,957
       Michael H. Kane...................................................     86
       John R. Prann..................................................... 31,832
       Charles W. Sahlman................................................ 15,645
       Jacob Saliba......................................................  7,433
       Glenn W. Turcotte.................................................  8,485
       Roger C. Engle....................................................  1,694
       Larry D. Hudson...................................................  1,003
       Stephen P. Nicholson..............................................  8,660

                             EXECUTIVE COMPENSATION

   The disclosure under the heading "Executive Compensation" in the Proxy Statement is supplemented as follows:

Termination of Employment, Change of Control and Other Arrangements

   In connection with his termination as Vice President, Maintenance--Retail as of May 11, 2001, Katy has offered to pay Michael H. Kane one (1) year's base salary of $275,000, which would be payable in accordance with Katy's otherwise applicable payroll practices, provided that Mr. Kane enters into a separation and release agreement with Katy (the "Separation Agreement") which would provide for, among other things, a general release of claims, and customary confidentiality and non-solicitation provisions. Under the Separation Agreement, Mr. Kane would also receive a payment of $103,125 if the transactions contemplated by the Purchase Agreement are consummated within 180 days of May 11, 2001, which would be payable in lump sum within 60 days of the consummation of the transactions contemplated by the Purchase Agreement. Katy has also offered to pay up to $15,000 for standard outplacement services and the cost of health insurance continuation coverage for a period of up to 18 months. Under the terms of the Separation Agreement, Mr. Kane would also waive his rights under the bonus program relating to his "in the money" options and under the compensation and benefits assurance program approved and adopted by the Board of Directors on January 17, 1996.

   In connection with the Amended Preferred Stock Purchase, Katy currently intends to enter into transition services agreements with each of Arthur R. Miller and Stephen P. Nicholson. These agreements will generally provide for Messrs. Miller and Nicholson to transition their respective duties and responsibilities to certain individuals. The term of these agreements will commence on the date of the consummation of the transactions contemplated by the New Purchase Agreement and continue for no less than three months and no more than six months following the consummation of such transactions or December 14, 2001, whichever is earlier. During the term of these agreements, Messrs. Miller and Nicholson will remain entitled to receive the compensation and benefits that they currently are receiving pursuant to their employment arrangements with Katy. Upon the expiration of the term of the transition services agreement, Messrs. Miller and Nicholson shall be deemed to have terminated their employment with Katy for Good Reason (as defined under their respective severance agreements) and become entitled to receive the compensation and benefits specified under their respective severance agreements.

Directors' Compensation

   Directors may also participate in the Directors' Deferred Compensation Plan which became effective June 1, 1995 (the "Directors' Deferred Compensation Plan"). Under this Plan, a director may defer directors' fees, retainers and other compensation paid for services as a director until the later of the director's attainment of age 62 or ceasing to be a director. However, if the director's service terminates by reason of death or disability, or a "Change of Control" of Katy, any unpaid deferred amounts and any earnings thereon will be paid in lump sum within 30 days of such termination or change of control. Each director has 30 days before the beginning of a Plan Year (as defined in the Directors' Deferred Compensation Plan) in which to elect to participate in the Directors' Deferred Compensation Plan. Directors may invest these amounts in one or more investment alternatives offered by Katy. Directors may elect to receive distributions of deferred amounts in a lump sum or five annual installments.

   It is expected that the Kohlberg nominees to Katy's Board of Directors will not receive any director fees. Kohlberg has informed Katy that Kohlberg intends to propose an annual monitoring fee of $500,000 for investment banking and advisory services on an ongoing basis and in lieu of director fees for the Kohlberg designees. The proposed annual monitoring fee is described in the Proxy Statement in the section entitled "Information about the Purchase Agreement--Transaction and Monitoring Fee".

                      SUPPLEMENTARY FINANCIAL INFORMATION

   We are including in this Supplement unaudited Katy financial information for the first quarter of 2001. The financial statements (including the notes thereto) and the management's discussion and analysis of financial condition and results are in the form filed by Katy on May 15, 2001 as part of its Form 10-Q for the quarter ended March 31, 2001, and do not reflect developments since May 15, 2001, including developments relating to the New Purchase Agreement.

Financial Statements

                     KATY INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)
                                  (Unaudited)

                                     ASSETS

                             March 31,  December 31,
                               2001         2000
                             ---------  ------------
CURRENT ASSETS:
  Cash and cash
   equivalents.............. $  5,520     $  1,810
  Accounts receivable, net..   72,314       84,896
  Inventories...............   99,162      103,068
  Deferred income taxes.....    7,544        7,544
  Other current assets......    5,385        5,769
  Net current assets of
   operations to be disposed
   of.......................    3,829          941
                             --------     --------
    Total current assets....  193,754      204,028
                             --------     --------
OTHER ASSETS:
  Cost in excess of net
   assets acquired..........   37,997       39,500
  Other intangibles.........   46,329       47,214
  Miscellaneous.............    6,411        6,900
  Net noncurrent assets of
   operations to be disposed
   of.......................   16,761       16,471
                             --------     --------
    Total other assets......  107,498      110,085
                             --------     --------
PROPERTIES:
  Land and improvements.....    3,709        3,789
  Buildings and
   improvements.............   22,995       23,273
  Machinery and equipment...  168,576      166,414
                             --------     --------
  Accumulated depreciation..  (66,614)     (61,922)
                             --------     --------
    Net properties..........  128,666      131,554
                             --------     --------
    Total assets............ $429,918     $445,667
                             ========     ========


           See Notes to Condensed Consolidated Financial Statements.

                     KATY INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (Thousands of Dollars, Except Share Data)
                                  (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         March 31,  December 31,
                                                           2001         2000
                                                         ---------  ------------
CURRENT LIABILITIES:
  Accounts payable...................................... $ 46,347     $ 53,553
  Accrued compensation..................................    5,847        6,038
  Accrued expenses......................................   30,499       35,483
  Accrued interest and taxes............................    2,102        3,523
  Current maturities of indebtedness....................  147,066      133,067
  Dividends payable.....................................      --           629
                                                         --------     --------
  Total current liabilities.............................  231,861      232,293
                                                         --------     --------
LONG TERM DEBT, less current maturities--Note 3.........      754          771
                                                         --------     --------
OTHER LIABILITIES.......................................    7,015        7,609
                                                         --------     --------
EXCESS OF ACQUIRED NET ASSETS OVER COST, Net............    1,365        1,792
                                                         --------     --------
DEFERRED INCOME TAXES...................................   15,559       19,969
                                                         --------     --------
COMMITMENTS AND CONTINGENCIES--Note 4
PREFERRED INTEREST OF SUBSIDIARY........................   32,900       32,900
                                                         --------     --------
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; authorized 25,000,000
   shares; issued 9,822,204 shares......................    9,822        9,822
  Additional paid-in capital............................   51,127       51,127
  Accumulated other comprehensive income................   (4,321)      (2,757)
  Other adjustments.....................................     (444)        (518)
  Retained earnings.....................................  104,325      112,697
  Treasury stock, at cost, 1,428,146 and 1,427,446
   shares, respectively.................................  (20,045)     (20,038)
                                                         --------     --------
    Total stockholders' equity..........................  140,464      150,333
                                                         --------     --------
    Total liabilities and stockholders' equity.......... $429,918     $445,667
                                                         ========     ========

           See Notes to Condensed Consolidated Financial Statements.

                             KATY INDUSTRIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 2001 and 2000
            (Thousands of Dollars, Except Share and Per Share Data)
                                  (Unaudited)

                                                              2001      2000
                                                            --------  --------
Net sales.................................................. $115,635  $134,008
Cost of goods sold.........................................   88,042    92,237
                                                            --------  --------
Gross profit...............................................   27,593    41,771
Selling, general and administrative expenses...............   34,791    36,234
                                                            --------  --------
  Operating (loss) income..................................   (7,198)    5,537
Equity in loss of operations to be disposed of.............   (1,620)     (644)
Interest and other, net....................................   (3,402)   (3,246)
  (Loss) income before provision for income taxes and
   distributions on preferred interest of subsidiary.......  (12,220)    1,647
Benefit from (provision for) income taxes..................    4,276      (577)
  (Loss) income before distributions on preferred interest
   of subsidiary...........................................   (7,944)    1,070
Distributions on preferred interest of subsidiary (net of
 tax)......................................................     (428)     (425)
                                                            --------  --------
Net (loss) income.......................................... $ (8,372) $    645
                                                            ========  ========
Net (loss) income per share--Basic......................... $  (1.00) $   0.08
Net (loss) income per share--Diluted....................... $  (1.00) $   0.08
Weighted average shares outstanding
  Basic....................................................    8,394     8,416
                                                            ========  ========
  Diluted..................................................    8,394     8,426
                                                            ========  ========
Dividends paid per share--common stock..................... $  .0750  $  .0750


           See Notes to Condensed Consolidated Financial Statements.

                             KATY INDUSTRIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2001 and 2000
                             (Thousands of Dollars)
                                  (Unaudited)

                                                             2001      2000
                                                            -------  --------
Cash flows from operating activities:
  Net (loss) income........................................ $(8,372) $    645
  Depreciation and amortization............................   6,965     5,958
  Other, net...............................................  (4,842)  (13,787)
                                                            -------  --------
    Net cash flows used in operating activities............  (6,249)   (7,184)
                                                            -------  --------
Cash flows from investing activities:
  Payments for purchase of subsidiaries, net of cash
   acquired................................................              (121)
  Capital expenditures.....................................  (3,360)   (4,560)
  Proceeds from sale of assets.............................      18        11
  Collections of notes receivable..........................      74        89
                                                            -------  --------
    Net cash flows used in investing activities............  (3,268)   (4,581)
                                                            -------  --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt, net of
   repayments..............................................  13,982     4,982
  Payment of dividends.....................................    (629)     (631)
  Purchase of treasury shares..............................     --       (109)
  Other....................................................     --        181
                                                            -------  --------
    Net cash flows provided by financing activities........  13,353     4,423
                                                            -------  --------
Effect of exchange rate changes on cash and cash
 equivalents...............................................       7        (3)
Net decrease in cash and cash equivalents..................   3,843    (7,345)
Cash and cash equivalents, beginning of period.............   2,459    10,643
                                                            -------  --------
Cash and cash equivalents, end of period...................   6,302     3,298
Cash of discontinued operations and operations to be
 disposed of...............................................     782        31
                                                            -------  --------
Cash and cash equivalents of continuing operations......... $ 5,520  $  3,267
                                                            =======  ========


           See Notes to Condensed Consolidated Financial Statements.

                             KATY INDUSTRIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001

(1) Significant Accounting Policies

 Consolidation Policy

   The condensed financial statements include, on a consolidated basis, the accounts of Katy Industries, Inc. and subsidiaries in which it has a greater than 50% interest, collectively "Katy" or the "Company". All significant intercompany accounts, profits and transactions have been eliminated in consolidation. Investments in affiliates that are not majority owned and where the Company exercises significant influence are reported using the equity method. The condensed consolidated financial statements at March 31, 2001 and December 31, 2000 and for the three month periods ended March 31, 2001 and March 31, 2000 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial condition and results of operations. Interim figures are subject to year end audit adjustments and may not be indicative of results to be realized for the entire year. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Operations to be Disposed Of

   The historical operating result for the Company's investments in Savannah Energy Systems Company ("SESCO") and Sahlman Holding Company, Inc. ("Sahlman") are "Operations to be Disposed of"and have been segregated as "Equity in loss of operations to be disposed of" on the accompanying Condensed Consolidated Statements of Operations for all periods presented. The related assets and liabilities have been separately identified on the Condensed Consolidated Balance Sheets as "Net current assets of operations to be disposed of" and "Net noncurrent assets of operations to be disposed of." During the quarter ended March 31, 2001, the Company determined that it would dispose of its investment in the Thorsen Tools business. The Company completed the sale of the Thorsen Tools business on May 3, 2001 and, accordingly, its operating results and financial position for 2001 are reported in a manner consistent with the other "Operations to be Disposed of." Operations to be disposed of have not been segregated on the Condensed Consolidated Statements of Cash Flows.

 Inventories

   The components of inventories are as follows:

                                                          March 31, December 31,
                                                            2001        2000
                                                          --------- ------------
                                                          (Thousands of Dollars)
   Raw materials.........................................  $39,854    $ 38,736
   Work in process.......................................    2,483       3,269
   Finished goods (net of reserves)......................   56,825      61,063
                                                           -------    --------
                                                           $99,162    $103,068
                                                           =======    ========

                             KATY INDUSTRIES, INC.

   At March 31, 2001 and December 31, 2000, approximately 37% of the Company's inventories are accounted for using the last-in, first-out ("LIFO") method of costing, while the remaining inventories were accounted for using the first-in, first-out ("FIFO") method. Current cost, as determined using the FIFO method, exceeded LIFO cost by $3.0 million at March 31, 2001 and by $1.7 million at December 31, 2000.

   New Accounting Pronouncements--In February 2001, the Financial Accounting Standards Board ("FASB") issued a limited revision exposure draft of proposed Statement of Financial Accounting Standard ("SFAS") "Business Combinations and Intangible Assets--Accounting for Goodwill." The proposed Statement would establish a new accounting standard for goodwill acquired in a business combination. It would continue to require recognition of goodwill as an asset but would not permit amortization of goodwill as currently required by Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." Furthermore, certain intangible assets that are not separable from goodwill will also not be amortized.

   This proposed Statement would establish a new method of testing goodwill for impairment. It would require that goodwill be separately tested for impairment using the fair-value-based approach. Entities would be required to initially apply the provisions of this proposed Statement as of the beginning of the first fiscal quarter following issuance of the final Statement. Those provisions would apply not only to goodwill arising from acquisitions completed after the issuance date of the final Statement but also to the unamortized balance of goodwill at the date of adoption. The Company has not fully evaluated the impact upon future operating results from the proposed standard. However, the terms of the proposed recapitalization (see Note 2) and the related offer price indicate that the fair value of the Company, and therefore the fair values of certain underlying assets, may be less than their current carrying values. Given these indications, it is likely that impairments of cost in excess of net assets acquired currently carried on the Company's balance sheet will be required following adoption of the proposed Statement.

 Earnings Per Share

   Basic and diluted earnings per share were arrived at using the calculations outlined below. Potentially dilutive securities, in the form of stock options, have been included in the calculation of weighted average shares outstanding under the treasury stock method. Stock options were the only securities that had a dilutive impact on earnings per share for the quarters ended March 31, 2001 and 2000.

                                                            Three Months Ended
                                                                March 31,
                                                            --------------------
                                                              2001       2000
                                                            ---------  ---------
                                                              (Thousands of
                                                             Dollars, except
                                                             Per Share Data)
       Net (loss) income................................... $  (8,372) $    645
                                                            =========  ========
   Earnings Per Share--Basic
     Weighted Average Shares...............................     8,394     8,416
     Per share amount
       Net (loss) income................................... $   (1.00) $   0.08
                                                            =========  ========
   Effect of potentially dilutive securities
     Options...............................................       --         10
   Earnings Per Share--Diluted
     Weighted Average Shares...............................     8,394     8,426
     Per share amount
       Net (loss) income................................... $   (1.00) $   0.08
                                                            =========  ========

                             KATY INDUSTRIES, INC.

(2) Proposed Recapitalization

   On March 30, 2001, Katy announced that the Company had reached a definitive agreement with KKTY Holding Company, LLC. ("KKTY"), an affiliate of Kohlberg Investors IV, L.P. for the recapitalization of the Company (the "Recapitalization"). To effectuate the Recapitalization, KKTY would purchase from Katy not less than 400,000 shares of newly issued preferred stock, $100 par value per share (the "Convertible Preferred Stock"), convertible into not less than 5,000,000 common shares, for an aggregate purchase price of $40.0 million.

   Under the current terms of the Recapitalization, nominees for directors designated by KKTY would, if elected by Katy's shareholders, represent a majority of Katy's Board of Directors. Shareholder approval will be required to complete the Recapitalization. Accordingly, a proxy statement has been mailed to shareholders, with a vote planned at the annual meeting of shareholders.

   The Convertible Preferred Stock would be convertible at the option of the holder at any time after the earlier of 1) the fifth anniversary of the closing date of the Recapitalization, 2) board approval of a merger, consolidation or other business combination involving a change in control of the Company, or a sale of all or substantially all of the assets or liquidation of the Company, or 3) a contested election for directors of the Company nominated by KKTY. Each preferred share would be convertible into 12.5 shares of common stock, and the conversion price would be $8.00 for every share of common stock to be issued. The preferred shares would be 1) non-voting, 2) non-redeemable, except in whole, but not in part, at the Company's option not earlier than the 20th anniversary of the closing date of the Recapitalization, 3) would not participate in dividend distributions, 4) would have no preemptive rights with respect to any other securities or instruments issued by the Company, and 5) would have customary piggyback registration rights in the event of a registration of common shares by Katy. The Convertible Preferred Stock would have a liquidation preference of $100.00 per share before any distribution could be made to common shareholders.

   Under the Recapitalization, KKTY has commenced a tender offer (the "Offer") to purchase 2,500,000 outstanding shares of Katy common stock, at $8.00 per common share, inclusive of the associated common stock rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 13, 1995, as amended. KKTY will in no event acquire more than 29.9% of the outstanding voting securities of Katy in the Offer. The obligation of KKTY to purchase shares tendered under the Offer is subject to the conditions set forth in KKTY's Offer to Purchase dated April 25, 2001, and is subject to pro rata acceptance of common shares tendered if the total number exceeds 2,500,000. The initial expiration of the Offer, terms of which are detailed in the Offer to Purchase mailed to shareholders by KKTY, is 5:00 p.m., New York City time, on Tuesday, June 5, 2001. KKTY can extend the Offer for an additional 20 days (and must extend the Offer at Katy's request if certain conditions are satisfied). However, in no event shall the Offer be extended beyond June 30, 2001.

   Katy expects to utilize funds from three sources to refinance Katy's existing obligations under its current revolving credit agreement (the "Credit Agreement"): 1) $30.0 million of proceeds from the issuance of the Convertible Preferred Stock, 2) a $150.0 million five year credit facility (the "New Credit Facility"), which would include a Term Loan Facility (the "Term Loan") and a Revolving Credit Facility, for which KKTY has entered into a commitment letter with Bankers Trust Company, which is contingent upon, among other things, closing the sale of the Convertible Preferred Stock, and 3) the sale of Hamilton Metals, L.P. ("Hamilton"), a wholly owned subsidiary, for at least $20.0 million, net of retained liabilities. Katy has entered into a non-binding letter of intent with a potential buyer for a sale of substantially all of the assets of Hamilton.

   The Term Loan is expected to have a final maturity date of five years after the closing of the transaction and be in an original principal amount of $40.0 million. Quarterly amortization is expected to be required in aggregate annual amounts of $8.0 million. The Revolving Credit Facility is expected to have a final maturity

                             KATY INDUSTRIES, INC.

date of five years after the closing date and be in an original amount of up to $110.0 million (subject to certain borrowing base limits). All extensions of credit to the Company would be secured by a first priority perfected security interest in and lien upon the capital stock of each material domestic subsidiary (66% of the capital stock of each material foreign subsidiary), and all present and future material assets and properties of the Company. Availability of loans and letters of credit under the Revolving Credit Facility would be subject to a borrowing base determined by eligible inventory and accounts receivable. Customary financial covenants would apply. The obligation of Bankers Trust to provide such financing, which runs to KKTY and not to the Company, is subject to a number of conditions precedent, including, without limitation, the consummation of the sale of Hamilton, the approval by the shareholders of the authorization and issuance of the convertible preferred stock, and the absence of any material adverse change in the business of the Company or in the financing and credit facility syndication markets. Bankers Trust also reserves the right unilaterally to adjust the terms of the credit facility, including the maturity, to the extent necessary to achieve syndication. There can be no assurance that such financing will be available on terms the Company finds attractive or at all.

   In connection with the Recapitalization, the Company has entered into an agreement with the holder of the preferred interest in its Contico International, LLC subsidiary to redeem at a discount approximately half of such interest, which in total has a stated value at December 31, 2000 of $32.9 million. Katy will utilize approximately $10.0 million of the proceeds from the issuance of the Convertible Preferred Stock for this purpose. The holder will retain approximately 50% of the preferred interest, or a stated value of $16.4 million. Consummation of this redemption is conditioned on consummation of the Recapitalization.

   Consummation of the Recapitalization is subject to a number of conditions, including: absence of a material adverse change in financial markets that results in KKTY not obtaining funding under the commitment letter with Bankers Trust; the shareholders electing KKTY's designees to Katy's Board of Directors, amending Katy's certificate of incorporation to authorize the issue of the Convertible Preferred Stock and to classify Katy's Board of Directors, and authorizing the issuance and sale of the Convertible Preferred Stock to KKTY; and Katy consummating the sale of its Hamilton subsidiary for gross proceeds in cash of at least $20.0 million, net of retained liabilities.

   On May 8, 2001, Katy announced that KKTY had advised Katy that it was re-evaluating its tender offer and proposed purchase of preferred stock in light of Katy's operating results for the first quarter and Katy's interim operating results for April 2001 (which indicated a continued shortfall from previously projected earnings before interest, taxes, depreciation and amortization). KKTY advised Katy that based on these developments, it believes one or more of the conditions to the tender offer may not be satisfied at the expiration date of the offer. Consequently, KKTY further advised the Company that it is considering alternative courses of action to be negotiated with Katy, including among other things, an increase of its proposed preferred stock investment in Katy, a decrease in the preferred stock conversion price and a decrease in the number of shares of Katy's common stock and price per share to be purchased pursuant to the tender offer.

(3) Indebtedness

   The Company's revolving credit agreement ("Credit Agreement") provides for borrowings of up to $16.8 million under its Facility A commitment expiring June 30, 2001, and $161.0 million under its Facility B commitment expiring December 11, 2001. In accordance with terms outlined in the waiver and third amendment to the Credit Agreement dated October 27, 2000, the Company, on March 30, 2001, granted security interests on the assets of the Company and its subsidiaries to its bank group. The security interests include liens on all tangible assets of U.S. operations, including mortgages on owned real property and leaseholds, as well as stock pledges from foreign subsidiaries. Concurrent with the granting of security interests in Company assets, the bank group has agreed to waive compliance with covenant ratio levels established in

                             KATY INDUSTRIES, INC.

the third amendment for the quarter ended March 31, 2001, and which extend up to, but do not include, June 30, 2001. This action is included in a Waiver and Fourth Amendment to the Credit Agreement, dated as of March 30, 2001.

   As discussed in Note 2, Katy has entered into an agreement for the Recapitalization. If the Recapitalization occurs, the borrowings under the Credit Agreement will be repaid, and Katy will incur new borrowings in the form of a secured term loan and a revolving line of credit, agented by Bankers Trust. The Term Loan is expected to have a final maturity date of five years after the closing of the Recapitalization and to be in an original principal amount of $40.0 million. Quarterly amortization is expected to be required in aggregate annual amounts of $8.0 million. The Revolving Credit Facility is expected to have a final maturity date of five years after the closing date and be in an original amount of up to $110.0 million (subject to certain borrowing base limits). All extensions of credit to the Company would be secured by a first priority perfected security interest in and lien upon the capital stock of each material domestic subsidiary (66% of the capital stock of each material foreign subsidiary), and all present and future material assets and properties of the Company. Availability of loans and letters of credit under the Revolving Credit Facility would be subject to a borrowing base determined by eligible inventory and accounts receivable. Customary financial covenants would apply. The obligation of Bankers Trust to provide such financing, which runs to KKTY and not to the Company, is subject to a number of conditions precedent, including, without limitation, the consummation of the sale of Hamilton, the approval by the shareholders of the authorization and issuance of the convertible preferred stock, and the absence of any material adverse change in the business of the Company or in the financing and credit facility syndication markets. Bankers Trust also reserves the right unilaterally to adjust the terms of the credit facility, including the maturity, to the extent necessary to achieve syndication. There can be no assurance that such financing will be available on terms the Company finds attractive or at all.

   The infusion of $40.0 million of preferred equity capital under the Recapitalization, along with proceeds from the sale of Hamilton, will significantly de-leverage the Company. If the Recapitalization is not completed, Katy could experience a number of negative consequences, including, but not limited to, default on the Credit Agreement. In the event the Recapitalization is not consummated, Katy intends to go forward with the sale of Hamilton, and possibly other Company assets and operating divisions and seek to refinance its existing credit agreement on a secured basis so as to provide additional time in which to restructure its operations. Management believes that, in the current market environment, a substantial risk exists that, if the Recapitalization is not consummated on a timely basis, the Company will be unable to obtain further waivers of defaults under its current credit facility in the future and that the Company will be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit facility.

(4) Commitments and Contingencies

   In December 1996, Banco del Atlantico, a bank located in Mexico, filed a lawsuit against Woods Industries, Inc. ("Woods"), a subsidiary of the Company, and against certain past and then present officers and directors and former owners of Woods, alleging that the defendants participated in a violation of the Racketeer Influenced and Corrupt Organizations Act involving allegedly fraudulently obtained loans from Mexican banks, including the plaintiff, and "money laundering" of the proceeds of the illegal enterprise. All of the foregoing is alleged to have occurred prior to the Company's purchase of Woods. The plaintiff also alleges that it made loans to an entity controlled by certain officers and directors based upon fraudulent representations. The plaintiff seeks to hold Woods liable for its alleged damage under principles of respondeat superior and successor liability. The plaintiff is claiming damages in excess of $24.0 million and is requesting treble damages under the statutes. The defendants have filed a motion, which has not been ruled on, to dismiss this action on jurisdictional grounds. Because the litigation is in preliminary stages, it is not possible at this time for the Company to determine an outcome or reasonably estimate the range of potential exposure. The Company

                             KATY INDUSTRIES, INC.

may have recourse against the former owner of Woods and others for, among other things, violations of covenants, representations and warranties under the purchase agreement through which the Company acquired Woods, and under state, federal and common law. In addition, the purchase price under the purchase agreement may be subject to adjustment as a result of the claims made by Banco del Atlantico. The extent or limit of any such recourse cannot be predicted at this time.

(5) Industry Segment Information

   The Company is a manufacturer and distributor of a variety of industrial and consumer products, including sanitary maintenance supplies, coated abrasives, stains, and electrical and electronic components. Principal markets are in the United States, Canada and Europe, and include the sanitary maintenance, restaurant supply, retail, electronic, automotive, and computer markets. These activities are grouped into two industry segments: Electrical/Electronics and Maintenance Products.

                             KATY INDUSTRIES, INC.

   The table below and the narrative, which follows, summarize the key factors in the year-to-year changes in operating results.

                                                         Three Months Ended
                                                              March 31,
                                                         ---------------------
                                                           2001        2000
                                                         ---------   ---------
                                                            (Thousands of
                                                              Dollars)
   Electrical/Electronics(b)
     Net external sales................................. $  32,696   $  39,794
     Net intercompany sales.............................     9,031      12,986
     Income from operations(c)..........................    (2,641)      1,394
     Operating margin...................................     (8.08%)      3.50%
     Depreciation & amortization........................       572         724
     Identifiable assets................................    97,105     124,603
     Capital expenditures...............................       458         559
   Maintenance Products
     Net external sales.................................    82,939      94,214
     Net intercompany sales.............................     3,704       2,417
     Income from operations(c)..........................       503       6,278
     Operating margin...................................      0.61%       6.67%
     Depreciation & amortization........................     5,452       5,213
     Identifiable assets................................   300,000     325,919
     Capital expenditures...............................     2,449       3,938
   Operations to be Disposed Of(b)
     Net external sales.................................     3,257         830
     Net intercompany sales.............................         2         --
     Income from operations(c)..........................    (1,517)       (534)
     Operating margin...................................    (46.56%)    (64.34%)
     Depreciation & amortization........................       901           5
     Identifiable assets................................    23,448      16,580
     Equity investments.................................     6,793       6,845
     Capital expenditures...............................       453          63
   Corporate
     Corporate expenses(c)..............................    (5,060)     (2,135)
     Depreciation & amortization........................        40          14
     Identifiable assets................................    12,223      15,445
     Capital expenditures...............................       --          --
   Company
     Net external sales(a)..............................   118,892     134,838
     Net intercompany sales.............................    12,737      15,403
     Income from operations(a)..........................    (8,715)      5,003
     Operating margin(a)................................     (7.33%)      3.71%
     Depreciation & amortization(a).....................     6,965        5956
     Identifiable assets(a).............................   432,776     482,547
     Capital expenditures...............................     3,360       4,560

--------
(a) Company balances include amounts from "Operations to be Disposed of," whereas the Condensed Consolidated Financial Statements separately classify such amounts as "Operations to be Disposed of."
(b) 2001 amounts include the Thorsen Tools business, which was sold by Katy on May 3, 2001. Amounts for Thorsen Tool were included in
     Electrical/Electronics in 2000.
(c) See the Results of Operations section of MD&A for a further discussion of restructuring charges and unusual items.

                             KATY INDUSTRIES, INC.

   The following tables reconcile the Company's total revenues, operating income and assets to the Company's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets.

                                                         March 31,  March 31,
                                                           2001       2000
                                                         ---------  ---------
                                                            (Thousands of
                                                              Dollars)
   Revenues
     Total revenues for reportable segments............. $ 131,629  $ 150,241
     Elimination of intersegment revenues...............   (12,737)   (15,403)
     Revenues included in equity in loss of operations
      to be disposed of.................................    (3,257)      (830)
                                                         ---------  ---------
     Total consolidated revenues........................ $ 115,635  $ 134,008
                                                         =========  =========
   Operating Income
     Total operating income for reportable segments..... $  (8,715) $   5,003
     Operating loss included in equity in loss of
      operations to be disposed of......................     1,517        534
                                                         ---------  ---------
     Total consolidated operating income................ $  (7,198) $   5,537
                                                         =========  =========
   Assets
     Total assets for reportable segments............... $ 432,776  $ 482,547
     Liabilities included in net assets from operations
      to be disposed of.................................    (2,858)      (769)
                                                         ---------  ---------
     Total consolidated assets.......................... $ 429,918  $ 481,778
                                                         =========  =========

(6) Comprehensive (loss) income

                                                            March 31,  March 31,
                                                              2001       2000
                                                            ---------  ---------
                                                               (Thousands of
                                                                 Dollars)
   Net (loss) income....................................... $ (8,372)    $ 645
   Foreign currency translation adjustments................   (1,564)     (527)
                                                            --------     -----
   Comprehensive income.................................... $ (9,936)    $ 118
                                                            ========     =====

(7) Restructuring Charge

   During the first quarter of 2001, the Company's Woods Industries division undertook a restructuring effort that involved reductions in senior management headcount as well as facilities closings. The Company closed facilities in Loogootee and Bloomington, Indiana, as well as the Hong Kong office of Katy International, a subsidiary which coordinates sourcing of products from Asia. Sixteen management and administrative employees received severance packages. Total severance and other exit costs were $0.7 million. Approximately 42% of these costs were paid through the end of the first quarter.

   During the third and fourth quarters of 2000, the Company implemented a workforce reduction that reduced headcount by approximately 90. Employees affected were primarily in general and administrative functions, with the largest number of affected employees coming from the Maintenance Products Segment.

   The workforce reduction included severance and related costs for certain employees. Total severance and related costs were $2.5 million pre-tax, which are included as selling, general and administrative expenses in the consolidated statements of operations. Approximately 70% of these costs were paid through the end of the first quarter of 2001.

                             KATY INDUSTRIES, INC.

   Severance expenses and exit costs are included in selling, general and administrative expenses line item in the Consolidated Statements of Operations. As of March 31, 2001, accrued severance and exit costs totaled $1.2 million, which will be paid through the year 2009. The table on the following page summarizes the future obligation for the programs described:

                             (Thousands of Dollars)

       2001...............................................................   658
       2002...............................................................   180
       2003...............................................................   180
       2004...............................................................    55
       2005...............................................................    55
       Thereafter.........................................................    22
                                                                           -----
       Total payments..................................................... 1,150

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

 Three Months Ended March 31, 2001

   Following are summaries of sales and operating income for the three months ended March 31, 2001 and 2000 by industry segment (In thousands):

 Net sales

                                                                 Increase
                                                                (Decrease)
                                                             ------------------
                                            2001     2000     Amount   Percent
                                           -------  -------  --------  --------
Electrical/Electronics.................... $32,696  $39,794  $ (7,098)  (17.84)%
Maintenance Products......................  82,939   94,214   (11,275)  (11.97)%
Operations to be Disposed Of..............   3,257      830     2,427     292.4%

 Operating income

                                                                 Increase
                                                                (Decrease)
                                                             ------------------
                                            2001     2000     Amount   Percent
                                           -------  -------  --------  --------
Electrical/Electronics.................... $(2,641) $ 1,394  $ (4,035) (289.45)%
Maintenance Products......................     503    6,278    (5,775)  (91.99)%
Operations to be Disposed Of..............  (1,517)    (534)     (983) (184.08)%

   The Electrical/Electronics Group's sales decreased $7.1 million or 17.8%. $2.4 million of this decrease is explained by the classification of the Thorsen Tools business as Operations to be Disposed Of in 2001. Excluding this factor, sales decreased $4.7 million, or 12%, primarily due to decreased volumes in the consumer electric corded products and electrical and electronic parts and accessories businesses, partially offset by increased volumes in the precision metal business.

   The Group's operating income decreased $4.0 million primarily as a result of unusual charges related to losses on inventory associated with the exit from branded product lines ($3.3 million) at Woods Industries and as a result of costs associated with restructuring efforts ($0.7 million), also at Woods. Aside from these factors, operating income in the Electrical/Electronics group was lower by $0.4 million, driven by lower volume in the consumer electric corded businesses, but offset by higher gross margins in the precision metals business.

   Sales in the Maintenance Products Group decreased $11.3 million or 12.0%. The largest sales shortfalls were in the plastics, mop and broom, and exterior stain businesses. Sales to both retail and institutional customers were adversely affected, due in part to general economic conditions.

   The Group's operating income decreased $5.8 million. The decrease is primarily due to volume-related declines in operating margins in the plastics, mop and broom, and exterior stain businesses, and price-driven margin decreases in the abrasives business. The plastics business also recorded a charge of $1.3 million to increase its LIFO inventory reserve in the first quarter of 2001.

   Sales from Operations to be Disposed Of increased due to the inclusion of the Thorsen Tools business in this segment in 2001.

   The Group's operating loss increased $983,000 primarily because of impairments recorded on Thorsen Tools' assets in connection with the sale of Thorsen Tools.

   Selling, general and administrative expenses for the Company's continuing segments increased as a percentage of sales to 30% in 2001 from 27.0% for the same period in 2000. One-time costs incurred in the corporate segment related to the Recapitalization ($2.5 million), as well as severance to the former President and CEO ($0.5 million) contributed to this increase.

   Interest and other, net increased $156,000 for the first quarter of 2001 compared to the first quarter of 2000. Amortization of capitalized debt costs was higher in 2001, while interest on outstanding borrowings was lower.

Liquidity and Capital Resources

   Combined cash and cash equivalents increased to $5.52 million on March 31, 2001 compared to $1.81 million on December 31, 2000. Current ratios were 0.84 to 1 at March 31, 2001 compared to 0.88 to 1 at December 31, 2000. Working capital decreased to $(38.1) million at March 31, 2001 from $(28.3) million on December 31, 2000 primarily as a result of lower receivables and inventory. Increases in borrowings outstanding were offset by decreases in accounts payable and accrued expenses. The Company's 2001 budget called for capital expenditures of approximately $20.6 million. Katy's management evaluates capital requirements and priorities on an ongoing basis, and expects to reduce the level of capital commitments given sales and operating performance.

   At March 31, 2001, Katy had short-term indebtedness for money borrowed of $147.1 million. Total debt was 46% of total capitalization at March 31, 2001. The Company's revolving credit agreement ("Credit Agreement") provides for borrowings of up to $16.8 million under its Facility A commitment expiring June 30, 2001, and $161.0 million under its Facility B commitment expiring December 11, 2001. In accordance with terms outlined in the Waiver and Third Amendment to the Credit Agreement dated October 27, 2000, the Company, on March 30, 2001, granted security interests on the assets of the Company and its subsidiaries to its bank group. The security interests include liens on all tangible assets of U.S. operations, including mortgages on owned real property and leaseholds, as well as stock pledges from foreign subsidiaries. Concurrent with the granting of security interests in Company assets, the bank group has agreed to waive compliance with covenant ratio levels established in the third amendment for the quarter ended March 31, 2001, and which extend up to, but do not include, June 30, 2001. This action is included in a Waiver and Fourth Amendment to the Credit Agreement, dated as of March 30, 2001.

   As discussed in Note 2 to the condensed financial statements, Katy has entered into an agreement for the Recapitalization. If the Recapitalization occurs, the borrowings under the Credit Agreement will be repaid, and Katy will incur new borrowings in the form of a secured term loan and a revolving line of credit, agented by Bankers Trust. The Term Loan is expected to have a final maturity date of five years after the closing of the Recapitalization and to be in an original principal amount of $40.0 million. Quarterly amortization is expected to be required in aggregate annual amounts of $8.0 million. The Revolving Credit Facility is expected to have a final maturity date of five years after the closing date and be in an original amount of up to $110.0 million (subject to certain borrowing base limits). All extensions of credit to the Company would be secured by a first priority perfected security interest in and lien upon the capital stock of each material domestic subsidiary (66% of the capital stock of each material foreign subsidiary), and all present and future material assets and properties of the Company. Availability of loans and letters of credit under the Revolving Credit Facility would be subject to a borrowing base determined by eligible inventory and accounts receivable. Customary financial covenants would apply. The obligation of Bankers Trust to provide such financing, which runs to KKTY and not to the Company, is subject to a number of conditions precedent, including, without limitation, the consummation of the sale of Hamilton, the approval by the shareholders of the authorization and issuance of the convertible preferred stock, and the absence of any material adverse change in the business of the Company or in the financing and credit facility syndication markets. Bankers Trust also reserves the right unilaterally to adjust the terms of the credit facility, including the maturity, to the extent necessary to achieve syndication. There can be no assurance that such financing will be available on terms the Company finds attractive or at all.

   The infusion of $40.0 million of preferred equity capital under the Recapitalization, along with proceeds from the sale of Hamilton, will significantly de-leverage the Company. If the Recapitalization is not completed,

Katy could experience a number of negative consequences, including, but not limited to, default on the Credit Agreement. In the event the Recapitalization is not consummated, Katy intends to go forward with the sale of Hamilton, and possibly other Company assets and operating divisions and seek to refinance its existing credit agreement on a secured basis so as to provide additional time in which to restructure its operations. Management believes that, in the current market environment, a substantial risk exists that, if the Recapitalization is not consummated on a timely basis, the Company will be unable to obtain further waivers of defaults under its current credit facility in the future and that the Company will be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit facility.

   On May 8, 2001, Katy announced that KKTY had advised Katy that it was re-evaluating its tender offer and proposed purchase of preferred stock in light of Katy's operating results for the first quarter and Katy's interim operating results for April 2001 (which indicated a continued shortfall from previously projected earnings before interest, taxes, depreciation and amortization). KKTY advised Katy that based on these developments, it believes one or more of the conditions to the tender offer may not be satisfied at the expiration date of the offer. Consequently, KKTY further advised the Company that it is considering alternative courses of action to be negotiated with Katy, including among other things, an increase of its proposed preferred stock investment in Katy, a decrease in the preferred stock conversion price and a decrease in the number of shares of Katy's common stock and price per share to be purchased pursuant to the tender offer.

Environmental and Other Contingencies

   The Company and certain of its current and former direct and indirect corporate predecessors, subsidiaries and divisions have been identified by the United States Environmental Protection Agency, state environmental agencies and private parties as potentially responsible parties ("PRPs") at a number of hazardous waste disposal sites under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") or equivalent state laws and, as such, may be liable for the cost of cleanup and other remedial activities at these sites. Responsibility for cleanup and other remedial activities at a Superfund site is typically shared among PRPs based on an allocation formula. Under the federal Superfund statute, parties could be held jointly and severally liable, thus subjecting them to potential individual liability for the entire cost of cleanup at the site. Based on its estimate of allocation of liability among PRPs, the probability that other PRPs, many of whom are large, solvent, public companies, will fully pay the costs apportioned to them, currently available information concerning the scope of contamination, estimated remediation costs, estimated legal fees and other factors, the Company has recorded and accrued for indicated environmental liabilities in the aggregate amount of approximately $3.0 million at March 31, 2001. The ultimate cost will depend on a number of factors and the amount currently accrued represents management's best current estimate of the total cost to be incurred. The Company expects this amount to be substantially paid over the next one to four years.

   Katy also has a number of product liability and workers' compensation claims pending against it and its subsidiaries. Many of these claims are proceeding through the litigation process and the final outcome will not be known until a settlement is reached with the claimant or the case is adjudicated. It can take up to 10 years from the date of the injury to reach a final outcome for such claims. With respect to the product liability and workers' compensation claims, Katy has provided for its share of expected losses beyond the applicable insurance coverage, including those incurred but not reported, which are developed using actuarial techniques. Such accruals are developed using currently available claim information, and represent management's best estimates. The ultimate cost of any individual claim can vary based upon, among other factors, the nature of the injury, the duration of the disability period, the length of the claim period, the jurisdiction of the claim and the nature of the final outcome.

   In December 1996, Banco del Atlantico, a bank located in Mexico, filed a lawsuit against Woods, a subsidiary of the Company, and against certain past and then present officers and directors and former owners of Woods, alleging that the defendants participated in a violation of the Racketeer Influenced and Corrupt Organizations Act involving allegedly fraudulently obtained loans from Mexican banks, including the plaintiff, and "money laundering" of the proceeds of the illegal enterprise. All of the foregoing is alleged to have occurred prior to the Company's purchase of Woods. The plaintiff also alleges that it made loans to an entity controlled by certain officers and directors based upon fraudulent representations. The plaintiff seeks to hold Woods liable for its alleged damage under principles of respondeat superior and successor liability. The plaintiff is claiming damages in excess of $24.0 million and is requesting treble damages under the statutes. The defendants have filed a motion, which has not been ruled on, to dismiss this action on jurisdictional grounds. Because the litigation is in preliminary stages, it is not possible at this time for the Company to determine an outcome or reasonably estimate the range of potential exposure. The Company may have recourse against the former owner of Woods and others for, among other things, violations of covenants, representations and warranties under the purchase agreement through which the Company acquired Woods, and under state, federal and common law. In addition, the purchase price under the purchase agreement may be subject to adjustment as a result of the claims made by Banco del Atlantico. The extent or limit of any such recourse cannot be predicted at this time.

Quantitative and Qualitative Disclosures About Market Risk

   The Company's exposure to market risk associated with changes in interest rates relates primarily to its debt obligations and temporary cash investments. The Company currently does not use derivative financial instruments relating to either of these exposures. The Company's debt obligations are generally indexed from short-term LIBOR rates, and its temporary cash investments earn rates of interest available on securities with maturities of three months or less. The holder of the preferred interest has a put option which allows, at certain times beginning on January 8, 2001, or upon the occurrence of certain events, the preferred interest to be exchangeable for Katy common stock.

   The holder of the preferred interest also has a put option which allows the holder to require the Company to purchase the preferred interest for cash upon a Change in Control (as defined in the Agreement governing the option). The holder of the preferred interest has acknowledged that consummation of the Recapitalization will not constitute such a Change in Control and has agreed with Katy to redeem at a discount approximately half of such interest. Katy will utilize $9.9 million of the proceeds from the issuance of the Convertible Preferred Stock for these purposes. The holder will retain approximately 50% of the preferred interest, or a stated value of $16.4 million. Consummation of this redemption is conditioned on consummation of the Recapitalization. Also, subject to the Recapitalization occurring, the Agreement governing the put option will be amended to, among other things, change the circumstances in which the holder of the preferred interest can exercise its put option and the consideration payable upon such exercise.

Recently Issued Accounting Pronouncements

   In February 2001, the Financial Accounting Standards Board ("FASB") issued a limited revision exposure draft of proposed Statement of Financial Accounting Standard ("SFAS") "Business Combinations and Intangible Assets--Accounting for Goodwill." The proposed Statement would establish a new accounting standard for goodwill acquired in a business combination. It would continue to require recognition of goodwill as an asset but would not permit amortization of goodwill as currently required by Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." Furthermore, certain intangible assets that are not separable from goodwill will also not be amortized.

   This proposed Statement would establish a new method of testing goodwill for impairment. It would require that goodwill be separately tested for impairment using the fair-value-based approach. Entities would be required to initially apply the provisions of this proposed Statement as of the beginning of the first fiscal quarter following issuance of the final Statement. Those provisions would apply not only to goodwill arising from acquisitions completed after the issuance date of the final Statement but also to the unamortized balance of goodwill at the date of adoption. The Company has not fully evaluated the impact upon future operating results from the proposed standard. However, the terms of the proposed recapitalization (see Note 2) and the related offer price indicate that the fair value of the Company, and therefore the fair values of certain underlying assets, may be less than their current carrying values. Given these indications, it is likely that impairments of cost in excess of net assets acquired currently carried on the Company's balance sheet will be required following adoption of the proposed statement.

Outlook for 2001

   Net sales are expected to decrease in 2001 over 2000 (excluding the impact of lost sales as a result of the possible sale of Hamilton and the sale of Thorsen), due mainly to expected sales decreases in the consumer electric corded businesses and the mop and broom business. The Company has a significant concentration of customers in the mass-market retail, discount, and do-it-yourself market channels. The Company's ability to maintain and increase its sales levels depends in part on its ability to retain and improve relationships with these customers. The Company faces the continuing challenge of recovering costs increases for items such as raw materials given the market power of these customers.

   Cost of goods sold are expected to continue to be negatively impacted in 2001 by higher costs for polyethylene, polypropylene, and other thermoplastic resins (based on price levels in early 2001) that are used in the Company's production processes, especially at Contico. Given that Contico's resin use approximates just over 100 million pounds annually, this commodity price risk impacts gross margin by approximately $1.0 million annually for each $0.01 change in the price of plastic resins. It is anticipated that resin prices affecting cost of goods sold will be consistent or slightly favorable in 2001 compared to 2000 levels. Katy has not employed any hedging techniques in the past, and has no immediate plans to do so in the future, regarding this commodity market risk. Prices for copper, a significant raw material in the Electrical/Electronics Group, may also increase in 2001. The Company anticipates mitigating these costs by creating efficiencies in and improvements to its production processes.

   Selling, general and administrative costs are expected to improve as a percentage of sales from 2000 levels, excluding severance, restructuring, and other unusual charges. Certain cost reduction efforts were implemented during the first quarter of 2001 at Woods, including the closing of facilities and reduction of administrative and executive staff. The Company is also pursuing its strategy of developing the Katy Maintenance Group ("KMG"). This process involves bundling certain products of Continental (janitorial/sanitation business of Contico), Wilen and Glit for customers in the janitorial/sanitation markets. The new organization would allow customers to order certain products from the three companies using a single purchase order, and billing and collection would be consolidated as well. Katy is beginning the process during the first half of 2001 of transferring most back-office functions of Wilen from Atlanta to St. Louis, the headquarters of Contico/Continental. In addition to administrative efficiencies, the Company believes that combining sales and marketing efforts of the three entities will allow Katy a unique marketing opportunity to have improved delivery of both products and customer service. Katy does not expect significant financial benefits from this project in 2001, but believes it to be a key to future profitability and success of the Company. It should be noted that the Company anticipates unusual charges during 2001 for both the Woods and KMG efforts, including severance, other plant closure costs, asset impairments, and systems development costs.

   Interest expense will be affected by debt levels and current rates of interest. Assuming the current Credit Agreement were to remain intact, interest expense is expected to be lower in 2001 than in 2000, due mainly to lower expected interest rates, with debt levels remaining at reasonable levels through continued management of working capital and proceeds from the sale of certain Company assets, including Hamilton Precision Metals. If the recapitalization were to occur, interest expense would be significantly lower as a result of lower debt levels due to infusions of cash, excluding the impact of writing off previously capitalized costs associated with the Credit Agreement.

   The effective tax rate for 2001 is not expected to differ significantly from the federal statutory rate.

                           FORWARD-LOOKING STATEMENTS

   This Supplement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include, among others, statements concerning Katy's outlook for 2001, the consummation of the equity transaction contemplated by the New Purchase Agreement with Purchaser, cost reduction strategies and their results, Katy's expectations for funding its 2001 capital expenditures and operations and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "expect," "estimate," "intent" and similar expressions identify forward-looking statements. Forward-looking statements necessarily reflect numerous assumptions and involve risks and uncertainties, and actual results could differ materially from those expressed in or implied by the forward-looking statements.

   To improve its financial performance, Katy must reduce its cost structure and improve its production efficiency, improve its management of working capital, and grow its existing base of retail and distribution customers. The most important factors that could influence the achievement of these goals, and cause actual results to differ materially from those expressed in the forward-looking statements, include, but are not limited to the following:

  . Katy's inability to consummate the proposed transaction with Purchaser, which is subject to a number of conditions and contingencies, some of which are not within Katy's control.

  . Katy's inability to meet covenants associated with its current credit agreement or to repay the debt thereunder becoming due June 30, 2001 when a $16.8 million working line matures.

  . Katy's inability to refinance its current credit agreement on attractive terms or at all.

  . Katy's inability to sell certain assets to raise cash and de-leverage its financial condition.

  . Increases in the cost of, or in some cases continuation of the current price levels of, plastic resins, copper, paper board packaging and other raw materials.

  . Katy's inability to reduce manufacturing costs.

  . The inability of Katy to achieve product price increases, especially as they relate to potentially higher raw material costs.

  . The potential impact of losing lines of business at large retail outlets in the discount and do-it-yourself markets.

  . Competition from foreign competitors.

  . The potential impact of new distribution channels, such as e-commerce, negatively impacting Katy and its existing channels.

  . Labor issues, including union activities that require an increase in production costs or lead to a strike, thus impairing production and decreasing sales.

  . Changes in significant laws and government regulations affecting environmental compliance and income taxes.

   These and other risks and uncertainties affecting Katy are discussed in greater detail in this Supplement and in Katy's other filings with the SEC.

                               PROCEDURAL MATTERS

   Whether or not you have returned the white proxy card previously solicited and whether or not you expect to attend the Annual Meeting, we urge you to complete, sign, date and return the enclosed blue proxy card which replaces the white proxy card as soon as possible. Any proxy granted by executing the white proxy card previously distributed with the Proxy Statement is hereby considered revoked. The enclosed blue proxy card is and will be considered a replacement for the white proxy card.

                                 OTHER MATTERS

   As of the date of this Supplement, the Board of Directors does not know of any matters to be presented to the meeting other than the proposals noted in the Proxy Statement, as supplemented by this Supplement. However, if other matters come before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment. On January 17, 1996, Katy's Board of Directors adopted an advance notice bylaw provision requiring that stockholder proposals to be made at any annual meeting be received by Katy not less than 50 days nor more than 90 days prior to the annual meeting. No such stockholder proposals were received for the 2001 Annual Meeting.

                                          By Order of the Board of Directors

                                          /S/ ARTHUR R. MILLER
                                          Katy Industries, Inc.
                                          Arthur R. Miller
                                          Secretary

June 8, 2001

                                                                         ANNEX A

[LOGO OF BEAR STEARNS LETTERHEAD]

June 2, 2001

The Board of Directors
Katy Industries, Inc.
6300 South Syracuse Way, Suite 300
Englewood, CO 80111-6723

   Ladies and Gentlemen:

   We understand that Katy Industries, Inc. ("Katy") and KKTY Holding Company, L.L.C., an affiliate of Kohlberg Investors IV, L.P. ("Purchaser") will enter into a Preferred Stock Purchase and Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which Purchaser will purchase from Katy 700,000 shares of newly issued preferred stock (the "Convertible Preferred Stock") at $100 per share (the "Preferred Stock Purchase"). We also understand that, pursuant to the Recapitalization Agreement, the terms of the Convertible Preferred Stock as set forth in the form of amendment to Katy's Certificate of Incorporation attached to the Recapitalization Agreement as Exhibit C (the "Charter Amendment") would provide that (i) each share of the Convertible Preferred Stock would be convertible into common stock of Katy (the "Common Stock") at a ratio of 16.67 shares of Common Stock per share of Convertible Preferred Stock (equivalent to $6.00 per share of Common Stock), subject to certain adjustments, (ii) shares of the Convertible Preferred Stock would be entitled to receive payment-in-kind dividends at a rate of 15.0% per annum for three years and five months following the issue date, and (iii) shares of the Convertible Preferred Stock would be non-voting, subject to certain exceptions. We further understand that certain holders of Common Stock (the "Participating Shareholders") will enter into a Stock Voting Agreement with the Purchaser (the "Voting Agreement") pursuant to which the Participating Shareholders will agree to vote their shares of Common Stock with respect to certain matters relating to the Preferred Stock Purchase and other matters.

   We understand that Purchaser and its affiliates will hold approximately 58.2% of the outstanding Common Stock on a diluted basis, assuming conversion, immediately following the consummation of the transactions contemplated by the Preferred Stock Purchase, of the Convertible Preferred Stock received upon the consummation of such transactions. We further understand that Purchaser and its affiliates will hold approximately 69.2% of the outstanding Common Stock on a diluted basis, assuming conversion of the Convertible Preferred Stock received upon the consummation of the transactions contemplated by the Preferred Stock Purchase and conversion of the Convertible Preferred Stock received as payment-in-kind dividends. We also note certain governance arrangements contemplated by the Recapitalization Agreement, including that, upon the consummation of the transactions contemplated by the Preferred Stock Purchase, designees of Purchaser will represent a majority of the Board of Directors of Katy.

   In addition, we understand that, in connection with the Preferred Stock Purchase, Purchaser will cause Katy to enter into senior secured credit facilities with a syndicate of lenders pursuant to the commitment letter from Bankers Trust Company to Purchaser dated May 29, 2001 (the "Commitment Letter") and that the Commitment Letter will provide that, subject to certain conditions, Katy could borrow up to $140.0 million under these credit facilities (consisting of a term loan of up to $30.0 million and a revolving loan of up to $110.0 million) on interest rates and other terms and conditions set forth in the Commitment Letter (collectively, the "Refinancing"). We understand that, upon consummation of the Preferred Stock Purchase and the Refinancing, substantially all of the outstanding existing indebtedness of Katy would be repaid in full and

                                                                           [ART]
the only material outstanding indebtedness of Katy immediately thereafter would be the indebtedness contemplated by the Commitment Letter and certain capital leases of Katy. We further understand that, upon consummation of the Preferred Stock Purchase and the Refinancing, 50.0% of the existing preferred stock of Katy ($16.45 million of face amount) will be redeemed for approximately $9.9 million.

   You have provided us with copies of the Recapitalization Agreement (including the Charter Amendment), the Voting Agreement and the Commitment Letter, and advised us that each of them is in substantially final form.

   You have asked us to render our opinion as to whether the Preferred Stock Purchase is fair, from a financial point of view, to Katy. In the course of performing our review and analyses for rendering this opinion, we have:

  . reviewed a draft of the Recapitalization Agreement dated May 31, 2001
    (including the Charter Amendment);

  . reviewed a draft of the Voting Agreement dated May 31, 2001;

  . reviewed a commitment letter from Kohlberg Investors IV, L.P. to Katy dated May 29, 2001, relating to the Preferred Stock Purchase;

  . reviewed the Commitment Letter;

  . reviewed Katy's Annual Reports to Shareholders and Annual Reports on Form
    10-K for the years ended December 31, 1998 through 2000, its Quarterly Report on Form 10-Q for the period ended March 31, 2001, its Proxy Statement on Schedule 14A dated March 31, 2000, its Report on Form 8-K dated January 15, 1999 and its Report on Form 8-K/A dated March 22, 1999;

  . reviewed the Amended and Restated Credit Agreement dated as of December
    11, 1998, among Katy, Bank of America National Trust and Savings Association, as Administrative Agent and Issuing Bank, La Salle National Bank, as Managing Agent, and the other financial institutions party thereto;

  . reviewed certain operating and financial information, including (i) the most up-to-date projections on a standalone basis provided to us by Katy's management for the seven years ended December 31, 2007 relating to Katy's business and prospects ("Standalone Projections") and (ii) projections on a pro forma basis (after consummation of the transactions contemplated by the preferred stock purchase) provided to us by Katy's management for the seven years ended December 31, 2007 after discussions with Purchaser and C. Michael Jacobi, Purchaser's senior management designee, regarding their business plan for Katy ("Pro Forma Projections");

  . met with certain members of Katy's senior management to discuss Katy's business, operations, historical and projected financial results and future prospects;

  . met, along with certain members of Katy's senior management, with certain members of Purchaser and C. Michael Jacobi, Purchaser's senior management designee, to discuss Katy's business, operations, historical and projected financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volumes of the shares of Common Stock of Katy;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Katy;

  . reviewed the terms of selected precedent merger and acquisition transactions of, and investment transactions involving, companies which we deemed generally comparable to Katy and the Preferred Stock Purchase;

  . performed discounted cash flow analyses based on the Standalone
    Projections and Pro Forma Projections for Katy furnished to us by the management of Katy;

  . reviewed the pro forma financial results, financial condition and capitalization of Katy giving effect to the Preferred Stock Purchase and the Refinancing; and

  . conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Standalone Projections and the Pro Forma Projections, provided to us by Katy. With respect to Katy's Standalone Projections and the Pro Forma Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Katy (after discussions, in the case of the Pro Forma Projections, with Purchaser and C. Michael Jacobi, as appropriate) as to the expected future performance of Katy. We have not assumed any responsibility for the independent verification of any such information, the Standalone Projections or the Pro Forma Projections provided to us, and we have further relied upon the assurances of the senior management of Katy (after discussions, in the case of the Pro Forma Projections, with Purchaser and C. Michael Jacobi, as appropriate) that they are unaware of any facts that would make the information, the Standalone Projections or the Pro Forma Projections provided to us incomplete or misleading.

   In arriving at our opinion, we have taken into account, with your consent, the risks inherent in Katy's current business plans, including the view of the senior management of Katy that in the current capital markets environment there exists a risk that Katy would be unable in the future to obtain continued waivers of the defaults under its current credit facility and that Katy would be unable to obtain, on reasonable terms or at all, financing necessary to replace its current credit facility. We have also considered (i) that, according to the senior management of Katy, (a) no other potential investor or acquiror has made any investment or acquisition proposal to Katy since November 6, 2000 (the date of the public announcement by Katy that it was exploring its strategic alternatives, including the possible sale of Katy, and that it was in discussions with a potential purchaser relating to a possible purchase of
Katy), March 2, 2001 (the date of the public announcement by Katy that it was engaged in discussions with a potential purchaser of a substantial equity position in Katy) or May 8, 2001 (the date of the public announcement by Katy that Purchaser was re-evaluating the prior transaction agreement between Katy and Purchaser) and (b) the prospects for obtaining access to additional financing in the public or private capital markets are limited, (ii) the potential positive impact on the Common Stock of new senior management, (iii) Katy's recent financial performance, current financial condition and future prospects and (iv) the potential negative impact on the price of the Common Stock in the absence of the Preferred Stock Purchase or another similar extraordinary transaction in view of the Standalone Projections.

   In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Katy, nor have we been furnished with any such appraisals. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest involving an investment in, a recapitalization of, or acquisition of all or part of, Katy. We have assumed that the Preferred Stock Purchase and the Refinancing will be consummated in a timely manner and in accordance with the terms of the Recapitalization Agreement and the Commitment Letter without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Katy.

   We do not express any opinion as to the price or range of prices at which the shares of Common Stock of Katy may trade subsequent to the announcement of the Preferred Stock Purchase and the Refinancing or as to the price or range of prices at which the shares of Common Stock of Katy may trade subsequent to the consummation of the Preferred Stock Purchase and the Refinancing.

   In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Katy for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is intended for the benefit and use of the Board of Directors of Katy and does not constitute a recommendation to the Board of Directors of Katy or any holders of Common Stock as to how to vote their shares of Common Stock of Katy in connection with the Preferred Stock Purchase. This opinion does not address Katy's underlying business decision to pursue the Preferred Stock Purchase and the Refinancing, the relative merits of the Preferred Stock Purchase and the Refinancing as compared to any alternative business strategies that might exist for Katy or the effects of any other transaction (including the Refinancing) in which Katy might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of shares of Common Stock in connection with the Preferred Stock Purchase. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

   Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Preferred Stock Purchase is fair, from a financial point of view, to Katy.

Very truly yours,

BEAR, STEARNS & CO. INC.

              /s/ Marc R. Daniel
  By: _________________________________
        Senior Managing Director

                                                                         ANNEX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            PREFERRED STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

                                  by and among

                          KKTY HOLDING COMPANY, L.L.C.

                                      and

                             KATY INDUSTRIES, INC.

                            Dated as of June 2, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I Certain Actions.................................................   2
  Section 1.1.  Certain Actions...........................................   2

ARTICLE II Preferred Stock Purchase.......................................   3
  Section 2.1.  Purchase and Sale.........................................   3
  Section 2.2.  Closing...................................................   3

ARTICLE III Representations and Warranties of Katy........................   4
  Section 3.1.  Organization, Qualification, Etc. ........................   4
  Section 3.2.  Capitalization............................................   4
  Section 3.3.  Corporate Authority Relative to this Agreement; No
   Violation..............................................................   5
  Section 3.4.  Reports and Financial Statements..........................   6
  Section 3.5.  Accounts Receivable, Accounts Payable and Inventory.......   6
  Section 3.6.  Indebtedness; No Undisclosed Liabilities..................   7
  Section 3.7.  [Reserved]................................................   7
  Section 3.8.  Customers and Suppliers...................................   7
  Section 3.9.  No Violation of Law.......................................   7
  Section 3.10. Transactions with Affiliates..............................   7
  Section 3.11. [Reserved]................................................   8
  Section 3.12. Environmental, Health and Safety Laws and Regulations.....   8
  Section 3.13. Employee Benefit Matters..................................   8
  Section 3.14. Absence of Certain Changes or Events......................  10
  Section 3.15. Investigations; Litigation................................  11
  Section 3.16. Products..................................................  11
  Section 3.17. Securities Filings........................................  11
  Section 3.18. Tax Matters...............................................  11
  Section 3.19. Intellectual Property.....................................  12
  Section 3.20. Severance Payments........................................  13
  Section 3.21. Title to Properties.......................................  13
  Section 3.22. Licenses..................................................  13
  Section 3.23. Insurance.................................................  14
  Section 3.24. Material Contracts........................................  14
  Section 3.25. Rights Agreement..........................................  15

ARTICLE IV Representations and Warranties of Purchaser....................  15
  Section 4.1.  Organization, Qualification, Etc. ........................  15
  Section 4.2.  Corporate Authority Relative to this Agreement; No
   Violation..............................................................  16
  Section 4.3.  Litigation................................................  16
  Section 4.4.  Ownership of Katy Stock...................................  16
  Section 4.5.  No Required Vote of Purchaser Shareholders................  16
  Section 4.6.  Securities Filings........................................  16
  Section 4.7.  Commitments...............................................  17
  Section 4.8.  Purchase for Investment...................................  17

ARTICLE V Covenants and Agreements........................................  17
  Section 5.1.  Conduct of Business by Katy and the Subsidiaries..........  17
  Section 5.2.  Investigation.............................................  19
  Section 5.3.  Cooperation...............................................  19
  Section 5.4.  Employee Benefit Plans....................................  19
  Section 5.5.  Filings; Other Action.....................................  19
  Section 5.6.  [Reserved]................................................  20

                                                                           Page
                                                                           ----
  Section 5.7.  Anti-takeover Statute.....................................  20
  Section 5.8.  No Solicitation by Katy...................................  20
  Section 5.9.  Rights Agreement..........................................  21
  Section 5.10. Public Announcements......................................  21
  Section 5.11. Indemnification of Directors and Officers.................  22
  Section 5.12. Additional Reports........................................  22
  Section 5.13. Update Disclosure; Breaches...............................  22
  Section 5.14. Corporate Governance......................................  23
  Section 5.15. Registration Rights.......................................  24

ARTICLE VI Conditions to Closing..........................................  24
  Section 6.1.  Conditions to Each Party's Obligation to Close............  24
  Section 6.2.  Conditions to Obligations of Katy to Close................  24
  Section 6.3.  Conditions to Obligations of Purchaser to Close...........  25

ARTICLE VII Termination, Waiver, Amendment and Closing....................  25
  Section 7.1.  Termination or Abandonment................................  25
  Section 7.2.  Termination Fee...........................................  26
  Section 7.3.  Approval of Board of Directors Required...................  27

ARTICLE VIII Miscellaneous................................................  27
  Section 8.1.  Non-Survival of Representations and Warranties; Specific
                Enforcement; Limitation...................................  27
  Section 8.2.  Expenses..................................................  27
  Section 8.3.  Counterparts; Effectiveness...............................  27
  Section 8.4.  Governing Law.............................................  28
  Section 8.5.  Notices...................................................  28
  Section 8.6.  Assignment; Binding Effect................................  28
  Section 8.7.  Severability..............................................  29
  Section 8.8.  Miscellaneous.............................................  29
  Section 8.9.  Headings..................................................  29
  Section 8.10. Finders or Brokers........................................  29
  Section 8.11. Amendment.................................................  29
  Section 8.12. Waiver....................................................  29
ANNEX I

ANNEX II

EXHIBIT A

EXHIBIT B

EXHIBIT C

  Schedule 3.1    Schedule 3.8     Schedule 3.21
  Schedule 3.2(a) Schedule 3.10    Schedule 3.22
  Schedule 3.2(b) Schedule 3.12    Schedule 3.23
  Schedule 3.2(c) Schedule 3.13(a) Schedule 3.24
  Schedule 3.3    Schedule 3.13(c) Schedule 5.1
  Schedule 3.5(a) Schedule 3.13(g) Schedule 6.2
  Schedule 3.5(b) Schedule 3.14    Schedule 6.3
  Schedule 3.5(c) Schedule 3.15
  Schedule 3.5(d) Schedule 3.16
  Schedule 3.6    Schedule 3.19

            PREFERRED STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

   THIS PREFERRED STOCK PURCHASE AND RECAPITALIZATION AGREEMENT, dated as of June 2, 2001 (this "Agreement"), is among KKTY HOLDING COMPANY, L.L.C. ("Purchaser") and KATY INDUSTRIES, INC. ("Katy").

   WHEREAS, Katy is a corporation duly organized and existing under the laws of the State of Delaware, and Purchaser is a limited liability company duly organized and existing under the laws of the State of Delaware;

   WHEREAS, Purchaser and Katy entered into a Preferred Stock Purchase and Recapitalization Agreement, dated as of March 29, 2001 (the "Purchase Agreement") for a recapitalization of Katy.

   WHEREAS, in connection with the Purchase Agreement, Katy mailed a definitive proxy statement (the "Initial Proxy Statement") to the shareholders of Katy on April 25, 2001 with respect to the election of directors and certain approvals by the shareholders of Katy required in connection with the recapitalization contemplated by the Purchase Agreement.

   WHEREAS, on June 2, 2001, Purchaser and Katy mutually agreed to terminate the Purchase Agreement pursuant to Section 7.1(a) thereof.

   WHEREAS, Purchaser and Katy now desire to enter into this Agreement to reflect the terms and conditions (including, without limitation, the requirements of Bankers Trust Company in connection with its agreement to refinance the existing loans of Katy (the "Refinancing")) under which the parties have agreed to effect the recapitalization of Katy.

   WHEREAS, in connection with entering into this Agreement, Purchaser and Katy desire that Katy file a supplement to the Initial Proxy Statement (the "Proxy Supplement") reflecting the terms and conditions of this Agreement.

   WHEREAS, the Board of Directors of Katy and the Managers of Purchaser have approved the transactions contemplated by this Agreement (the
"Recapitalization") on the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of Katy has determined that the Preferred Stock Purchase (as defined below) is fair to and in the best interests of Katy's shareholders;

   WHEREAS, Purchaser has simultaneously entered into a binding term sheet attached hereto as Exhibit B, with Bankers Trust Company with respect to the Refinancing.

   WHEREAS, at Purchaser's request, certain members of Katy's management, directors, officers and other shareholders (collectively the "Agreement Shareholders") are simultaneously entering into a stock voting agreement with Purchaser (the "Voting Agreement") pursuant to which the Agreement Shareholders have agreed to vote with respect to certain questions that may be put to such Agreement Shareholders, in each case, in accordance with the terms and conditions of the Voting Agreement;

   WHEREAS, to effectuate the Recapitalization, Katy and Purchaser each desire that Purchaser purchase from Katy 700,000 shares of newly issued preferred stock, $100.00 par value per share (the "Convertible Preferred Stock"), convertible based on a price of $6.00 per share of common stock, $1.00 par value per share, of Katy (the "Katy Common Stock", inclusive of their respective associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 13, 1995, as amended (the "Rights Agreement"), between Katy and LaSalle National Bank, as Rights Agent (the shares of Katy Common Stock and the associated Rights are referred to herein as "Common Shares")), into an aggregate of 11,666,666 Common Shares (equivalent to a conversion ratio of approximately 16.67 Common Shares per share of Convertible Preferred Stock), for a purchase price of $100.00 per share (or an aggregate purchase price of $70,000,000) (the "Preferred Stock Purchase"), on the terms and subject to the conditions set forth in this

Agreement, and the Board of Directors of Katy has approved such Preferred Stock Purchase and has resolved to recommend to its shareholders that they authorize the Convertible Preferred Stock and the issuance of Common Shares upon conversion of the Convertible Preferred Stock and approve the terms of the Preferred Stock Purchase at a meeting of the shareholders of Katy (the "Shareholder Meeting");

   WHEREAS, Exhibit A to this Agreement sets forth the pages hereof on which the capitalized terms are defined;

   WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Preferred Stock Purchase and also to prescribe various conditions to the Preferred Stock Purchase; and

   NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                Certain Actions

  Section 1.1.  Certain Actions.

   (a) Katy hereby approves of and consents to the Preferred Stock Purchase and represents and warrants that Katy's Board of Directors (at a meeting duly called and held) has (i) determined that each of this Agreement and the transactions contemplated hereby, including the Preferred Stock Purchase, are fair to and in the best interests of Katy and its shareholders, (ii) Unanimously approved (with all references to the term "Unanimously" being deemed to refer to actions taken by all current members of Katy's Board of Directors, except for William F. Andrews) this Agreement and the transactions contemplated hereby, including the Preferred Stock Purchase, so that section 203 of the General Corporation Law of Delaware ("DGCL") shall not prevent any business combination (as defined in section 203 of the DGCL) between Katy and any person that becomes an interested stockholder (as defined in section 203 of DGCL) of Katy as a result of the Preferred Stock Purchase, or any other transaction contemplated by the Agreement, (iii) taken all actions necessary or appropriate so that the execution of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the Preferred Stock Purchase, the conversion of the Convertible Preferred Stock and the Voting Agreement) do not and will not result in the ability of any person to exercise any rights under the Rights Agreement or enable or require the rights to separate from the Common Shares to which they are attached or to be triggered or become exercisable, (iv) Unanimously nominated and recommended for election as directors of Katy the nominees designated by Purchaser (the "Purchaser Designees"), who, if elected by the shareholders, will constitute a majority of such Board of Directors, (v) Unanimously approved and recommended that the holders of Common Shares approve and adopt an amendment to Katy's Certificate of Incorporation substantially in the form attached hereto as Exhibit C, authorizing (A) election of directors in two classes, with staggered terms of office, (B) 1,200,000 shares of Convertible Preferred Stock, and (C) an increase of the total number of Common Shares that Katy shall have the authority to issue to 35,000,000 (vi) Unanimously recommended that the holders of Common Shares approve the Preferred Stock Purchase and the issuance of Common Shares upon the conversion of the Convertible Preferred Stock in accordance with the terms of the Convertible Preferred Stock, (vii) authorized Katy to prepare and file with the SEC within three (3) Business Days after the date of this Agreement (and Katy shall use its reasonable best efforts to cause such filing within three (3) Business Days) the Proxy Supplement with respect to the election of directors and the approvals by the holders of Common Shares referred to in clauses (v) and (vi) at the Shareholder Meeting, directed the officers of Katy to use their reasonable best efforts to have the Proxy Supplement cleared by the Securities and Exchange Commission ("the SEC") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and authorized and directed the distribution of the definitive form of such Proxy Supplement to the holders of the Common Shares and the solicitation of proxies from such holders (the Initial Proxy Statement as supplemented by such definitive Proxy Supplement, the accompanying notice of the

Shareholder Meeting and the form of proxy, and any documents, instruments or other proxy materials used in the solicitation of proxies, including any documents required to be filed with the SEC as part of or incorporated by reference in such proxy materials, together with any supplements or amendments thereto, the "Proxy Statement"), and (ix) Unanimously approved an amendment to the By-Laws of Katy reducing the number of directors constituting the whole board of Katy to nine (9). For purposes of this Agreement, the term "Business Day" shall mean any day, other than Saturday, Sunday or a United States federal holiday.

   (b) Katy hereby consents to the inclusion in the Proxy Statement (unless the Board of Directors, after consultation with outside legal counsel determines that this would be inconsistent with the directors' fiduciary duties under applicable law) of the recommendation of its Board of Directors referred to in
Section 1.1(a). Katy hereby agrees to use its reasonable best efforts to file with the SEC, within three (3) Business Days of the date of this Agreement, the Proxy Supplement. The Proxy Statement will contain (subject to the fiduciary duties of the Board of Directors as advised by outside legal counsel) such recommendation of the Board of Directors of Katy with respect to the election of directors, the Recapitalization and the other transactions contemplated hereby and otherwise comply with section 14(a) of the Exchange Act, the rules and regulations thereunder and other applicable law. Katy covenants that the Proxy Statement shall contain (or shall be amended in a timely manner to contain) the information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable law and shall otherwise comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable law. Katy and Purchaser each agree promptly to correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and Katy further agrees to take all lawful action necessary to cause the Proxy Statement as so corrected to be filed promptly with the SEC and disseminated to the holders of Common Shares, in each case as and to the extent required by applicable law. Purchaser and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendments thereto prior to the filing thereof with the SEC. In addition, Katy agrees to provide Purchaser and its counsel in writing with any comments or other communications that Katy or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications.

                                   ARTICLE II

                            Preferred Stock Purchase

  Section 2.1.  Purchase and Sale.

   Subject to the terms and conditions set forth in this Agreement, Katy agrees to sell to Purchaser and Purchaser agrees to purchase from Katy, subject to the conditions set forth in Annex I (the "Purchaser Closing Conditions"), 700,000 shares of Convertible Preferred Stock for a purchase price of $100 per share or an aggregate of $70,000,000 in cash (the "Preferred Purchase Price"). The Preferred Purchase Price shall be delivered on the Closing Date by wire transfer of funds to the order of Katy. Katy will deliver the Convertible Preferred Stock to Purchaser against payment of the Preferred Purchase Price on the Closing Date. Delivery of the Convertible Preferred Stock shall be deemed made upon delivery to Purchaser of a certificate or certificates representing the Convertible Preferred Stock together with evidence that such issuance and sale has been registered on the records of Katy.

  Section 2.2.  Closing.

   The consummation of the Preferred Stock Purchase (the "Closing") will take place on the later of June 26, 2001 or the first Business Day on which the conditions set forth in Article VI are satisfied or waived (the "Closing Date"), unless another time or date is agreed to by the parties hereto, provided that in no event shall the Closing Date be later than June 30, 2001. The Closing will be held at the offices of Hunton & Williams, 200 Park Avenue, 43rd Floor, New York, New York 10166-0136 or as otherwise agreed to by the parties hereto.

                                  ARTICLE III

                     Representations and Warranties of Katy

   Except as set forth in the schedules hereto, in a manner that identifies by section number or by the content of the disclosure each provision of this Agreement to which such disclosure relates, Katy represents and warrants to Purchaser that:

  Section 3.1.  Organization, Qualification, Etc.

   Katy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Katy Group. Except as set forth on
Schedule 3.2(a), Katy owns, directly or indirectly, all of the capital stock of each of the corporations and all of the equity interest of each of the other entities set forth on Schedule 3.1 (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth on Schedule 3.1, each Subsidiary is duly and validly organized and in good standing under the laws of the jurisdiction listed on Schedule 3.1, and each Subsidiary is duly qualified as a foreign corporation or other entity in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. Except as set forth in Schedule 3.2(a), Katy does not own, and does not have any obligation to acquire, any equity interest in any business enterprise other than the Subsidiaries. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Katy Group or Purchaser means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, businesses, operations, properties (including tangible properties), results of operations, assets (including, without limitation, any Material Contract) or prospects of Katy and the Subsidiaries (collectively, the "Katy Group"), taken as a whole, or of Purchaser, as the case may be; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on or with respect to the Katy Group: any adverse circumstance, change in, or effect relating to (i) the announcement Preferred Stock Purchase, (ii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or (iii) actions required to be taken under applicable laws, rules or regulations, so long as any such action does not disproportionately affect the Katy Group, taken as a whole; and provided, further, that a change in the market price or trading volume of the Katy Common Stock shall not, in itself, be deemed to constitute a Material Adverse Effect on or with respect to the Katy Group.

  Section 3.2.  Capitalization.

   (a) The authorized capital stock of Katy consists of Twenty-Five Million (25,000,000) shares of Katy Common Stock, $1.00 par value per share. As of the date of this Agreement 9,822,204 shares of Katy Common Stock (of which 1,428,721 are treasury shares) are issued and 8,393,483 shares are outstanding. All the outstanding shares of Katy Common Stock have been validly issued and are fully paid and non-assessable. The issued and outstanding capital stock of each Subsidiary is set forth on Schedule 3.2(a) hereto and, except as set forth on Schedule 3.2(a), Katy or a Subsidiary owns and holds all such capital stock.

   (b) Except as set forth on Schedule 3.2(b), neither Katy nor any Subsidiary is a party to, or is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities thereof.

   (c) As of the date of this Agreement, there were outstanding options to purchase an aggregate of 258,450 Common Shares under Katy's 1995 Long-Term Incentive Plan, outstanding options to purchase an aggregate of 216,425 Common Shares, stock appreciation rights covering 207,030 Common Shares and 25,225 Common Shares of unvested restricted stock outstanding under Katy's 1997 Long-Term Incentive Plan, and outstanding options to purchase 88,000 Common Shares under Katy's Nonemployee Director Stock Option Plan (such plans collectively referred to as the "Katy Stock Option Plans", and each option under the Katy Stock Option Plans referred to as an "Option"), as set forth on Schedule 3.2(c). Other than as set forth in this Section 3.2 or on Schedule 3.2(c) there are not now, and on the Closing Date there will not be, any (i) shares of capital stock or other equity securities of Katy issuable upon exercise of Options other than Common Shares issuable pursuant to the exercise of the stock options or stock appreciation rights described in this Section 3.2(c) (ii) other outstanding awards under the Katy Stock Option Plans, or (iii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Katy or any Subsidiary, or contracts, understandings or arrangements to which Katy or any Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock, other than the Convertible Preferred Stock purchased by Purchaser under this Agreement.

   (d) The authorized units of Contico International, L.L.C. a Delaware limited liability company and a Subsidiary ("Contico"), consists solely of Ten Thousand (10,000) common units (the "Contico Common Units"), all of which are issued, outstanding and owned by Katy, and Three Hundred Twenty-Nine (329) preferred units (the "Contico Preferred Units"), all of which are issued, outstanding and owned by Newcastle Industries, Inc. All of the outstanding Contico Common Units and Contico Preferred Units have been validly issued, are fully paid and non-assessable.

   (e) Upon approval by the vote of a majority of the holders of the outstanding Common Shares entitled to vote at the Shareholder Meeting, 1,200,000 shares of Convertible Preferred Stock will be duly authorized. Upon purchase of the Convertible Preferred Stock by Purchaser in accordance with the terms of this Agreement, the shares of Convertible Preferred Stock to be issued to Purchaser will be validly issued, fully paid and non-assessable.

  Section 3.3.  Corporate Authority Relative to this Agreement; No Violation.

   Katy has the corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Katy and, except for the approval by Katy's shareholders, no other corporate proceedings on the part of Katy or any Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Katy has determined that the Recapitalization is in the best interest of Katy and its shareholders. This Agreement has been duly and validly executed and delivered by Katy and, assuming this Agreement constitutes a valid and binding agreement of the other party hereto, this Agreement constitutes a valid and binding agreement of Katy, enforceable against Katy in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles, whether applied in a proceeding at law or in equity. Except as set forth on Schedule 3.3, neither Katy nor any Subsidiary is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any law, order or decree, that would be breached or violated by Katy's execution or performance of this Agreement or the consummation of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of Delaware law, the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (collectively, the "Katy Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority in the United States of America is necessary for the consummation by Katy of the Recapitalization.

  Section 3.4.  Reports and Financial Statements.

   Since January 1, 1998, Katy has timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act. All such reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Katy with the SEC, together with any amendments thereto, are collectively referred to as the "Katy SEC Reports". As of the respective dates of their filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) with the SEC, the Katy SEC Reports complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including any related notes or schedules) included in the Katy SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with the rules and regulations of the SEC, and such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Katy Group as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

  Section 3.5.  Accounts Receivable, Accounts Payable and Inventory.

   For the purposes of this Agreement, the term "Accounts Receivable" shall mean all trade accounts receivable and all notes, bonds and other evidences of indebtedness relating to, and rights to receive payments arising out of, sales made in the conduct of the business by Katy or any Subsidiary, and the security agreements related thereto, including any rights of Katy or any Subsidiary with respect to any third party collection proceedings or any other action, suit, proceeding or arbitration by any person or any investigation by any government body. The term "Accounts Payable" shall mean all accounts payable of Katy or any Subsidiary as such would be construed under GAAP. The term "Inventory" shall mean inventory, raw materials, work-in-progress, finished goods, consigned goods, merchandise, products under research and development, demonstration equipment, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the business of Katy or any Subsidiary is conducted, or located at supplier's premises or customer's premises on consignment, in each case, which are used or held for use in the conduct of the business of Katy or any Subsidiary, including any of the foregoing purchased subject to any conditioned sales or title retention agreement in favor of any other person, together with all rights against suppliers of such inventories. All Accounts Receivable (net of allowances for doubtful accounts) reflected on the September 30, 2000 balance sheet attached hereto as Schedule 3.5(a) (the "Reference Balance Sheet"), and all Accounts Receivable arising subsequent to September 30, 2000 (net of allowances for doubtful accounts), (a) have arisen from bona fide sales transactions in the ordinary course of business on ordinary trade terms, (b) represent valid and binding obligations due to Katy, enforceable in accordance with their terms, and (c) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms, except to the extent reserved against and except for such lack of enforceability or collectibility, individually or in the aggregate, as would not have a Material Adverse Effect on the Katy Group.
Schedule 3.5(b) lists any obligor which together with all of its affiliates owed uncollected amounts to Katy or any Subsidiary in an aggregate amount of $100,000 or more as of September 30, 2000. All Accounts Payable which are due and owing have been or will be paid in full in the ordinary course and, to the knowledge of any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of Katy ("Katy's Knowledge"), no third party has claimed otherwise, except for such claims as would not have a Material Adverse Effect on the Katy Group. Schedule 3.5(c) sets forth all Accounts Payable which were individually in excess of $50,000 as of December 31, 2000 and which were also more than thirty (30) days past due under their payment terms as of December 31, 2000. Except as set forth on Schedule 3.5(d), all Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as set forth on Schedule 3.5(d), all items included in the Inventory are the property of Katy or a Subsidiary, as the case may be, free and clear of any lien, have not been pledged as collateral, are not held on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any law.

  Section 3.6.  Indebtedness; No Undisclosed Liabilities.

   Schedule 3.6 lists all indebtedness of the Katy Group as of September 30, 2000 for borrowed money or for the deferred purchase price of property or services, directly or indirectly created, incurred or assumed or guaranteed by Katy and its Subsidiaries or with respect to which Katy or any Subsidiary has otherwise become directly or indirectly liable, including, without limitation, all capital lease obligations. Neither Katy nor any Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected (i) in any of the Katy SEC Reports, or (ii) on Schedule 3.6, (b) liabilities incurred after September 30, 2000 in the ordinary course of business consistent with past practice, (c) the obligation to pay fees and expenses of Katy's attorneys and accountants and of Bear Stearns & Co. Inc. in accordance with its agreements with Katy dated January 8, 2001 and May 31, 2001 relating to the provision of a fairness opinion and (d) liabilities or obligations which would not have a Material Adverse Effect on the Katy Group.

  Section 3.7.  [Reserved].

  Section 3.8.  Customers and Suppliers.

   Schedule 3.8 lists the top 25 customers and the top 25 suppliers of the Katy Group based on aggregate sales and purchases for each of (i) the twelve months ended December 31, 1999 and (ii) the nine months ended September 30, 2000. Except as set forth on Schedule 3.8, to Katy's Knowledge, as of the date of this Agreement, no such customer or supplier of Katy or any Subsidiary is in the process of or intends to terminate its business relationship or pricing scheme with Katy or such Subsidiary, nor has any such customer or supplier during the past twelve months substantially decreased, or threatened to substantially decrease, its usage of Katy's or such Subsidiary's production or its services or supplies to Katy or such Subsidiary, other than normal seasonal variances in the ordinary course of business, and other than any such decreases as would not, individually or in the aggregate, materially and adversely affect the operating income of the Katy Group.

  Section 3.9.  No Violation of Law.

   None of the business or operations of Katy or any Subsidiary is being conducted in violation of any law, ordinance or regulation of any governmental body or authority except (a) as specifically disclosed in the schedules hereto or in any of the Katy SEC Reports and (b) for violations or possible violations which would not have, individually or in the aggregate, a Material Adverse Effect on the Katy Group.

  Section 3.10. Transactions with Affiliates.

   For purposes of this Section 3.10, the term "Affiliate" shall mean (a) any person who is the beneficial owner of 5% or more of the voting securities of Katy, (b) any director or officer of Katy or any Subsidiary, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with, Katy or any Subsidiary (other than any other member of the Katy Group) and (d) any member of the immediate family of any of the foregoing persons. Except as set forth on Schedule 3.10, or in the Katy SEC Reports, since January 1, 1998 neither Katy nor any Subsidiary has in the ordinary course of business or otherwise (a) purchased, leased or otherwise acquired any property or assets or obtained any services (except with respect to services rendered in the ordinary course of business as a director, officer or employee of Katy or any Subsidiary) in return for consideration of more than $60,000 in any 12 month period from any Affiliate, (b) sold, leased or otherwise disposed of any property or assets or provided services (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of Katy or any Subsidiary) in return for consideration of more than $60,000 in any 12 month period to any Affiliate, (c) entered into or modified in any manner any Contract with any Affiliate, or (d) borrowed any money from, or made or forgiven any loan or advance to, any Affiliate. Except as set forth in Schedule
3.10 or in the Katy SEC Reports, (i) the Contracts of the Katy Group do not include any obligation or commitment in excess of $60,000 in any 12 month period with any Affiliate (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of Katy or any Subsidiary), (ii) the assets of the Katy Group do not include any receivable or other obligation or commitment in excess of $60,000 in any 12 month period from any Affiliate and (iii) the liabilities of the Katy Group do not include any payable or other obligation or commitment in excess of $60,000 in any 12 month period to or for any Affiliate (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of Katy or any Subsidiary). Except as set forth in Schedule 3.10, no officer or director of Katy or any Subsidiary has any ownership interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the businesses of the Katy Group.

  Section 3.11. [Reserved].

  Section 3.12. Environmental, Health and Safety Laws and Regulations.

   Except as set forth on Schedule 3.12, the Katy SEC Reports, or as would not have a Material Adverse Effect on the Katy Group, Katy and its Subsidiaries (i) have obtained or are in the process of obtaining (as specifically set forth in Schedule 3.12) all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment or to human health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by such entity (or, to the extent Katy is so obligated, its agents) ("Environmental, Health and Safety Laws"); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables required pursuant to applicable Environmental, Health and Safety Laws or contained in any regulation, code, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, and to Katy's Knowledge, no proposed or scheduled changes in law will require expenditures in excess of $500,000 to maintain compliance with the Environmental, Health and Safety Laws at the Katy facilities in the next 12 months; (iii) have no liability of any kind whatsoever, whether known or unknown, under any Environmental, Health and Safety Laws, individually or in the aggregate, that would have a Material Adverse Effect on the Katy Group; and
(iv) represent that no event, condition, circumstance, activity, practice, incident, action or plan is reasonably likely to interfere with or prevent continued compliance with the Environmental Health and Safety Laws or would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or Katy's emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, which liability, claim, action, suit or proceeding, individually or in the aggregate, would have a Material Adverse Effect on the Katy Group. Notwithstanding any of the representations and warranties contained elsewhere in Article III, environmental and health and safety matters shall be governed exclusively by this Section 3.12 and by Section 3.22 with respect to Licenses required by Environmental, Health and Safety Laws.

  Section 3.13. Employee Benefit Matters.

   (a) Schedule 3.13(a) sets forth and Katy has made available to Purchaser copies of the governing documents, summary plan descriptions, returns, reports, financial statements, actuarial reports and related employee communications of the following kinds of employee benefit plans (individually, a "Katy Benefit Plan," and collectively, the "Katy Benefit Plans") which are sponsored, maintained or contributed to by Katy or any Subsidiary or any corporation, trade, business or entity under common control with Katy within the meaning of sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended ("the Code") (each, an "ERISA Affiliate") for the benefit of the employees of Katy or any Subsidiary:

     (i) each "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA); and

     (ii) each policy or practice described in an employee handbook, stock option plan, restricted stock plan, collective bargaining agreement, cash or stock bonus plan or arrangement, incentive award plan or arrangement, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 3.13(a)(i).

   (b) There has been made available to Purchaser, with respect to each Katy Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. There has been made available to Purchaser with respect to each Katy Benefit Plan which is a defined benefit plan subject to the minimum funding requirements of ERISA the most recent actuarial valuation prepared by the actuaries for the plan.

   (c) Except for the Katy Benefit Plans disclosed in Schedule 3.13(c), Katy and the Subsidiaries do not contribute to or have an obligation to contribute to any employee benefit plan that is subject to section 302 of ERISA, section 412 of the Code, or Title IV of ERISA (including, without limitation, a multiemployer plan within the meaning of section 3(37) of ERISA). Except as set forth on Schedule 3.13(c), assets of any single-employer qualified plan listed in Schedule 3.13(c) are at least equal to liabilities accrued to the Closing Date as of the date of the most recently audited financial statements of Katy and its Subsidiaries.

   (d) No complete or partial withdrawal liability (within the meaning of section 4201 of ERISA) with respect to any multiemployer plan (within the meaning of section 3(37) of ERISA) has been incurred, which withdrawal liability has not been satisfied and, to Katy's Knowledge, no liability is expected to be incurred.

   (e) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Katy Group (excluding for purposes of applying the foregoing standard of materiality the representation in clauses (A) and (B) of subparagraph (vi) below, which shall not be subject to any standard of materiality):

     (i) Each Katy Benefit Plan conforms to and has been administered and operated in compliance with its governing documents and applicable laws and regulations whether domestic or foreign, including, where applicable, ERISA and the Code, and neither Katy nor any of its Subsidiaries is in default of its respective obligations under any Katy Benefit Plan, and, to Katy's Knowledge, there have been no defaults or violations by any other party to the Katy Benefit Plans;

     (ii) Each Katy Benefit Plan intended to be qualified under section 401 of the Code (A) satisfies in form the requirements of such section except to the extent amendments are not required by law to be made until a date after the Closing Date, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (C) has not, since receipt of the most recent favorable determination letter, been amended, except for amendments for which the period for requesting a favorable determination letter has not expired, and (D) has not been operated in a way that would adversely affect its qualified status;

     (iii) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to Katy's Knowledge, threatened against, or with respect to, any of the Katy Benefit Plans or their assets;

     (iv) No act, omission or transaction has occurred which would result in imposition on Katy or any Subsidiary of (A) breach of fiduciary duty liability damages under section 409 of ERISA; (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of section 502 of ERISA; (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (D) a lien upon property or rights under section 302 (f)(l)(A)and (B) of ERISA for failure to make a required payment to a plan; or (E) the Pension Benefit Guaranty Corporation instituting proceedings to terminate the plan;

     (v) There is no matter pending (other than routine qualification determination filings) with respect to any of the Katy Benefit Plans before any governmental authority;

     (vi) With respect to each Katy Benefit Plan, (A) no liability to the Pension Benefit Guaranty Corporation has been incurred, which liability has not been satisfied (other than for premiums not yet due), (B) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and
  (C) no event has occurred, and, to Katy's Knowledge, there exists no condition or set of circumstances in connection with which Katy or any Subsidiary would reasonably, directly or indirectly, be expected to become subject to any liability under ERISA, the Code or any applicable law except liability for benefit claims and payments in the ordinary course; and

     (vii) Except for the conversion of the Convertible Preferred Stock into Common Shares, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Katy or any Subsidiary to make payments of money or other property to, make a larger contribution to, or pay greater, more accelerated or supplementary benefits or provide other rights under, including, without limitation, funding liabilities that are currently unfunded, any Katy Benefit Plan than it otherwise would, whether or not some other subsequent action or event (together with the Recapitalization) would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Katy Benefit Plan.

   (f) Except for the conversion of the Convertible Preferred Stock into Common Shares, in connection with the consummation of the Recapitalization no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Katy Benefit Plans that would be reasonably likely to result in imposition of sanctions or taxes imposed under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

   (g) Except for the Katy Benefit Plans disclosed in Schedule 3.13(g), no Katy Benefit Plan which is an employee welfare plan provides benefits (whether or not insured) with respect to any current or former employee of Katy or its Subsidiaries, which continue beyond their retirement or other termination of service other than coverage mandated by section 4980 of the Code or sections 601-609 of ERISA or comparable provisions of state law.

  Section 3.14. Absence of Certain Changes or Events.

   Since September 30, 2000, except as contemplated by this Agreement or except as disclosed in the Katy SEC Reports or in this Agreement (including the schedules hereto) and except as permitted pursuant to Section 5.1, Katy and the Subsidiaries have conducted their businesses only in the ordinary and usual course, and there has not been (i) any material change by Katy or any Subsidiary in its accounting methods, principles or practices other than as required by GAAP or applicable law; (ii) any revaluation by Katy or any Subsidiary of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iii) any entry by Katy or any Subsidiary into any material commitment or transaction, other than in the ordinary course of business; (it being understood that there exists no binding obligation on Katy to complete the sale of Hamilton Metals L.P. ("Hamilton") as set forth in the letter of intent entered into by Katy on March 6, 2001); (iv) any declaration, setting aside or payment of any dividends or distributions in respect of Common Shares or any redemption, purchase or other acquisition of any of its securities or any securities of Katy or any Subsidiary, except for regular dividends not in excess of $0.075 per Common Share per quarter; (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Katy or any Subsidiary; (vi) any increase in indebtedness for borrowed money other than an increase as a result of indebtedness for borrowings incurred in the ordinary course of business; (vii) any granting of a security interest in or lien on any material property or assets of Katy or any Subsidiary, other than any such security interest or lien permitted by the Amended and Restated Credit Agreement dated as of December 11, 1998 among Katy, Bank of America National Trust and Savings Association, La Salle National Bank, and the other parties named therein (including, without limitation, such security interests or liens contemplated by the definitions of "Perfection Date" and "Permitted Liens" under that Agreement); or (ix) except as disclosed in Schedule 3.14, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Katy or any Subsidiary other than those that are required under existing contractual arrangements and other than increases in base salaries in the ordinary course of business.

  Section 3.15. Investigations; Litigation.

   Except as described in any of the Katy SEC Reports or as set forth in
Schedule 3.15, as of the date of this Agreement:

     (a) to Katy's Knowledge, no investigation or review by any governmental body or authority with respect to Katy or any Subsidiary is pending nor has any governmental body or authority notified Katy or any Subsidiary in writing of an intention to conduct the same; and

     (b) there are no actions, suits or proceedings pending (or, to Katy's Knowledge, threatened) against or affecting Katy or any Subsidiary, or any of their respective properties, at law or in equity, before any federal, state, local or foreign governmental body or authority.

   With respect to each matter set forth on Schedule 3.15, such Schedule sets forth a summary of the subject matter together with a description of action taken by Katy or its Subsidiaries with respect thereto.

  Section 3.16. Products.

   Except as set forth on Schedule 3.16, neither Katy nor any Subsidiary has experienced product recall or warranty claims in excess of 2% of the aggregate gross sales for such company in any of the past five years. Except as set forth on Schedule 3.16, with regard to products and goods manufactured by Katy or any Subsidiary prior to the Closing Date, there is no liability with regard to the sale, purchase or consumption of such products or goods which will have a Material Adverse Effect on the Katy Group and, to Katy's Knowledge, there are no circumstances or events which are likely to give rise to such a liability.

  Section 3.17. Securities Filings.

   None of the information with respect to the Katy Group to be included in the Proxy Statement or any other filings made with the SEC in connection with the Recapitalization (collectively, the "Securities Filings") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made hereby with respect to information supplied in writing by or on behalf of Purchaser or any of the Purchaser Designees specifically for inclusion in the Securities Filings.

  Section 3.18. Tax Matters.

   (a) (i) All Tax Returns required to be filed by or on behalf of Katy or any of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Katy or any of its Subsidiaries is a member (a

"Current Katy Group"), or (ii) to Katy's Knowledge, all Tax Returns required to be filed on behalf of each combined, consolidated or unitary tax group of which Katy or any of its Subsidiaries has been a member within ten years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period which includes Katy or any of its Subsidiaries and which ends on a date within the last ten years (a "Past Katy Group", together with Current Katy Groups, a "Katy Affiliated Group") have been timely filed and are complete and accurate except to the extent any failure to file or any inaccuracies in such filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. All Taxes due and owing by Katy or any of its Subsidiaries, any Current Katy Group or, to Katy's Knowledge, any Past Katy Group have been accurately and timely paid, or are being contested in good faith, and appropriate reserves therefor, determined in accordance with GAAP, have been included in the financial statements referred to in Section 3.4, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Katy, any Current Katy Group or, to Katy's Knowledge, any Past Katy Group which would, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. All assessments for Taxes due and owing by Katy, any Current Katy Group or, to Katy's Knowledge, any Past Katy Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of this Agreement, Katy will provide Purchaser with written schedules of (i) the taxable years of Katy for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Katy and each Subsidiary has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group.

   For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, filing, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  Section 3.19. Intellectual Property.

   "Intellectual Property" means foreign and domestic patents, patent applications, designs, utility models, and all improvements and developments relating thereto, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names, copyrights, copyright registrations, copyright applications, domain names, domain registrations, trade secrets, know-how, and other proprietary information. Katy or a Subsidiary owns, or holds licenses or sublicenses for, or otherwise has the right to use, all of the Intellectual Property used by Katy or such Subsidiary in the conduct of its respective business as currently conducted, except where such failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. Except as set forth on Schedule 3.19, Schedule 3.19 includes all of the owned, issued, registered, licensed or sublicensed Intellectual Property used by Katy or a Subsidiary in the conduct of their respective businesses as currently conducted, except for such Intellectual Property that is not, individually or in the aggregate, material to the Katy Group. Except as set forth on Schedule 3.19, to Katy's Knowledge, neither Katy nor any Subsidiary is currently in receipt of any written notice of infringement or written notice of conflict with the asserted Intellectual Property rights of other persons in connection with or relating to any Intellectual Property owned or held by such persons, except, in each case, for matters that would not, individually or in the aggregate, have a

Material Adverse Effect on the Katy Group. Except as set forth in Schedule 3.19, to Katy's Knowledge, no third party has infringed or violated the Intellectual Property as to which Katy or a Subsidiary has rights as listed on
Schedule 3.19, except, in each case, for matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. Except as set forth on Schedule 3.19, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause any cancellation of or material change in any material license or sublicense. held by Katy or any Subsidiary in connection with any Intellectual Property.

  Section 3.20. Severance Payments.

   Except for the conversion of the Convertible Preferred Stock into Common Shares, neither Katy nor any Subsidiary will owe a severance payment, change of control payment, parachute payment or similar obligation to any of their respective employees, officers or directors as a result of the Preferred Stock Purchase or the other transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits (including without limitation any additional payments or benefits supplementary to their regular compensation and benefits in effect immediately prior to the date hereof) as a result of the Preferred Stock Purchase or the other transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

  Section 3.21. Title to Properties.

   Schedule 3.21 lists all real property owned by the Katy Group with a value of $500,000 or more and each lease of real property to which Katy or any Subsidiary is a party with $500,000 or more still payable. Katy and its Subsidiaries have good and marketable title to all of the assets and properties reflected in the Reference Balance Sheet as being owned by the Katy Group (other than any assets or properties (i) specified in the Reference Balance Sheet that have been sold or otherwise disposed of since September 30, 2000 in the ordinary course of business consistent with past practice or (ii) that are not, individually or in the aggregate, material to Katy) free and clear of encumbrances, security interests or liens, other than liens the existence of which is set forth in Schedule 3.21 or is specifically reflected in the Reference Balance Sheet, and other than any other encumbrances, security interests or liens that do not exceed $100,000 in the aggregate. Katy and its Subsidiaries hold under valid lease agreements all real and personal properties reflected in the Reference Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoys peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since September 30, 2000 and (ii) any properties that, individually or in the aggregate, are not material to Katy. Katy and the Subsidiaries have not received any written notice of any adverse claim to the title (both fee and any leasehold) to any properties owned or leased by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on the Katy Group.

  Section 3.22. Licenses.

   Except as set forth in Schedule 3.22, all permits, licenses and other authorizations issued by the federal government and any applicable state agencies (the "Licenses") required for the operation of the businesses of Katy and the Subsidiaries are in full force and effect, and there are no pending modifications, amendments or revocation proceedings, except for such failure to be so in effect and such modifications, amendments or proceedings as would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. All fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid, and no event has occurred with respect to the Licenses held by Katy and the Subsidiaries which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof, except for any such revocation as would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. Katy and the Subsidiaries are in compliance in all material respects with the terms of their respective Licenses, as applicable (except where any such failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group), and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Katy or any Subsidiary has received notice, nor, to Katy's Knowledge, is there any proceeding threatened by any governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority, except for such as would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group. No capital expenditures in excess of $500,000 are anticipated or foreseen by Katy or its Subsidiaries in order to maintain compliance with any Licenses. Katy and its Subsidiaries reasonably expect that all Licenses are fully renewable, except for any such nonrenewal as would not, individually or in the aggregate, have a Material Adverse Effect on the Katy Group.

  Section 3.23. Insurance.

   The insurance coverage maintained by Katy and any of its Subsidiaries is reasonably adequate for the operation of the business of Katy and the Subsidiaries, and, except as set forth in Schedule 3.23, the transactions contemplated hereby will not adversely affect such coverage.

  Section 3.24. Material Contracts.

   Schedule 3.24 sets forth in reasonable detail a list of all written and a description of all oral contracts, agreements, leases, instruments or legally binding contractual commitments ("Contracts") as of March 29, 2001 that are of a type described below (collectively, the "Material Contracts"), other than Contracts set forth on Schedules 3.10, 3.13 or 3.21 and Contracts entered into after the date hereof not in violation of Section 5.1 hereof:
     (i) Any Contract with a customer of Katy or any Subsidiary, or with any entity that purchases goods or services from Katy or any Subsidiary, for consideration payable in excess of $250,000 (other than standard inventory purchase orders executed in the ordinary course of business);

     (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;

     (iii) any Contract for the purchase or lease of goods or services (including, without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services) requiring aggregate future payments in excess of $250,000, other than standard inventory purchase orders executed in the ordinary course of business;

     (iv) any Contract relating to the borrowing of money or guaranty of indebtedness (other than any Contracts that do not, individually or in the aggregate, relate to the borrowing of money or guaranty of indebtedness totaling more than $250,000);

     (v) any collective bargaining or other arrangement with any labor union;

     (vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the capital stock or assets of Katy or any Subsidiary;

     (vii) any Contract limiting, restricting or prohibiting Katy or any Subsidiary from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of Katy or any Subsidiary to engage in any line of business or to compete with any other person;

     (viii) any joint venture or partnership Contract;

     (ix) Contracts requiring, or reasonably likely to require, future payments of an amount greater than $250,000; and

     (x) any employment Contract, severance agreement or other similar binding agreement or policy with any employee of Katy or any Subsidiary other than any such employment contracts providing for a base salary of less than $100,000 or any such severance agreements or other such binding agreements or policies providing for payments of less than $100,000 in the aggregate.

   Katy has made available to Purchaser a true and complete copy of each written Material Contract (and a written description of each oral Material Contract), including all amendments or other modifications thereto. Except as set forth on Schedule 3.24, each Material Contract is, assuming it is a valid and binding contract of the other parties to it, a valid and legally binding obligation of Katy or a Subsidiary, as the case may be, enforceable against such entity in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles, whether applied in a proceeding at law or in equity. Except as set forth on Schedule 3.24, Katy has performed in all material respects obligations required to be performed by it under the Material Contracts and, as of the date of this Agreement, is not in breach or default thereunder. Except as set forth on Schedule 3.24, neither Katy nor any Subsidiary has received notice of termination with respect to any Material Contract. Except as set forth on
Schedule 3.24, from March 29, 2001 through the date of this Agreement, Katy did not enter into any Material Contracts except as permitted under the terms and conditions of the Purchase Agreement (including the schedules thereto).

  Section 3.25. Rights Agreement.

   Katy and the Board of Directors of Katy have taken all necessary action including, without limitation, all action required to be taken by Katy to amend the Rights Agreement with respect to all outstanding Rights issued pursuant to the Rights Agreement, if necessary, to (a) render the Rights Agreement inapplicable with respect to the Voting Agreement, the Preferred Stock Purchase, any conversion of the Convertible Preferred Stock, this Agreement and the other transactions contemplated hereby and ensure that they thereby do not trigger Rights exercisable under the Rights Agreement, (b) ensure that (i) Purchaser shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement) or the Stock Acquisition Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution and delivery of this Agreement, the conversion of the Convertible Preferred Stock, the authorization and consummation of the Preferred Stock Purchase or the consummation of any of the other transactions contemplated by this Agreement and the Voting Agreement, and
(c) ensure that Katy will have no obligations under the Rights or the Rights Agreement in connection with the Preferred Stock Purchase and the conversion of the Convertible Preferred Stock, and the holders of Katy Common Stock will have no rights under the Rights or the Rights Agreement in connection with the Preferred Stock Purchase and the conversion of the Convertible Preferred Stock. Katy has made available to Purchaser a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

                                   ARTICLE IV

                  Representations and Warranties of Purchaser

   Purchaser represents and warrants to Katy that:

  Section 4.1.  Organization, Qualification, Etc.

   Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The copy of Purchaser's Certificate of Formation, which has been delivered to Katy is complete and correct and in full force and effect as of the date hereof. A complete and correct copy of the Limited Liability Company Agreement will be delivered to Katy promptly after the date hereof. Purchaser was formed solely for the purpose of engaging in the Recapitalization, and, except for obligations or liabilities and activities contemplated by this Agreement, Purchaser has, and through the closing of the Preferred Stock Purchase shall not have, incurred any obligation or liability or engaged in any business activity of any kind.

  Section 4.2. Corporate Authority Relative to this Agreement; No Violation.

   Purchaser has the limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Managers of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding Agreement of the other party hereto, this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general equitable principles, whether applied in a proceeding at law or in equity. Purchaser is not subject to or obligated under any provision of its Certificate of Formation or Limited Liability Company Agreement or any contract provision or any license, franchise or permit, or subject to any law, order or decree, that would be breached or violated by its execution or performance of this Agreement or the consummation of the transactions contemplated hereby, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Other than in connection with or in compliance with the provisions of Delaware law, the Exchange Act and the securities or blue sky laws of the various states (collectively, the "Purchaser Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority in the United States of America is necessary for the consummation by Purchaser of the Recapitalization.

  Section 4.3. Litigation.

   There are no claims, suits, actions or proceedings pending, or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Preferred Stock Purchase. Neither Purchaser nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the Recapitalization.

  Section 4.4. Ownership of Katy Stock.

   Except as contemplated by this Agreement, as of the date of this Agreement neither Purchaser nor any affiliate or associate (as such terms are defined under the Exchange Act) of Purchaser, other than William F. Andrews, a director of Katy, beneficially owns, directly or indirectly, or is party to any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of, any Common Shares or other capital stock of Katy.

  Section 4.5. No Required Vote of Purchaser Shareholders.

   No vote of the members of Purchaser is required by law or the Certificate of Formation of Purchaser or otherwise in order for Purchaser to consummate the Preferred Stock Purchase and the transactions contemplated hereby.

  Section 4.6. Securities Filings.

   None of the information with respect to the Purchaser to be included in any filings made with the SEC in connection with the transactions contemplated by this Agreement (collectively, the "Purchaser Securities Filings") contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made hereby with respect to information supplied in writing by Katy or any affiliate of Katy specifically for inclusion in Purchaser Securities Filings.

  Section 4.7.  Commitments.

   The Purchaser has received a letter dated May , 2001 from Kohlberg Investors IV, L.P. addressed to Purchaser and Katy and a letter dated May 29, 2001 from Bankers Trust Company addressed to Purchaser and Katy, true and complete copies of which have been provided to Katy, committing to provide to Purchaser or to Katy, upon the terms and subject to the conditions set forth in those letters, up to an aggregate of two hundred ten million dollars ($210,000,000) in financing for the Recapitalization and for ongoing general corporate purposes of Katy. Such commitment letters are in full force and effect subject to the terms and conditions set forth therein and have not been amended or terminated as of the date of this Agreement.

  Section 4.8.  Purchase for Investment.

   The Purchaser is acquiring the Convertible Preferred Stock for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act.

                                   ARTICLE V

                            Covenants and Agreements

   It is further agreed as follows:

  Section 5.1.  Conduct of Business by Katy and the Subsidiaries.

   During the period from the date of this Agreement and continuing until the earlier of the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as set forth in Schedule 5.1 or as may be agreed to by the other party hereto in writing or as may be expressly permitted pursuant to this Agreement, Katy and each Subsidiary:

     (i) shall conduct its operations according to the ordinary and usual course of business in substantially the same manner as heretofore conducted;

     (ii) shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Katy Group;

     (iii) shall confer at such times as Purchaser may reasonably request with one or more representatives of Purchaser to report operational matters and the status of ongoing operations;

     (iv) shall notify Purchaser of any emergency or other change in the normal course of any of the respective businesses of Katy and the Subsidiaries or in the operation of the respective properties of Katy and the Subsidiaries and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Katy Group, except with the approval of Purchaser, such approval not to be unreasonably withheld;

     (v) shall not authorize or pay any dividends on or make any distribution with respect to its Common Shares, except for regular dividends not in excess of $0.075 per Common Share per quarter;

     (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with its respective directors or executive officers, except with the approval of Purchaser, such approval not to be unreasonably withheld;

     (vii) shall not, except as otherwise permitted hereunder, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, or, other than in the ordinary course of business, any acquisition of any material assets or securities, any disposition of any material amount of assets (including, without limitation, an agreement with respect to the sale of Hamilton) or securities (other than the Preferred Stock Purchase) or any release or relinquishment of any contract rights;

     (viii) shall not propose or adopt any amendments to its Certificate of Incorporation, By-laws or the Rights Agreement (other than the amendment to its Certificate of Incorporation substantially in the form attached hereto as Exhibit C or as otherwise contemplated by this Agreement);

     (ix) shall not issue any Common Shares (other than Common Shares issued pursuant to the exercise of Options previously granted under the Katy Stock Option Plans), or effect any stock split or otherwise change its capitalization (other than the authorization of the Convertible Preferred Stock and the Common Shares in accordance with Section 5.1 (viii)) as it existed on the date hereof, other than as specifically permitted by this Agreement;

     (x) shall not, except as specifically permitted by this Agreement, grant, confer or award (A) any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any Common Shares (other than in connection with the issuance of the Convertible Preferred Stock) or (B) any other awards under the Katy Stock Option Plans;

     (xi) shall not purchase or redeem any Common Shares;

     (xii) shall not materially amend the terms of its respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, except as may be required by applicable law, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements except as contemplated by this Section 5.1 or Section 5.4;

     (xiii) shall not enter into any collective bargaining agreement which contains terms and conditions which cause, or with the passage of time would cause, a Material Adverse Effect on the Katy Group including, without limitation, entering into any collective bargaining agreement which contains a successorship provision or any provision which requires a purchaser to assume the collective bargaining agreement;

     (xiv) shall not enter into any material loan agreement except for letters of credit in the ordinary course of business;

     (xv) shall not make any Tax election or settle or compromise any material Tax liability other than in the ordinary and usual course of business consistent with past practice;

     (xvi) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article III hereof untrue or incorrect;

     (xvii) shall not grant, confer or award any monetary or non-monetary bonus;

     (xviii) shall not settle, compromise or otherwise terminate any material litigation, claim or other settlement negotiation except with the approval of Purchaser, such approval not to be unreasonably withheld; and

     (xix) shall not fail to maintain insurance under substantially the same terms and conditions as it currently maintains.

   If Katy wishes to seek Purchaser's consent to take action otherwise prohibited by this Section 5.1, Katy shall give notice to Purchaser pursuant to
Section 8.5 and Purchaser shall notify Katy within three (3) Business Days whether it will grant such consent. Failure so to notify Katy shall be deemed to be consent by Purchaser, but such consent shall not operate as a waiver of, or estoppel with respect to, any subsequent or other action Katy proposes to take that is governed by this Section 5.1.

  Section 5.2. Investigation.

   Subject to appropriate confidentiality agreements and reasonable notice provided to Katy in advance, Katy shall, and shall cause the Subsidiaries to, afford to Purchaser and to Purchaser's officers, employees, accountants, counsel and other authorized representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the Termination Date, to their respective plants, properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as Purchaser or its duly authorized representatives may from time to time reasonably request, subject to compliance with third party confidentiality obligations and as may be required to maintain any material attorney-client privilege. The terms and conditions of the Confidentiality Agreement, dated October 10, 2000, between Katy and Kohlberg & Company, LLC (the "Confidentiality Agreement") shall apply to information obtained pursuant to this Section 5.2 with references to Kohlberg & Company, LLC being deemed to be references to Purchaser.

  Section 5.3. Cooperation.

   Katy and Purchaser shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

     (a) prepare and file with the SEC as soon as is reasonably practicable a Proxy Supplement, and shall use their reasonable best efforts to have the Proxy Supplement cleared by the SEC under the Exchange Act;

     (b) as soon as is reasonably practicable take all such action as may be required under state blue sky or federal or state securities laws in connection with the transactions contemplated by this Agreement; and

     (c) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

  Section 5.4. Employee Benefit Plans.

   Subject to applicable law and obligations under collective bargaining agreements, for a period of not less than twelve months immediately following the Closing Date, the compensation, benefits and coverage provided to those individuals who continue to be employees of Katy or its Subsidiaries (the "Continuing Katy Employees") pursuant to employee benefit plans or arrangements maintained by Katy or its Subsidiaries shall be substantially comparable in the aggregate to those provided to such employees immediately prior to the Closing Date (it being understood that, after the Closing Date, (i) Options need not be granted under any Katy Benefit Plan, (ii) Katy and its Subsidiaries may enforce the employment agreements by which Katy or any Subsidiary is a party in accordance with their respective terms, including, without limitation, any right to amend, modify, suspend, revoke or terminate such employment agreements, and (iii) this Section 5.4 shall not give any employee a right to continued employment with Katy or its Subsidiaries). Notwithstanding the foregoing (i) any Katy Benefit Plan that provides as of the date hereof for a continuation period longer than twelve months shall be honored by Katy or any of its Subsidiaries; and (ii) Purchaser and Katy shall use their reasonable best efforts to implement the adjustments to the employment arrangements reflected in the management term sheet agreed to between the parties prior to the date hereof, effective as of the Closing.

  Section 5.5. Filings; Other Action.

   Subject to the terms and conditions provided herein and subject to the fiduciary duties of the directors of Katy (as determined by such directors in good faith after consultation with counsel), Katy and Purchaser shall use reasonable efforts to (i) cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and
(ii) take, or cause to be taken all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

  Section 5.6. [Reserved].

  Section 5.7. Anti-takeover Statute.

   If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Katy and Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

  Section 5.8. No Solicitation by Katy.

   (a) Katy shall not, nor shall it permit any of the Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing information or by taking any action which would make the Rights Agreement inapplicable to any Katy Takeover Proposal (as defined below) other than the Preferred Stock Purchase), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Katy Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Katy Takeover Proposal, in each case without the prior written consent of Purchaser; provided that prior to Closing, in response to an unsolicited Katy Takeover Proposal that did not result from the breach of this Section 5.8, following delivery to Purchaser of notice of the Katy Takeover Proposal in compliance with its obligations under
Section 5.8(c) hereof, Katy may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written Katy Takeover Proposal if (A) a majority of Katy's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action would be reasonably likely to lead to the delivery to Katy of a Superior Proposal and (B) a majority of Katy's Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to take such actions would not be consistent with the fiduciary duties of the directors under applicable law. For purposes of this Agreement, "Katy Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of Katy and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Katy (other than purchases made without the prior authorization or approval of Katy), any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Katy, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Katy, other than the Recapitalization. "Superior Proposal" means a bona fide written Katy Takeover Proposal made by a third party to purchase or otherwise acquire more than 50% of the outstanding equity securities of Katy pursuant to a tender offer, exchange offer, merger, recapitalization or other business combination or similar transaction on terms which a majority of Katy's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be superior to Katy's shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, the length of time necessary to complete the proposed transaction, the risk of non-completion, all legal, financial, regulatory and other aspects of the proposal, and the identity of the offeror) as compared to the transactions contemplated hereby (including any alternative proposed by Purchaser pursuant to Section 7.1(h) in response to such Katy Takeover Proposal), which is reasonably capable of being consummated.

   (b) Neither the Board of Directors of Katy nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of or with respect to the Preferred Stock Purchase or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Katy Takeover Proposal, or (iii) cause Katy to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Katy Acquisition Agreement") related to any Katy Takeover Proposal. Nothing in the foregoing sentence shall prevent Katy, its Board of Directors, or a committee, from (A) complying with the requirements of rule 14e-2 and rule 14d-9 under the Exchange Act, (B) making such disclosure to stockholders or otherwise which the Board of Directors after consultation with counsel, concludes is necessary under applicable law or the rules of the New York Stock Exchange or (C) withdrawing or modifying an approval or recommendation of or with respect to the Preferred Stock Purchase or this Agreement, or approving or recommending a Katy Takeover Proposal from a third party or causing Katy to enter into a Katy Acquisition Agreement, if the Board of Directors of Katy after consultation with outside legal counsel, determines that not doing so would not be consistent with the fiduciary obligations of the directors under applicable law.

   (c) In addition to the obligations of Katy set forth in paragraphs (a) and
(b) of this Section 5.8, Katy shall promptly advise Purchaser orally and in writing of any request for information or of any Katy Takeover Proposal, the material terms and conditions of such request or Katy Takeover Proposal and the identity of the person making such request or Katy Takeover Proposal. Katy will keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Katy Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Purchaser.

   (d) In addition to the obligations set forth in paragraphs (a), (b) and (c) above, Katy shall not continue any discussions or negotiations regarding the sale of Hamilton without the express written consent of Purchaser.

  Section 5.9.  Rights Agreement.

   Katy shall not, unless required to do so by a court of competent jurisdiction, (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date and the Stock Acquisition Date (as such terms are defined therein) or as required to comply with Section 1.1(a)(iii) hereof) or terminate the Rights Agreement prior to the Closing Date without the consent of Purchaser, or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Purchaser and the Agreement Shareholders to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Katy Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

  Section 5.10. Public Announcements.

   Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media or any other party with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other party as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from (i) promptly making all filings with governmental authorities or disclosures by the stock exchange on which such party's capital stock is listed, as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) disclosing the terms of this Agreement to such party's legal counsel, financial advisors or accountants in furtherance of the Recapitalization.

  Section 5.11. Indemnification of Directors and Officers.

   (a) Purchaser agrees that the indemnification obligations set forth in Katy's Certificate of Incorporation or By-laws, in each case as of the date of this Agreement, shall survive the consummation of the Recapitalization and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Closing Date were directors, officers, employees or agents of Katy or its Subsidiaries.

   (b) For six years from the Closing Date, Purchaser agrees that Katy will provide to the directors and officers of Katy as of the date of this Agreement liability insurance protection of the same kind and scope as that provided by Katy's directors' and officers' liability insurance policies (copies of which have been made available to Purchaser), with respect to claims arising from facts or events that occurred prior to the Closing Date; provided, however, that in no event shall Katy be required to expend more than 225% of the amount currently expended by Katy (the "Insurance Amount") to maintain or procure its current directors and officers liability insurance coverage; provided, further, that if Katy is unable to maintain or obtain the insurance called for by this
Section 5.11, Katy shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

   (c) In the event Purchaser or Katy or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or Katy, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

   (d) Purchaser agrees that the obligations of Katy under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 5.11 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11).

  Section 5.12. Additional Reports.

   Katy shall furnish to Purchaser copies of any reports of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof. Katy represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Katy as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

  Section 5.13. Update Disclosure; Breaches.

   From and after the date of this Agreement until the Closing Date, each party hereto shall promptly notify the other party hereto in writing of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Preferred Stock Purchase and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Katy or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Preferred Stock Purchase and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not cure any breach of any representations or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

  Section 5.14. Corporate Governance.

   (a) Purchaser shall have the right to nominate for election at the Shareholder Meeting, and, so long as Purchaser owns Convertible Preferred Stock, at any subsequent annual or special meeting of the shareholders of Katy at which an election for members of Katy's Board of Directors is held, a number of Purchaser Designees such that, after the election, Purchaser Designees represent a simple majority of Katy's Board of Directors, subject to approval by a vote of a majority of the holders of Common Shares present in person or by proxy and voting at such meeting.

   (b) All directors elected at the Shareholder Meeting shall be classified, with respect to the time for which they severally hold office, into two classes, one class comprising the four (4) directors who are not Purchaser Designees to be initially elected for a one-year term expiring at the annual meeting of Katy's shareholders to be held in 2002, and a second class comprising the five (5) Purchaser Designees to be elected initially for a two-year term expiring at the annual meeting of Katy's shareholders to be held in 2003, with the directors in each class to hold office until their respective successors are duly elected and qualified. At each succeeding annual meeting of Katy's shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the second succeeding annual meeting of shareholders after such election. Katy shall have amended its By Laws on or prior to the date of the Shareholder Meeting to reduce the number of directors constituting the whole board of Katy to nine
(9). So long as Purchaser owns Convertible Preferred Stock, Katy shall not increase the size of its Board of Directors in excess of nine (9), unless at the time of such increase Purchaser has been afforded the opportunity to nominate the number of additional directors necessary, together with incumbent directors nominated by Purchaser, to constitute a simple majority of Katy's Board of Directors. In the event of the resignation, removal or death of one or more of the Other Directors, such vacancy shall be filled by a person elected by a majority vote of the remaining Other Directors and such person shall hold office for the remaining term of the predecessor director and until such person's successor director has been elected and qualified or until such person's earlier resignation, removal or death.

   (c) Purchaser agrees that, for a period of five years after the Closing Date, in respect of any annual or special meeting of the shareholders of Katy, however called, at which an election is held for the class of Directors who shall have been elected at the 2001 annual meeting of Katy's shareholders to serve until the annual meeting of Katy's shareholders to be held in 2002, Purchaser shall nominate for election (or re-election) the three (3) persons designated by a majority of the current Other Directors as nominees to serve as Other Directors and Purchaser shall (and shall cause any Affiliate of Purchaser owning Common Stock to) vote (or cause to be voted) all Common Shares owned by Purchaser (or its Affiliates) in favor of such designee or designees. The directors so chosen shall hold office until the next election of the class for which such director shall have been chosen and until such person's successor director has been elected and qualified or until such person's earlier resignation, removal or death.

   (d) Purchaser shall not, directly or indirectly (including through any Person who is an "affiliate" of Purchaser within the meaning of Rule 405 under the Securities Act ("Purchaser Affiliate")), in any transaction or series of related transactions, sell, transfer or otherwise dispose of more than 20% of the Katy Common Stock (on a fully diluted basis, including for such purpose the Common Shares issuable upon the conversion of Convertible Preferred Stock), unless all holders of Katy Common Stock other than Purchaser and any Purchaser Affiliate (the "Other Holders") have the right to participate in such sale, transfer or other disposition on the same terms and conditions and for the same consideration per Common Share or Common Share equivalent on a pro rata basis. In connection with any merger, consolidation or other business combination involving Katy in which Katy is not the surviving corporation, the Other Holders shall receive the same consideration per Common Share or Common Share equivalent as that received by Purchaser.

   (e) All fees paid by Katy to Purchaser or to any Purchaser Affiliate and any transactions between Katy and Purchaser or any Purchaser Affiliate shall be subject to approval of the Other Directors.

   (f) Prior to the Closing, the By-Laws of Katy shall be amended to reflect the matters set forth in paragraphs (b), (d), (e) and (g) of this Section 5.14 and to require that any amendment to the By-Laws of Katy modifying the terms set forth in paragraphs (b), (d), (e), (f) or (g) of this Section 5.14 shall be subject to approval by a majority of the Other Directors and by a majority of the Other Holders.

   (g) For purposes of this Agreement, "Other Directors" means (i) the persons (other than Mr. Jacobi) who shall have been elected at the 2001 annual meeting of Katy's shareholders to serve until the annual meeting of Katy's shareholders to be held in 2002 and (ii) their successors whose nomination for election or whose appointment to the board shall have been recommended or approved by a majority of such persons or their successors who shall have been so elected or appointed.

  Section 5.15. Registration Rights.

   Purchaser shall have registration rights with respect to the Common Shares issued upon conversion of the Convertible Preferred Stock (the "Registrable Securities") on the terms and conditions set forth in Annex II.

                                   ARTICLE VI

                             Conditions to Closing

  Section 6.1. Conditions to Each Party's Obligation to Close.

   The respective obligations of each party to consummate the Recapitalization shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Recapitalization substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (b) All Katy Required Approvals and Purchaser Required Approvals shall have been obtained, except where the failure to obtain such other Katy Required Approvals and Purchaser Required Approvals would not have a Material Adverse Effect on the Katy Group or Purchaser, as the case may be.

  Section 6.2.  Conditions to Obligations of Katy to Close.

   The obligation of Katy to consummate the Recapitalization is further subject to the conditions that (a) the representations and warranties of Purchaser contained herein shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) for the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date, which will be determined as of such date and
(iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Purchaser or on the Katy Group, (b) Purchaser shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date, (c) Purchaser shall have delivered to Katy the Preferred Purchase Price for the Convertible Preferred Stock as set forth in
Section 2.1, (d) Purchaser shall have
delivered to Katy a certificate, dated the Closing Date and signed by an executive officer, certifying to the effects set forth in clauses (a) and (b) above and (e) Purchaser's counsel shall have delivered to Katy a legal opinion in the form set forth on Schedule 6.2.

  Section 6.3. Conditions to Obligations of Purchaser to Close.

   The obligation of Purchaser to consummate the Recapitalization is further subject to the conditions that (a) the Purchaser Closing Conditions have been satisfied or, to the extent not satisfied, waived by Purchaser, (b) Katy shall have delivered to Purchaser a certificate signed by its respective Chairman of the Board, Chief Executive Officer and President or any Senior Vice President (an "Officer's Certificate"), dated the Closing Date, certifying to the effect that the representations and warranties of Katy contained herein shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, (ii) for the accuracy of representations and warranties which by their terms speak as of a specific date, which will be determined as of such date, and (iii) where the failure of any such representation or warranty to be true and correct as of the Closing Date, or as of such other specific date, as the case may be, individually or in the aggregate, would not have a Material Adverse Effect on the Katy Group, (c) Katy shall have delivered to Purchaser an Officer's Certificate, dated the Closing Date, certifying to the effect that Katy shall have performed, or shall have caused a Subsidiary to perform, all obligations and complied with all covenants required by this Agreement to be performed or complied with by any of them prior to the Closing Date, except where the failure so to perform, individually or taken as a whole, would not adversely affect the ability of Katy to consummate the Recapitalization, (d) Katy shall have delivered a certificate of the Registrar of the Katy Common Stock as to the number of shares outstanding as of the close of business on the day preceding the Closing Date, and (e) Katy's outside legal counsel shall have delivered to Purchaser a legal opinion in the form set forth on Schedule 6.3.

                                  ARTICLE VII

                  Termination, Waiver, Amendment and Closing

  Section 7.1. Termination or Abandonment.

   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after any approval of the matters presented in connection with the Recapitalization by the shareholders of Katy:

     (a) by the mutual written consent of Katy and Purchaser;

     (b) by either Katy or Purchaser if the Closing Date shall not have occurred on or before June 30, 2001; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have substantially contributed to the failure to consummate the Recapitalization on or before such date;

     (c) by either Katy or Purchaser if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Recapitalization substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Recapitalization substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) of Section 7.1(c) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

     (d) by Purchaser if the Purchaser Closing Conditions are not satisfied on or prior to the Closing Date;

     (e) [reserved];

     (f) by Katy, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
  Section 6.2(a) or (b), and (ii) is incapable of being cured by Purchaser or is not cured within 30 days of notice of such breach or failure;

     (g) by Purchaser, if Katy shall have breached or failed to perform, or shall have failed to cause any Subsidiary to perform, in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
  (i) would give rise to the failure of a condition set forth in Section 6.3(a), and (ii) is incapable of being cured by Katy or is not cured within 30 days of notice of such breach or failure;

     (h) by Katy, if at any time prior to the Closing Date, a Superior Proposal is received by Katy and Katy's Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law; provided that Katy may not terminate this Agreement pursuant to this
  Section 7.1(h) unless and until (i) three (3) Business Days have elapsed following delivery to Purchaser of a written notice of such good faith determination by Katy's Board of Directors and during such three (3) Business Day period Katy has fully cooperated with Purchaser, including without limitation, informing Purchaser of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such three (3) Business Day period the Katy Takeover Proposal continues to constitute a Superior Proposal and Katy's Board of Directors confirms its good faith determination (after consultation with outside legal counsel) that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law; and (iii) (A) at or prior to such termination, Purchaser has received payment of any amounts required by Section 7.2 to be paid at or prior to termination, but only if and when such amounts are payable under Section 7.2, by wire transfer in same day funds, and (B) as soon as practicable following such termination Katy enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

     (i) Except as provided in Sections 7.2 and 8.2 hereof, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of Purchaser or Katy or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement or from the confidentiality obligations in Section 5.2 hereof.

  Section 7.2. Termination Fee.

   (a) If this Agreement is terminated by Purchaser or Katy, as the case may be, pursuant to Sections 7.1(b), 7.1(c), 7.1(d) or 7.1(g), or by Katy pursuant to Section 7.1(h), then Katy shall promptly reimburse Purchaser for Purchaser's documented expenses (including, without limitation, fees and expenses of or associated with Purchaser's lenders and their counsel in this transaction) up to $1,000,000, payable by wire transfer of same day funds within five Business Days of the receipt by Katy of a statement itemizing and reasonably documenting such expenses.

   (b) In the event that a Katy Takeover Proposal shall have been made known to Katy or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Katy Takeover Proposal and thereafter this Agreement is terminated by Purchaser pursuant to Sections 7.1(d) (insofar as it relates to failure to satisfy the conditions set forth in clause (b), (c), (d), (g), (h), (i), (j),
(k), (m), (n), (o) or (p) as the case may be, of Annex I), 7.1(g) or 7.1(h), then Katy shall promptly pay Purchaser a fee equal to $2,000,000 (the "Termination Fee") payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Purchaser pursuant to this Section 7.2 unless and until within 12 months of such termination, Katy or any of its Subsidiaries enters into any Katy Acquisition Agreement or a Katy Takeover Proposal is made, and, within 18 months of such termination, Katy or any of its Subsidiaries consummates any Katy Takeover Proposal (for the purposes of the foregoing proviso the terms "Katy Acquisition Agreement" and "Katy Takeover Proposal" shall have the meanings assigned to such terms in Section 5.8, except that the references to 25% in the definition of "Katy Takeover Proposal" in Section 5.8(a) shall be deemed to be references to 40%, in which event the Termination Fee shall be payable within two Business Days of the consummation of the Katy Takeover Proposal). Katy acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Katy fails promptly to pay the amount due pursuant to this
Section 7.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Katy for the fee set forth in this Section 7.2, Katy shall pay to Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

  Section 7.3. Approval of Board of Directors Required.

   Subject to Sections 5.11 and 5.14, the approval of the Board of Directors of Katy shall be required for any amendment or modification of the Agreement, any waiver of any condition to the obligations of Katy under this Agreement, any waiver of any of Katy's rights under this Agreement and any extension by Katy of the time for performance of any acts by Purchaser under this Agreement.

                                  ARTICLE VIII

                                 Miscellaneous

  Section 8.1. Non-Survival of Representations and Warranties; Specific Enforcement; Limitation.

   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. The parties agree that an award of money damages would be inadequate for any breach of this Agreement by any party and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any party to this Agreement should be entitled to damages for breach of any representation, warranty or covenant, the parties hereby agree that the party alleging any such breach shall be entitled to damages only to the extent that such breach (without regard to any materiality exceptions or provisions in such representation or warranty) is determined, individually or in the aggregate, to have or to have had a Material Adverse Effect on the Katy Group or Purchaser, as the case may be.

  Section 8.2. Expenses.

   Except as set forth in Section 7.1 and 7.2, whether or not the Recapitalization is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all transfer taxes shall be paid by Katy.

  Section 8.3. Counterparts; Effectiveness.

   This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other party.

  Section 8.4. Governing Law.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

  Section 8.5. Notices.

   All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.5:

   To Katy:

    Katy Industries, Inc.
    6300 S. Syracuse Way, Suite 300
    Englewood, Colorado 80111
    Telecopy: (303) 290-9344
    Attention: Chief Executive Officer

   with a copy (which shall not constitute notice) to:

    Debevoise & Plimpton
    875 Third Avenue
    New York, New York 10022
    Telecopy: (212) 909-6836
    Attention: Meredith M. Brown, Esq.

   To Purchaser:

    KKTY Holding Company, L.L.C.
    c/o Kohlberg & Company, L.L.C.
    111 Radio Circle
    Mt. Kisco, New York 10549
    Telecopy: (914) 244-0689
    Attention: Mr. Christopher Lacovara

   with a copy (which shall not constitute notice) to:

    Hunton & Williams
    200 Park Avenue
    New York, New York 10166
    Telecopy: (212) 309-1100
    Attention: Raul Grable, Esq.

  Section 8.6.  Assignment; Binding Effect.

   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

  Section 8.7.  Severability.

   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

  Section 8.8.  Miscellaneous.

   This Agreement (including, for the avoidance of doubt, the exhibits and annexes to it):

     (a) and the disclosure schedules to this Agreement, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties or their affiliates with respect to the subject matter hereof and thereof; and

     (b) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder, except for the rights to indemnification and insurance provided for in Section 5.11 for the benefit of Katy's directors, officers, employees, agents and other persons, and the rights provided in Section 5.4 for the benefit of Continuing Katy Employees.

  Section 8.9. Headings.

   Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 8.10. Finders or Brokers.

   Except for the engagement of Bear, Stearns & Co. Inc. by Katy pursuant to the agreements dated January 8, 2001 and May 31, 2001, previously provided to Purchaser, neither Katy nor any of its Subsidiaries, nor Purchaser, has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Recapitalization payable by Katy or any of its Subsidiaries or Purchaser, as the case may be.

  Section 8.11. Amendment.

   This Agreement may be amended by the parties hereto by action taken by or on behalf of the Board of Directors of Katy and the Managers of the Purchaser at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.12. Waiver.

   Subject to Section 7.3, at any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                [The Next Following Page is the Signature Page]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          KATY Industries, Inc.

                                               /s/  Robert M. Baratta
                                          By: _________________________________
                                             Name: Robert M. Baratta
                                             Title: President

                                          KKTY Holding Company, L.L.C.

                                               /s/  Christopher Lacovara
                                          By: _________________________________
                                             Name: Christopher Lacovara
                                             Title: Authorized Manager

                                                                         ANNEX I

                          PURCHASER CLOSING CONDITIONS

   Notwithstanding any other provision of this Agreement, Purchaser shall not be required to consummate the Preferred Stock Purchase unless none of the following events shall have occurred and be continuing at the time of the
Closing:

   (a) any governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits the consummation of the Recapitalization or results in the obligation to pay damages as a result of or in connection with the Recapitalization in amounts that would have an adverse effect on Katy or Katy's business, (2) prohibits or limits the ownership or operation by Katy, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of Katy and the Subsidiaries taken as a whole or compels Katy, Purchaser, or any of their subsidiaries to dispose of or hold separate all or any material portion of their business or assets, (3) imposes limitations on the ability of Purchaser or any subsidiary of Purchaser to acquire or hold, or to exercise effectively full rights of ownership of any Common Shares, including, without limitation, the right to vote any Common Shares issuable upon conversion of the Convertible Preferred Stock, other than limitations that do not materially restrict or otherwise materially affect the consummation of the Preferred Stock Purchase, or (4) requires divestitures by Purchaser or any other affiliate thereof of any Common Shares;

   (b) any of the representations and warranties of Katy or any Subsidiary set forth in the Agreement (without regard to any materiality exceptions or provisions thereof) shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination except (i) for changes specifically permitted by the terms of the Agreement, (ii) for the accuracy of representations or warranties which by their terms speak as of a specific date, which representations and warranties shall be deemed to speak, and must not be untrue or incorrect, as of such specific date, (iii) where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Katy Group;

   (c) Katy shall not have performed, or shall not have caused a Subsidiary to perform, in all material respects, all obligations and complied in all material respects with all covenants necessary to be performed or complied with by any of them under the Agreement;

   (d) any change shall have occurred after the date of this Agreement (or any development shall have occurred involving prospective changes) in the financial condition, businesses, operations, properties (including tangible properties), results of operations, assets (including, without limitation, any Material Contract) or prospects of the Katy Group, taken as a whole, that has a Material Adverse Effect on the Katy Group;

   (e) (i) any material adverse change after May 29, 2001 in the syndication markets for credit facilities similar in nature to the credit facilities to be furnished to Purchaser by Bankers Trust Company, (ii) a material disruption of or a material adverse change in the financial, banking or capital markets after May 29, 2001 that would have an adverse effect on such syndication market, or
(iii) any material adverse change since December 31, 2000, in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Katy and its Subsidiaries, taken as a whole, or in the facts and information relating to Katy and its Subsidiaries and the Recapitalization as presented to Bankers Trust Company as of May 29, 2001, such that in the case of any one or more of (i), (ii) or (iii) above, Bankers Trust Company determines not to fund such credit facilities in accordance with the commitment letter dated May 29, 2001;

   (f) the Agreement shall have been terminated in accordance with its terms;

   (g) the Board of Directors of Katy shall have (i) withdrawn or materially modified or changed in a manner adverse to Purchaser its recommendation with respect to the Agreement or the Preferred Stock Purchase, (ii) Katy shall have entered into an agreement (other than a confidentiality agreement) to consummate a Katy

Takeover Proposal other than the Preferred Stock Purchase, or (iii) the Board of Directors of Katy shall have approved or recommended a Katy Takeover Proposal or resolved to do any of the foregoing;

   (h) fewer than all of the licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any United States or foreign governmental body or authority that are necessary for the consummation of the Preferred Stock Purchase and the transactions contemplated thereby shall have been filed, occurred or been obtained, as the case may be, except for any such failure of any of the foregoing so to have been filed, occurred or been obtained, individually or in the aggregate, as would not result in a Material Adverse Effect on the Katy Group;

   (i) Katy shall not have received an opinion of Bear, Stearns & Co. Inc., in a form and substance satisfactory to Katy and dated the date of this Agreement, to the effect that, as of such date, the Preferred Stock Purchase is fair to Katy from a financial point of view, or such opinion shall have been withdrawn, or Bear, Stearns & Co. Inc. shall not have consented to the dissemination of such opinion in connection with the Preferred Stock Purchase;

   (j) holders of Common Shares present in person or by proxy at the Shareholder Meeting shall not have duly (i) elected the directors of Katy's Board of Directors, including the Purchaser Designees and (ii) authorized and approved the issuance and sale of the Convertible Preferred Stock upon substantially the terms and conditions set forth in Exhibit C, and holders of a majority of the outstanding Common Shares shall not have approved and adopted an amendment of Katy's Certificate of Incorporation, substantially in the form attached hereto as Exhibit C, authorizing (A) the classification of the Board of Directors into two classes, (B) 1,200,000 shares of Convertible Preferred Stock, and (C) an increase of the total number of Common Shares that Katy shall have the authority to issue to 35,000,000.

   (k) it shall have been publicly disclosed or Purchaser shall have otherwise learned that any person or "group" (as described in section 13(d)(3) of the Exchange Act), other than Purchaser or Purchaser Affiliates or any group of which any of them is a member, shall have, following the date of this Agreement
(1) acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of Katy Common Stock or shall have been granted an option, right or warrant, conditional or otherwise, to obtain more than 20% of any class or series of capital stock of Katy (including, without limitation, Katy Common Stock); or (2) without the prior consent of Purchaser, entered into any binding agreement or understanding (other than a confidentiality agreement) with the Katy Group with respect to
(A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, Katy, or (B) a tender or exchange offer for Common Shares;

   (l) there shall have occurred and be continuing (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any indirect limitation (whether or not mandatory) by a United States governmental authority or agency on the extension of credit by banks or other financial institutions, (iv) a declaration of war by the Congress of the United States or the commencement of military hostilities involving the United States, in each case, having had or that will have a Material Adverse Effect on the Katy Group, or (v) in the case of any of the foregoing occurrences existing as of the date of this Agreement, a material acceleration or worsening thereof;

   (m) the Board of Directors of Katy shall not have Unanimously approved (i) the nomination for election by the shareholders of Katy of the Purchaser Designees (subject to the Closing taking place) and (ii) an amendment to the By-Laws of Katy reducing the number of directors constituting the whole board of Katy to nine (9);

   (n) Katy shall not have received on or prior to the Closing Date (as the same may be extended in accordance with Section 1.1(a)) an unqualified audit opinion from Arthur Andersen with respect to the consolidated financial statements of the Katy Group for the fiscal year ended December 31, 2000;

   (o) the amendment to Katy's Certificate of Incorporation substantially in the form of Exhibit C attached hereto shall not have been filed with the Secretary of State of the State of Delaware; or

   (p) Katy shall not have entered into the definitive documentation with respect to the credit facilities to be established under the terms and conditions of the Refinancing with Bankers Trust Company (including any modification of the terms of the Refinancing that are inconsistent with the initial terms of the Refinancing if such modifications have been approved by Purchaser);

   The foregoing conditions are for the sole benefit of Purchaser and its affiliates and, subject to the terms of the Agreement, may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its reasonable discretion, except as otherwise provided in the Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement to which this Annex I is attached.

                                                                        ANNEX II

                              REGISTRATION RIGHTS

   (a) In connection with any conversion of the Convertible Preferred Stock into Common Shares, the holders (the "Converting Holders") of any Registrable Securities shall have the right to request that Katy file a registration statement (on Form S-3 ("Form S-3"), if available to Katy at the time) pursuant to the Securities Act (the "Registration Statement"), provided that the Converting Holders shall not be entitled to demand a registration on more than three (3) occasions. Katy shall (i) within 10 days after receiving notice from any Converting Holder requesting a demand for registration give notice thereof to all other Converting Holders known to Katy and (ii) promptly and in any event within 45 days of receipt of such request file a Registration Statement to effect a registration under the Securities Act covering all Registrable Securities for which Katy receives a request from the Converting Holders within 30 days of the delivery of the notice by Katy as required in clause (i) above;

   (b) In connection with any registration effected pursuant to paragraph (a) of this Annex II, if the majority of the Converting Holders elect to offer and sell Registrable Securities in an underwritten offering, they shall be entitled to select the underwriter, subject to Katy's consent (such consent not to be unreasonably withheld), and Katy shall enter into an underwriting agreement (together with the Converting Holders electing to sell their Registrable Securities in an underwritten offering) with such underwriter. In the event the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, Katy may include its securities for its own account in such registration and underwriting if the underwriter so agrees and if the number of Registrable Securities included in such underwriting will not be limited;

   (c) In the event Katy registers Common Shares pursuant to a Registration Statement (other than registrations on Form S-4 or Form S-8), the Converting Holders shall have the right to include all or part of the Registrable Securities owned by them at the time in such registration. Katy shall promptly
(i) give each Converting Holder written notice of such registration and (ii) include in such registration, and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to Katy by any such Converting Holder within 20 days after delivery of such written notice by Katy;

   (d) If Katy elects to offer and sell the Common Shares registered pursuant to paragraph (c) in an underwritten offering, Katy shall so advise the Converting Holders as part of the notice given to the Converting Holders. In such event the right of the Converting Holders to such registration of their Registrable Securities shall be conditioned upon such underwriting being effected and the inclusion of any Converting Holder's Registrable Securities in such underwriting shall be subject to paragraph (e) hereof. All Converting Holders proposing to distribute their Registrable Securities through such underwriting shall (together with Katy) enter into an underwriting agreement with the underwriter for such offering. The Converting Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this paragraph (d), provided that the underwriter is of recognized national standing;

   (e) In the event the underwriter limits the number of Common Shares to be offered and sold in connection with a registration pursuant to paragraph (c), the number of Registrable Securities to be included in the registration and the underwriting shall be reduced on a pro rata basis among the Converting Holders requesting registration. If any Converting Holder disapproves of the terms of such underwriting, such Holder may elect to withdraw therefrom by written notice to Katy and the underwriter delivered at least five days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration;

   (f) In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement, Katy will indemnify and hold harmless each Converting Holder whose Registrable Securities are so included, each person, if any, who "controls" such Converting Holder (within the meaning of the Securities Act or the Exchange Act) and their respective directors, officers, employees and agents against all losses, claims, damages, or liabilities, joint or several, or actions in respect thereof to which such Converting Holder or other person entitled to indemnification hereunder may become subject under the Securities Act, the Exchange Act, state securities or blue sky law, common law or otherwise, insofar as such losses, claims, damages, liabilities or actions in respect thereof arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any related preliminary prospectus, or any related prospectus or any amendment or supplement thereto, offering circular or other document (including any related notification or the like) incident to any such registration, qualification or compliance, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Katy of the Securities Act, the Exchange Act, state securities or blue sky law, common law or otherwise and relating to action or inaction required of Katy in connection with any such registration, qualification or compliance, and Katy will reimburse each such Converting Holder or other person entitled to indemnification hereunder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Katy will not be so liable to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such Registration Statement, such preliminary prospectus, or such prospectus, or any such amendment or supplement thereto, offering circular or other document (including any related notification or the like) incident to any registration, qualification or compliance, in reliance upon, and in conformity with, written information furnished to Katy by any Converting Holder specifically for use therein. Katy will also indemnify underwriters and dealer managers participating in the distribution, each person who "controls" such persons (within the meaning of the Securities Act or the Exchange Act), and their respective officers, directors, employees and agents to the same extent as provided above with respect to the indemnification of the Converting Holders, if so requested, except (i) with respect to information furnished in writing specifically for use in any prospectus or Registration Statement by any selling Converting Holders or any such underwriters, or (ii) to the extent that any such loss, claim, damage, liability or action is solely attributable to such underwriter's failure to deliver a final prospectus (or amendment or supplement thereto) that corrects an actual or alleged material misstatement or omission contained in the preliminary prospectus (or final prospectus);

   (g) With respect to written information furnished to Katy by a Converting Holder specifically for use in a Registration Statement, any related preliminary prospectus, or any related prospectus or any supplement or amendment thereto, offering circular or other document (including any related notification or the like) incident to any registration, qualification or compliance, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, such Converting Holder will severally indemnify and hold harmless Katy and its directors, officers, employees, agents and each person, if any, who "controls" Katy (within the meaning of the Securities Act or the Exchange Act) and any other Converting Holder against any losses, claims, damages or liabilities, joint or several, or actions in respect thereof, to which Katy or such other person entitled to indemnification hereunder may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages, liabilities or actions in respect thereof arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, such preliminary prospectus, or such prospectus, or any such amendment or supplement thereto, offering circular or other document (including any related notification or the like) incident to any registration, qualification or compliance, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and such Converting Holder will reimburse Katy and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, in each case to the extent, but only to the extent, that the same arises out of, or is based upon, an untrue statement or alleged untrue statement of material fact or an omission or alleged omission to state a material fact in such Registration Statement, such preliminary prospectus, or such prospectus or any such amendment or supplement thereto, offering circular or other document (including any related notification or the like) incident to any registration, qualification or compliance, in reliance upon, and in conformity with, such written information; provided, however, that the obligations of each of the Converting Holders hereunder shall be limited to an amount equal to the net proceeds to such Converting Holder of Registrable Securities sold as contemplated herein. Katy shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to the information so furnished in writing by such persons specifically for inclusion in any prospectus or Registration Statement. The Converting Holder shall also indemnify underwriters and dealer managers participating in the distribution and each person who "controls" such persons (within the meaning of the Securities Act or the Exchange Act), their officers, directors, employees and agents to the same extent as provided herein with respect to the indemnification of Katy, if so requested;

   (h) Promptly after receipt by an indemnified party of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party will not relieve it from any liability that it may have to the indemnified party except to the extent it was actually damaged or suffered any loss or incurred any additional expense as a result thereof. If any such claim or action is brought against an indemnified party, and it notifies the indemnifying party thereof, the indemnifying party shall be entitled to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, (i) the indemnifying party will not be liable to the indemnified party for any legal or other expense subsequently incurred by the indemnified party in connection with the defense thereof, (ii) the indemnifying party will not be liable for the costs and expenses of any settlement of such claim or action unless such settlement was effected with the written consent of the indemnifying party or the indemnified party waived any rights to indemnification hereunder in writing, in which case the indemnified party may effect a settlement without such consent, and (iii) the indemnified party will be obligated to cooperate with the indemnifying party in the investigation of such claim or action; provided, however, that the indemnified party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by such indemnified party may employ its own counsel if such indemnified party has been advised by counsel in writing that, in the reasonable judgment of such counsel, it is advisable for such indemnified party to be represented by separate counsel due to the presence of actual or potential conflicts of interest, and in that event the fees and expenses of such separate counsel will also be paid by the indemnifying party; provided that the indemnifying party shall not be liable for the reasonable fees and expenses of more than one separate counsel at any time for all such indemnified parties. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes a release of such indemnified party reasonably acceptable to such indemnified party from all liability arising out of such claim, action, suit or proceeding and unless the indemnifying party shall confirm in a written agreement reasonably acceptable to such indemnified party, that notwithstanding any federal, state or common law, such settlement, compromise or consent shall not adversely affect the right of any indemnified party to indemnification or contribution as provided in this Agreement as such rights may be limited by applicable law without regard to such settlement, compromise or consent;

   (i) If for any reason the indemnification provided for in paragraphs (f) or
(g) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless as contemplated therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim , damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party and the indemnified party, but also the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Converting Holders hereunder shall be limited to an amount equal to the net proceeds to such Converting Holder of Registrable Securities sold as contemplated herein. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation;

   (j) The obligations under this Annex II shall survive the completion of any offering of Registrable Securities in a Registration Statement pursuant to this Agreement, and otherwise;

   (k) Notwithstanding the foregoing provisions of this Annex II, to the extent that the provisions regarding indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling, provided that each Converting Holder, each person, if any, who controls such Converting Holder (within the meaning of the Securities Act or the Exchange
Act) and their respective directors, officers, employees and agents receive protection in all material respects as extensive and are subject to obligations that are not materially more extensive, than those set forth in this Annex II;

   (l) In the case of any demand registration pursuant to paragraph (a), Katy shall pay all registration expenses. In the case of any registration pursuant to paragraph (c), the requesting Converting Holders shall bear the pro rata share of underwriter's fees, discounts and commissions incurred in such registration and any incremental registration expenses, in each case, including
(i) incremental registration and qualification fees and expenses, and (ii) any incremental costs and disbursements (including legal fees and expenses) that result from the inclusion of the Registrable Securities included in such registration, with such incremental expenses being borne by the requesting Converting Holders on a pro rata basis.

   Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement to which this Annex II is attached.

                                                                       EXHIBIT A

   As used herein, the following terms shall have the following meanings unless the context otherwise requires:

   "Accounts Payable" shall have the meaning set forth in Section 3.5 hereof.

   "Accounts Receivable" shall have the meaning set forth in Section 3.5 hereof.

   "Affiliate" shall have the meaning set forth in Section 3.10 hereof.

   "Agreement" shall have the meaning set forth in Paragraph 1 hereof.

   "Agreement Shareholders" shall have the meaning set forth in the Recitals hereof.

   "Business Day" shall have the meaning set forth in Section 1.1 hereof.

   "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

   "Closing" shall have the meaning set forth in Section 2.2 hereof.

   "Code" shall have the meaning set forth in Section 3.13 hereof.

   "Common Shares" shall have the meaning set forth in the Recitals hereof.

   "Confidentiality Agreement" shall have the meaning set forth in Section 5.2 hereof.

   "Contico" shall have the meaning set forth in Section 3.2 hereof.

   "Contico Common Units" shall have the meaning set forth in Section 3.2 hereof.

   "Contico Preferred Units" shall have the meaning set forth in Section 3.2 hereof.

   "Continuing Katy Employees" shall have the meaning set forth in Section 5.4 hereof.

   "Contracts" shall have the meaning set forth in Section 3.24 hereof.

   "Convertible Preferred Stock" shall have the meaning set forth in the Recitals hereof.

   "Converting Holders" shall have the meaning set forth in Annex II hereof.

   "Current Katy Group" shall have the meaning set forth in Section 3.18 hereof.

   "DGCL" shall have the meaning set forth in Section 1.1 hereof.

   "Environmental, Health and Safety Laws" shall have the meaning set forth in
Section 3.12 hereof.

   "ERISA" shall have the meaning set forth in Section 3.13 hereof.

   "ERISA Affiliate" shall have the meaning set forth in Section 3.13 hereof.

   "Exchange Act" shall have the meaning set forth in Section 1.1 hereof.

   "Form S-3" shall have the meaning set forth in Annex II hereof

   "GAAP" shall have the meaning set forth in Section 3.4 hereof.

   "Hamilton" shall have the meaning set forth in the Section 3.14 hereof.

   "Initial Proxy Statement" shall have the meaning set forth in the Recitals hereof.

   "Insurance Amount" shall have the meaning set forth in Section 5.11 hereof.

   "Intellectual Property" shall have the meaning set forth in Section 3.19 hereof.

   "Inventory" shall have the meaning set forth in Section 3.5 hereof.

   "Katy" shall have the meaning set forth in Paragraph 1 hereof.

   "Katy Acquisition Agreement" shall have the meaning set forth in Section 5.8 hereof.

   "Katy Affiliated Group" shall have the meaning set forth in Section 3.18 hereof.

   "Katy Benefit Plans" shall have the meaning set forth in Section 3.13 hereof.

   "Katy Common Stock" shall have the meaning set forth in the Recitals hereof.

   "Katy Group" shall have the meaning set forth in Section 3.1 hereof.

   "Katy Required Approvals" shall have the meaning set forth in Section 3.3 hereof.

   "Katy SEC Reports" shall have the meaning set forth in Section 3.4 hereof.

   "Katy Stock Option Plans" shall have the meaning set forth in Section 3.2 hereof.

   "Katy Takeover Proposal" shall have the meaning set forth in Section 5.8 hereof.

   "Katy's Knowledge" shall have the meaning set forth in Section 3.5 hereof.

   "Licenses" shall have the meaning set forth in Section 3.22 hereof.

   "Material Adverse Effect" shall have the meaning set forth in Section 3.1 hereof.

   "Material Contracts" shall have the meaning set forth in Section 3.24 hereof.

   "Officer's Certificate" shall have the meaning set forth in Section 6.3 hereof.

   "Option" shall have the meaning set forth in Section 3.2 hereof.

   "Other Directors" shall have the meaning set forth in Section 5.14 hereof.

   "Other Holders" shall have the meaning set forth in Section 5.14 hereof.

   "Past Katy Group" shall have the meaning set forth in Section 3.18 hereof.

   "Preferred Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

   "Preferred Stock Purchase" shall have the meaning set forth in the Recitals hereof.

   "Proxy Statement" shall have the meaning set forth in Section 1.1 hereof.

   "Proxy Supplement" shall have the meaning set forth in the Recitals hereof.

   "Purchaser" shall have the meaning set forth in Paragraph 1 hereof.

   "Purchaser Affiliate" shall have the meaning set forth in Section 5.14 hereof.

   "Purchase Agreement" shall have the meaning set forth in the Recitals hereof.

   "Purchaser Designees" shall have the meaning set forth in Section 1.1 hereof.

   "Purchaser Closing Conditions" shall have the meaning set forth in Section
2.1 hereof.

   "Purchaser Required Approvals" shall have the meaning set forth in Section
4.2 hereof.

   "Purchaser Securities Filings" shall have the meaning set forth in Section
4.6 hereof.

   "Reference Balance Sheet" shall have the meaning set forth in Section 3.5 hereof.

   "Recapitalization" shall have the meaning set forth in the Recitals hereof.

   "Refinancing" shall have the meaning set forth in the Recitals hereof.

   "Registrable Securities" shall have the meaning set forth in Section 5.15 hereof.

   "Registration Statement" shall have the meaning set forth in Annex II hereof.

   "Rights" shall have the meaning set forth in the Recitals hereof.

   "Rights Agreement" shall have the meaning set forth in the Recitals hereof.

   "SEC" shall have the meaning set forth in Section 1.2 hereof.

   "Securities Act" shall have the meaning set forth in Section 3.3 hereof.

   "Securities Filings" shall have the meaning set forth in Section 3.17 hereof.

   "Shareholder Meeting" shall have the meaning set forth in the Recitals.

   "Subsidiary" shall have the meaning set forth in Section 3.1 hereof.

   "Superior Proposal" shall have the meaning set forth in Section 5.8 hereof.

   "Tax Return" shall have the meaning set forth in Section 3.18 hereof.

   "Taxes" shall have the meaning set forth in Section 3.18 hereof.

   "Termination Date" shall have the meaning set forth in Section 5.1 hereof.

   "Termination Fee" shall have the meaning set forth in Section 7.2 hereof.

   "Unanimously" shall have the meaning set forth in Section 1.1 hereof.

   "Voting Agreement" shall have the meaning set forth in the Recitals hereof.

                                                                         ANNEX C

                            CERTIFICATE OF AMENDMENT

                                       TO

                   THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             KATY INDUSTRIES, INC.

   KATY INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

   FIRST: That the Board of Directors of the Corporation at a meeting on June 2, 2001 adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate of Incorporation") declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of stockholders. The proposed amendment to the Restated Certificate of Incorporation is as follows:

   RESOLVED, that Article Fourth of the Restated Certificate of Incorporation shall be deleted and amended in its entirety to read as follows:

   "FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is thirty-six million two hundred thousand (36,200,000) shares, divided into two classes, one class consisting of one million two hundred thousand (1,200,000) shares of Preferred Stock of the par value of one hundred dollars ($100.00) per share, and the other class consisting of thirty-five million (35,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share.

   1. Preferred Stock. The Preferred Stock of the Corporation shall have the following relative rights and references which are fixed and determined as set forth herein.

   2. Rank. The Preferred Stock shall be prior in right with respect to distribution of the Corporation's assets upon redemption and upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation to all other equity securities of the Corporation, including, without limitation, the Common Stock, whether now or hereafter authorized.

   3. Certain Definitions. As used in this Article Fourth and elsewhere in this Certificate of Amendment, unless the context otherwise requires:

   (a) "Act" shall mean the Securities Act of 1933, as amended.

   (b) "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act or any corresponding provision of a successor law.

   (c) "Change in Control" shall mean the acquisition by a person or group of persons, whether in a single transaction or a series of related transactions, of Beneficial Ownership of thirty percent (30%) or more, after giving effect to such transaction or transactions, of the combined voting power of the outstanding capital stock of the Corporation.

   (d) "Common Stock" shall mean the Corporation's authorized Common Stock, $1.00 par value, and any stock into which such Common Stock may thereafter be changed or converted, and shall also include stock of the Corporation of any other class, which is not preferred as to dividends or the distribution of assets upon liquidation, dissolution or winding up over any other class of stock of the Corporation, issued to the holders of shares of Common Stock upon any reclassification thereof.

   (e) "Conversion Factor" shall mean six (6), as adjusted from time to time in accordance with Section 6(c) of this Article Fourth.

   (f) "Conversion Rate" shall mean one hundred (100) divided by the Conversion Factor, as adjusted from time to time in accordance with Section 6(c) of this Article Fourth.

   (g) "Effective Date" shall mean June    , 2001.

   (h) "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

   (i) "Liquidation" shall mean any voluntary or involuntary liquidation, winding up, or dissolution of the Corporation. A merger, consolidation or other business combination between the Corporation and any other entity or a sale or other disposition of all or substantially all of the assets of the Corporation will not be treated as a Liquidation.

   4. Liquidation Preference.

   (a) In the event of any Liquidation, holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation, prior to and in preference of any distribution or payment upon the Common Stock, an amount in cash per share of Preferred Stock equal to the par value thereof. If, upon the occurrence of a Liquidation, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment in full of the par value thereof for each share of Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to their respective ownership of shares of Preferred Stock.

   (b) Written notice of such Liquidation stating a payment date and the place where payment in respect of Liquidation shall be payable, shall be given by mail, postage prepaid, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

   5. Dividends. The holders of each outstanding share of Preferred Stock shall be entitled to receive cumulative dividends at the rate of fifteen percent (15%) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum which shall accrue from August 1, 2001 and be payable on the first business day of August, in each year (the "Preferred Dividend Date"), commencing August 1, 2002, provided that no dividends shall accrue or be payable by the Corporation after December 31, 2004 (the "Final Preferred Dividend Date"). Each dividend shall be paid in additional shares of Preferred Stock. Dividends shall be paid on the basis that each share of Preferred Stock has a value of one hundred dollars ($100.00). The number of additional shares of Preferred Stock that shall be issued to each holder of Preferred Stock shall be the total number of shares of Preferred Stock then held by such holder (including for the avoidance of doubt any shares of Preferred Stock previously paid to such holders as a dividend hereunder) multiplied by fifteen percent (15%). Each dividend paid in additional shares of Preferred Stock shall be mailed to the holders of record of the Preferred Stock as their names and addresses appear on the share register of the Corporation. Holders of Preferred Stock shall receive written notification from the Corporation, which will specify the number of shares of Preferred Stock paid as a dividend and the recipient's aggregate holdings of Preferred Stock as of the dividend payment date and after giving effect to the dividend. In the event that a share of Preferred Stock is converted into Common Stock or redeemed by the Corporation on a date other than a Preferred Dividend Date, on the date of such conversion or redemption the Corporation shall pay prorated dividends on such shares of Preferred Stock accrued from the preceding Preferred Dividend Date to the date of conversion or redemption. The Corporation shall also pay prorated dividends on the shares of Preferred Stock accrued during the period commencing on August 1, 2004 and ending on the Final Preferred Dividend Date (the "Final Preferred Dividend Period"). In each case, such prorated dividends shall be calculated by multiplying the annual dividend that would have been payable to the holder of such share of Preferred Stock (assuming for purposes of the Final Preferred Dividend Period that dividends would have been payable for a full one-year period) by a fraction, the numerator of which shall be the number of days elapsed since the preceding Preferred Dividend Date and the denominator of which shall be three hundred and sixty-five (365) days. On the Final Preferred Dividend Date the holders of Preferred Stock shall receive a cash payment (based on an assumed value of $100 per share) equal to the value of any fractional shares then held by such holders. Other than as set forth in this Section 5, the Preferred Stock shall not be entitled to receive dividends.

   6. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

   (a) Optional Conversion Rights. After the earlier of (i) the fifth anniversary of the Effective Date, (ii) the approval of the Board of Directors of the Corporation of a merger, consolidation or other business combination between the Corporation and another entity (except where the Corporation is the surviving entity and no Change in Control of the Corporation occurs as a result of the transaction) or a sale or other disposition of all or substantially all of the Corporation's assets, (iii) the authorization by the Board of Directors of the Corporation of, or other corporate action taken to effect, a Liquidation, and (iv) the solicitation of proxies from the holders of any class or classes of capital stock of the Corporation for any annual or special meeting of shareholders, however called, at which an election for directors of the Corporation is held, or any solicitation of written consent of the holders of any class or classes of capital stock of the Corporation with respect to the election of directors, against the election as director of any nominee designated by the holders of the Preferred Stock or for removal of any incumbent director originally nominated by the holders of the Preferred Stock, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and from time to time, into the number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate, as adjusted from time to time in accordance with Article Fourth, Section 6(c).

   (b) Mechanics of Conversion. If a holder of shares of Preferred Stock desires to exercise its right of conversion, such holder shall give written notice to the Corporation (the "Conversion Notice") of such holder's election to convert a stated number of shares of such Preferred Stock (the "Conversion Shares") into shares of Common Stock, and surrender to the Corporation such holder's certificate or certificates representing such Conversion Shares. The Conversion Notice shall state the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Notwithstanding the foregoing, the Corporation shall not be required to issue any certificates to any person other than the holder thereof unless (i) the holder has paid to the Corporation the amount of any documentary stamp or similar taxes payable in respect of transfer involved in the issue or delivery of the certificate upon conversion to a person other than the holder or has established to the satisfaction of the Corporation that such tax has been paid; and (ii) the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. As soon as is practicable after the receipt of the Conversion Notice and the surrender of the certificate or certificates representing the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or his nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares and a certificate or certificates evidencing any shares of Preferred Stock represented by the certificates so tendered by the holder that were not to be converted. Such conversion shall be deemed to have been effected as of the close of business on the date the Corporation received the Conversion Notice and the certificate or certificates representing the Conversion Shares, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

   (c) Conversion Factor and Conversion Rate Adjustments. The Conversion Factor and, correspondingly, the Conversion Rate shall be subject to adjustment as follows:

       (i) Dividends and Distributions. In the event the Corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Factor in effect immediately prior to such date shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.

       (ii) Combinations. If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then following such combination, the Conversion Factor in effect immediately prior thereto shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.

       (iii) Recapitalizations, etc. If any capital reorganization or reclassification of the Common Stock of the Corporation (other than a consolidation or merger of the Corporation with or into another corporation provided for elsewhere in this Article Fourth, Section 6(a) or other than a Liquidation as set forth in Article Fourth, Section 4), shall be effected, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made whereby the holders of the Preferred Stock then outstanding shall have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Preferred Stock, such shares of stock, securities, properties or assets, including cash, as would have been issued or payable with respect to or in exchange for the shares of Common Stock which such holders would have held had the shares of Preferred Stock been converted immediately prior to such reorganization, reclassification, consolidation or merger. In connection with any provision made pursuant to the terms of the preceding sentence, provision shall also be made for adjustments to have effect thereafter which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions of this Section 6(c)(iii) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

       (iv) Dilutive Transactions. If the Corporation shall issue or sell shares of Common Stock (including shares now or hereafter held in the treasury of the Corporation) at a price per share, or shall grant rights, options or warrants having an exercise price per share, or securities convertible into Common Stock having a conversion price per share, less than the Conversion Factor, expressed in dollars, in effect at that time, then, upon such issue, sale or grant, the Conversion Factor shall be adjusted to the amount (calculated to the nearest one hundredth of a cent) determined by dividing: (x) an amount equal to the sum of (A) the existing Conversion Factor multiplied by the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue, sale or grant and (2) the number of shares of Common Stock issuable upon conversion, exercise or exchange of any rights, options, warrants and convertible securities outstanding immediately prior to such issue, sale or grant, and (B) the aggregate consideration, if any, received by the Corporation upon such issue, sale or grant (including, in the case of rights, options, warrants or convertible securities, the consideration to be received on conversion, exercise or exchange thereof) by (y) the total number of shares of Common Stock outstanding and issuable upon conversion, exercise or exchange of any rights, options, warrants and convertible securities immediately after such issue, sale or grant; provided, however, that no such adjustment shall be made with respect to (I) the issuance of shares of Common Stock upon the exercise or conversion of rights, options, warrants or other securities convertible into Common Stock outstanding as of the Effective Date, (II) shares of Common Stock, rights, options or warrants granted or awarded by the Corporation, with the approval of its Board of Directors or the Compensation Committee thereof, to employees, directors and consultants of the Corporation as compensation for service to the Corporation in any such capacities, if such rights, options or warrants are granted at an exercise price or value not less than the fair market value of a share as of the date of grant ("Compensatory Securities"), or (III) the issuance of Common Stock upon the conversion of any Preferred Stock by a holder thereof. The securities described in subclauses (I), (II) and (III) of this Article Fourth, Section 6(c)(iv) are referred to below as "Exempted Securities".

   For purposes of this Article Fourth, Section 6(c)(iv) above, the following clauses 1. through 3., inclusive, shall also be applicable:

   1. If the Corporation shall grant any rights, options or warrants to purchase Common Stock or to purchase securities convertible into Common Stock (other than Exempted Securities), and the purchase price per share for which Common Stock is issuable upon the exercise or conversion of such securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of all such rights, options or warrants, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such rights, options or warrants, plus, in the case of convertible securities, the minimum aggregate amount of additional consideration payable upon the conversion thereof, by (y) the maximum aggregate number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon the conversion of any such convertible securities issuable upon the exercise of such rights, options or warrants) shall be less than the Conversion Factor, expressed in dollars, in effect immediately prior to the time of the granting of such rights, options, warrants or convertible securities, then the maximum aggregate number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon the conversion of the total maximum amount of such convertible securities issuable upon the exercise of such rights, options or warrants shall (as of the date of grant thereof) be deemed to be outstanding and to have been issued for such price per share. No further adjustments of the Conversion Factor shall be made upon the actual issuance of such Common Stock or convertible securities upon the exercise or conversion of such securities, except as otherwise provided in clause 3. below;

   2. If the Corporation shall issue or sell any convertible securities (other than Exempted Securities), and the purchase per share for which Common Stock is issuable upon such conversion (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of all such convertible securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion thereof, by (y) the maximum aggregate number of shares of Common Stock issuable upon the conversion of all such convertible securities) shall be less than the Conversion Factor, expressed in dollars, in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion of all such convertible securities shall (as of the date of the issue or sale thereof) be deemed outstanding and to have been issued for such price per share, provided that, except as otherwise specified in clause 3. below, (A) no further adjustments of the Conversion Factor shall be made upon the actual issuance of such Common Stock upon conversion of such convertible securities, and (B) if any such issue or sale of such convertible securities is made upon the exercise of any rights to subscribe for or to purchase or upon exercise of any option or warrant to purchase any such convertible securities, no further adjustment of the Conversion Factor shall be made by reason of such issue or sale; and

   3. If the purchase price or number of shares purchasable provided for in any right, warrant or option referred to in clause 1. above, or the rate at which any convertible securities referred to in clause 1. or 2. above are convertible into Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution in connection with events for which provision for adjustments in the Conversion Factor are provided for herein), the Conversion Factor then in effect hereunder shall forthwith be readjusted to such Conversion Factor as would have been obtained had the adjustments made upon the issuance of such rights, warrants, options or convertible securities been made upon the basis of the changed terms; and on the expiration of any such right, warrant or option referred to in clause 1. above or the termination of any such right to convert such convertible securities referred to in clause 1. or 2. above, the Conversion Factor then in effect hereunder shall forthwith be readjusted to such Conversion Factor as would have been obtained had the adjustments made upon the issuance of such rights, warrants or options or convertible securities been made upon the basis of the issuance of only the number of shares of Common Stock, if any, theretofore actually delivered upon the exercise of such rights, warrants or options or upon the conversion of such convertible securities.

     (d) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, reclassification, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

     (e) No Fractional Shares: Certificate as to Adjustments.

       (i) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of fractional shares, the Corporation shall pay the holder the fair market value of such fractional share of Common Stock in cash.

       (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Factor and the corresponding Conversion Rate for the Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall as soon as practicable compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Factor and Conversion Rate at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

   (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, free from any preemptive right or other obligation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation shall as soon as practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Preferred Stock then outstanding and convertible into shares of Common Stock.

   (g) Notices. Any notice required by the provisions of this Article Fourth,
Section 6 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or by a recognized commercial delivery service (e.g., United Parcel Service), delivery prepaid and addressed to each holder of record at his address appearing on the books of this Corporation.

   7. Voting Rights. Except as provided in Section 8 below, and except as otherwise required by law, a holder of Preferred Stock shall have no voting rights.

   8. Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Preferred Stock:

     (a) authorize or issue any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or a winding up of the Corporation;

     (b) amend its Restated Certificate of Incorporation or By-Laws in any way, or enter into a merger, consolidation, reorganization, recapitalization or sale of all or substantially all of its assets, in any case which adversely effects the rights and preferences of the holders of the Preferred Stock as a class (except that the Corporation may complete a reverse-split of its Common Stock without the consent of the holders of the Preferred Stock);

     (c) engage in any transaction which would impair or reduce the rights of the holders of the Preferred Stock as a class.

   9. Optional Redemption of the Preferred Stock. The Convertible Preferred Stock will not be subject to a sinking fund or other obligations of the Corporation to redeem or retire the Preferred Stock. The holders of Preferred Stock shall have no right to compel the Corporation to redeem the Preferred Stock. The Preferred Stock shall be redeemable in whole, but not in part, at the Corporation's option at any time on or after June 30, 2021. The redemption price per share of Preferred Stock shall equal the par value thereof, and shall be payable in cash to the order of the holder on the 30th day after notice of redemption shall have been given to the holders, subject to each holder's right to convert any or all of its shares of Preferred Stock into Common Stock in lieu of such payment.

   10. Cancellation of Shares. No Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such acquired Preferred Stock shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of Preferred Shares accordingly.

   SECOND: That the Board of Directors of the Corporation at a meeting on March 29, 2001 adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of stockholders. The proposed amendment to the Restated Certificate of Incorporation is as follows:

   RESOLVED, that Article Tenth of the Restated Certificate of Incorporation be and it hereby is renumbered as Article Eleventh.

   FURTHER RESOLVED, that a new Article Tenth be and it hereby is added to the Restated Certificate of Incorporation as follows:

   "TENTH: Commencing with the annual meeting of stockholders in 2001, directors shall be divided into two classes, as nearly equal in number as possible, designated as Class I and Class II. The initial term of office of the Class I directors shall expire on the day of the first annual meeting of stockholders following the end of the 2001 fiscal year (the "2002 Annual Meeting") and the initial term of office of the Class II directors shall expire on the day of the annual meeting of stockholders next succeeding the 2002 Annual Meeting. At each annual meeting of stockholders following such classification and division of the members of the board of directors, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director's term of office and until such director's successors shall have been elected and qualified, or until such director's earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole board of directors, the number of directors in each class shall be determined by action of the board of directors. A director elected by the remainder of the board of directors to fill a vacancy shall hold office for the remaining term of the predecessor director and until such director's successor has been elected and qualified, or until such director's earlier resignation, removal and death."

   THIRD: That pursuant to Section 242 of the General Corporation Law of the State of Delaware, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on the matter voted in favor of, approved and adopted the foregoing proposed amendments of the Restated Certificate of Incorporation at the Corporation's annual meeting, duly
convened and held on June [   ], 2001.

   FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 141 and 242(b)(1) of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its President and attested to by its Secretary, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true and caused its corporate seal to be hereunto affixed, as
of the     day of June, 2001.

Effective Date: June   , 2001

ATTEST:

                                          Katy Industries, Inc.
                                          a Delaware corporation

By: _________________________________     By: _________________________________
  Arthur R. Miller, Secretary                Robert M. Baratta, President

                                                                         ANNEX D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             STOCK VOTING AGREEMENT

                                  by and among

                          KKTY HOLDING COMPANY, L.L.C.

                                      and

                         THE SHAREHOLDERS NAMED HEREIN

                            Dated as of June 2, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 1.Definitions.............................................................   1

 2.Termination of Stock Voting and Tender Agreement........................   1

 3.Provisions Concerning the Securities....................................   1
  (a)Agreement To Vote the Securities......................................   1
  (b)Grant of Proxy........................................................   2
  (c)Other Proxies Revoked.................................................   2

 4.Representations and Warranties of Each Shareholder......................   3
  (a)Power, etc. ..........................................................   3
  (b)Ownership of Common Shares............................................   3
  (c)No Conflicts..........................................................   3
  (d)No Finder's Fees......................................................   3
  (e)No Encumbrances.......................................................   3
  (f)Reliance by Purchaser.................................................   3

 5.Additional Covenants of Each Shareholder................................   4
  (a)No Solicitation.......................................................   4
  (b)Restriction on Transfer, Proxies and Non-Interference.................   4
  (c)[Reserved]............................................................   4
  (d)Stop Transfer; Changes in Subject Shares..............................   4
  (e)Cooperation...........................................................   4
  (f)Releases..............................................................   4

 6.Fiduciary Duties........................................................   5

 7.Miscellaneous...........................................................   5
  (a)Further Assurances....................................................   5
  (b)Notices...............................................................   5
  (c)Interpretation........................................................   6
  (d)Counterparts..........................................................   6
  (e)Entire Agreement; No Third-Party Beneficiaries........................   6
  (f)Governing Law.........................................................   6
  (g)Assignment............................................................   6
  (h)Binding Agreement.....................................................   6
  (i)Severability..........................................................   6
  (j)Enforcement of this Agreement.........................................   6
  (k)Amendments............................................................   6

 8.Termination.............................................................   7

 9.Publication.............................................................   7

10.Scope of Obligations....................................................   7

                             STOCK VOTING AGREEMENT

   STOCK VOTING AGREEMENT (this "Agreement") dated as of June 2, 2001, among KKTY HOLDING COMPANY, L.LC., a Delaware limited liability company ("Purchaser") and the shareholders listed on Schedule I hereto (individually, a "Shareholder," and collectively, the "Shareholders").

                                  WITNESSETH:

   WHEREAS, simultaneously with entering into this Agreement, Purchaser and Katy Industries, Inc., a Delaware corporation ("Katy"), are entering into a Preferred Stock Purchase and Recapitalization Agreement (the "Recapitalization Agreement"), pursuant to which Purchaser will purchase from Katy 700,000 shares of newly issued preferred stock, $100.00 par value per share (the "Convertible Preferred Stock"), convertible based on a price of $6.00 per Common Share into an aggregate of 11,666,666 Common Shares (equivalent to a ratio of approximately 16.67 Common Shares per share of Convertible Preferred Stock), for a purchase price of $100.00 per share (or an aggregate purchase price of $70,000,000) (the "Preferred Stock Purchase") (the Preferred Stock Purchase and the other transactions contemplated by the Recapitalization Agreement are collectively referred to herein as the "Recapitalization");

   WHEREAS, as of the date hereof, each Shareholder is the record and, except in the case of a Shareholder who is a trustee and owns the Common Shares for the benefit of a beneficiary, beneficial owner of the number of Common Shares set forth opposite such Shareholder's name on Schedule I hereto;

   WHEREAS, the Shareholders have agreed that the Shareholders shall vote 2,480,000 Common Shares owned (whether of record or beneficially) by such Shareholders, as of the date hereof and any Common Shares hereinafter acquired up to an aggregate of 2,480,000 Common Shares owned (these 2,480,000 Common Shares owned (whether of record or beneficially) as of the date hereof and hereinafter acquired, the "Securities") with respect to certain questions that may be put to the Shareholders, in each case, in accordance with the terms and conditions of this Agreement; and

   WHEREAS, as an inducement and a condition to entering into the Recapitalization Agreement, Purchaser has required that the Shareholders enter into this Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

   1. Definitions. For purposes of this Agreement capitalized terms used and not defined herein have the respective meanings ascribed to them in the Recapitalization Agreement.

   2. Termination of Stock Voting and Tender Agreement. The Purchaser and the Shareholders agree that the Stock Voting and Tender Agreement dated as of March 29, 2001 among the Purchaser and the Shareholders terminated in accordance with
Section 8 thereof upon the termination of the Preferred Stock Purchase and Recapitalization Agreement dated as March 29, 2001 between the Purchaser and Katy Industries, Inc. and that no party has any liability to any other party under that Stock Voting and Tender Agreement.

   3. Provisions Concerning the Securities.

   (a) Agreement To Vote the Securities. The Shareholders hereby severally and jointly agree that during the period (i) commencing on the date hereof and continuing until the earlier of the Closing Date or the termination of this Agreement (such period, the "Closing Voting Period"), at any meeting of the holders of any class or classes of the capital stock of Katy, however called, or in connection with any solicitation of written consent of the holders of any class or classes of the capital stock of Katy, the Shareholders shall vote (or cause to be voted) the Securities (but for the avoidance of doubt not more or less than 2,480,000 Common Shares) in favor of any actions required to authorize and effect the Recapitalization and any actions required in furtherance thereof, including, without limitation, to vote (A) in favor of the election of all of the directors nominated by Katy's Board of Directors, including each Purchaser Designee (unless the matters referred to in (B) and (C) below have not been approved by Katy's shareholders), (B) in favor of the approval and adoption of an amendment to Katy's Certificate of Incorporation authorizing (1) classification of Katy's Board of Directors into two classes with staggered terms of office, (2) 1,200,000 shares of Convertible Preferred Stock and (3) an increase in the total number of Common Shares that Katy shall have the authority to issue to 35,000,000 (C) in favor of the issuance and sale of Convertible Preferred Stock pursuant to the Preferred Stock Purchase and the issuance of Common Shares upon the conversion of the Convertible Preferred Stock, (D) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Katy under the Recapitalization Agreement or of such Shareholder under this Agreement, and (E) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Recapitalization and the transactions contemplated by the Recapitalization Agreement): (1) any extraordinary corporate transaction, such as a reorganization, recapitalization, merger, consolidation or other business combination involving Katy; (2) a sale, lease or transfer of a significant part of the assets of Katy, or a reorganization, recapitalization, dissolution or liquidation of Katy; (3) any change in the persons who constitute the board of directors of Katy; (4) any change in the present capitalization of Katy or any amendment of Katy's Certificate of Incorporation or By-laws other than the authorization and adoption of an amendment to Katy's Certificate of Incorporation authorizing (I) classification of Katy's Board of Directors into two classes with staggered terms of office, (II) 1,200,000 shares of Convertible Preferred Stock and (III) an increase in the total number of Common Shares that Katy shall have the authority to issue to 35,000,000; (5) any other material change in Katy's corporate structure or business; or (6) any other action involving Katy which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Recapitalization and the transactions contemplated by this Agreement or the Recapitalization Agreement; and (ii) commencing on the Closing Date and continuing until the earlier of the date Purchaser exercises its right to convert any of the Convertible Preferred Stock into Common Shares or the termination of this Agreement (such period, the "Convertible Voting Period"), at any meeting of the holders of any class or classes of the capital stock of Katy, however called, at which an election for directors of Katy is held or in connection with any solicitation of written consent of the holders of any class or classes of capital stock of Katy with respect to an election of directors of Katy, the Shareholders shall vote (or cause to be voted) the Securities (but for the avoidance of doubt not more than 2,480,000 Common Shares) in favor of the election of all directors nominated by Katy's Board of Directors then in office, including, without limitation, each nominee for director designated by Purchaser. Subject to Section 5(d) during the Convertible Voting Period, the Shareholders hereby jointly and severally agree that the Shareholders shall not enter into any agreement or understanding with any person the effect of which would be to violate the provisions and agreements contained in this Agreement.

   (b) Grant of Proxy. Each Shareholder severally and not jointly hereby appoints Purchaser, and any designee of Purchaser, each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote, to act by written consent or to request that the chairman or secretary of Katy call a special meeting of stockholders, during the Closing Voting Period with respect to such Shareholder's Securities in accordance with paragraph (a) of this Section. This proxy is given to secure the performance of the duties of each Shareholder during the Closing Voting Period under this Agreement. Each Shareholder severally and not jointly affirms that this proxy and power of attorney are coupled with an interest and shall be irrevocable during the Closing Voting Period. Each Shareholder severally and not jointly shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

   (c) Other Proxies Revoked. Each Shareholder severally and not jointly represents and warrants that any proxies heretofore given in respect of such Shareholder's Securities are not irrevocable, and that all such proxies have been or are hereby revoked.

   4. Representations and Warranties of Each Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to Purchaser as follows:

     (a) Power, etc. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, appoint the proxies and attorneys-in-fact referred to in Section 3(b) hereof and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming its due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles, whether applied in a proceeding at law or in equity.

     (b) Ownership of Common Shares. Such Shareholder is the record and, except in the case of a Shareholder who is a trustee and owns the Common Shares for the benefit of a beneficiary, beneficial owner of the number of Common Shares listed beside such Shareholder's name on Schedule I attached hereto. All of such Common Shares are issued and are outstanding. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 and Section 5 hereof, as the case may be, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Common Shares, with no limitations, qualifications or restrictions on such rights, subject only to applicable laws, Katy's Certificate of Incorporation, and the terms of this Agreement.

     (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) or result in the creation of a lien or encumbrance on the assets of such Shareholder (including such Shareholder's Common Shares) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, trust instrument, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

     (d) No Finder's Fees. Except as disclosed pursuant to the Recapitalization Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder in its capacity as a holder of Katy Common Stock. Such Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or by the Recapitalization Agreement.

     (e) No Encumbrances. The Common Shares listed beside such Shareholder's name on Schedule I attached hereto and the certificates representing such Common Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except as disclosed in Schedule II hereto and for any such encumbrances or proxies arising hereunder.

     (f) Reliance by Purchaser. Such Shareholder understands and acknowledges that Purchaser is entering into the Recapitalization Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

   5. Additional Covenants of Each Shareholder. Each Shareholder severally and not jointly covenants and agrees as follows:

     (a) No Solicitation. During the Closing Voting Period such Shareholder shall not, in its capacity as such, directly or indirectly through another person (i) solicit, initiate or encourage (including, without limitation, by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Katy Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Katy Takeover Proposal, (iii) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of such Shareholder of the Recapitalization (including for the avoidance of doubt the Shareholders' agreement to vote the Securities in accordance with Section 3 hereof), (iv) approve or recommend, or propose publicly to approve or recommend, any Katy Takeover Proposal, or (v) enter into a Katy Acquisition Agreement or any agreement, arrangement or understanding requiring such Shareholder to abandon, terminate or fail to consummate this Agreement or any other transaction contemplated hereby, in each case without the prior written consent of the Purchaser. Such Shareholder shall promptly advise Purchaser orally and in writing of any request for information or of any Katy Takeover Proposal, the material terms and conditions of such request or Katy Takeover Proposal and the identity of the person making such request or Katy Takeover Proposal. Such Shareholder will keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Katy Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Purchaser. For the avoidance of doubt, nothing in this Section 5(a) restricts a Shareholder, in his or her capacity as a director or officer of Katy, from taking action permitted under the Recapitalization Agreement.

     (b) Restriction on Transfer, Proxies and Non-Interference. Such Shareholder shall not (i) except as contemplated in this Agreement, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholders Securities or any interest therein during the Closing Voting Period; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of such Securities into a voting trust or enter into a voting agreement with respect to any of such Securities; or (iii) take any action that would make any representation or warranty of such Shareholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

     (c) [Reserved].

     (d) Stop Transfer; Changes in Subject Shares. Such Shareholder agrees with, and covenants to, Purchaser that such Shareholder shall not request that Katy register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Securities during the Closing Voting Period. For the avoidance of doubt, nothing in this Agreement shall restrict any Shareholder's right to sell, transfer, tender, pledge, encumber, assign or otherwise dispose of the Securities during the Convertible Voting Period. In the event of a stock dividend or distribution, or any change in any class of capital stock of Katy by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Securities" shall be deemed to refer to and include the Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged.

     (e) Cooperation. Such Shareholder, in its capacity as a shareholder, shall cooperate fully with Purchaser and Katy in connection with their respective efforts to fulfill the conditions to the Recapitalization set forth in Article VI of the Recapitalization Agreement and the Purchaser Closing Conditions set forth in Annex I to the Recapitalization Agreement.

     (f) Releases. Such Shareholder hereby fully, unconditionally and irrevocably releases, effective as of the Closing Date, any and all claims and causes of action that such Shareholder, in its capacity as a shareholder, has or may have against Katy or any present or former director, officer, employee or agent of Katy arising or resulting from or relating to any act, omission, event or occurrence prior to the date hereof and that have arisen or resulted as of the Closing Date. The foregoing release does not include a release by any Shareholder of such Shareholder's rights to indemnification and advancement of expenses under Katy's Certificate of Incorporation or By-Laws, by agreement, by law, or pursuant to insurance policies or any claim by that Shareholder in any other capacity (including as a director, officer or employee). If requested by Purchaser, such Shareholder shall execute an additional release at the Closing Date releasing such claims as may arise between the date hereof and the Closing Date.

   6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent any Shareholder or any representative of Purchaser serving on Katy's Board of Directors or as an officer of Katy from taking any action, subject to the applicable provisions of the Recapitalization Agreement, while acting in his or her capacity as a director or officer of Katy.

   7. Miscellaneous.

   (a) Further Assurances. From time to time, at Purchaser's request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

   (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by overnight courier or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (i) if to Purchaser, to

        KKTY Holding Company, L.L.C.
        c/o Kohlberg & Co., L.L.C.
        111 Radio Circle
        Mount Kisco, New York 10549
        Telecopy: (914) 244-0689
        Attention: Mr. Christopher Lacovara

       with copies to:

        Hunton & Williams
        200 Park Avenue
        New York, New York 10166
        Telecopy: (212) 309-1100
        Attention: Raul Grable, Esq.

       (ii) if to the Shareholders, to the address set forth beside each Shareholder's name listed on Schedule I hereto with a copy to:

        Hogan & Hartson LLP
        One Tabor Center, Suite 1500
        1200 Seventeenth Street
        Denver, Colorado 80202-5840
        Telecopy: (303) 899-7333
        Attention: Douglas Pluss, Esq.

   (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   (d) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except in respect of Section 9, is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder.

   (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

   (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all their rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   (h) Binding Agreement. Each Shareholder agrees that this Agreement and such Shareholder's obligations under it shall attach to such Shareholder's Securities and shall bind any person to which legal or beneficial ownership of the Securities passes, whether by operation of law or otherwise, including such Shareholder's heirs, guardians, administrators or successors, provided however, that this Agreement shall not bind any purchaser of the Securities, during the Convertible Voting Period. Notwithstanding any transfer of Securities during the Closing Voting Period, the transferor shall remain liable for the performance of all its obligations under this Agreement.

   (i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy in any particular situation or in any jurisdiction, that term or provision shall nevertheless remain in full force and effect in other situations or jurisdictions, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

   (j) Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

   (k) Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties.

   8. Termination. This Agreement shall terminate, and neither Purchaser nor any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, upon the termination of the Recapitalization Agreement in accordance with its terms without the Recapitalization having occurred, except nothing in this Section 8 shall relieve any party of liability for breach of this Agreement.

   9. Publication. Each Shareholder hereby agrees to permit Purchaser and Katy to publish and disclose in the Proxy Statement and the Purchaser Securities Filings relating to the transactions contemplated by the Recapitalization Agreement (including all documents and schedules filed with the SEC) its identity and intent with respect to the Securities and the nature of its commitments under this Agreement.

   10. Scope of Obligations. Notwithstanding anything to the contrary in this Agreement, no obligation of the Shareholders under this Agreement (including their obligations under Section 3 and Section 5 hereof) shall apply or in any way affect any shares of capital stock or other securities owned by the Shareholders other than the Securities. For the purposes of several (but not joint) obligations of Shareholders under this Agreement, the number of Securities owned by each Shareholder with respect to which such Shareholder is committing to make such obligations, is the number calculated by multiplying 2,480,000 by the number of Common Shares owned by such Shareholder (as set forth on Schedule I hereto), then dividing the product by the total number of Common Shares owned by all Shareholders (as set forth on Schedule I hereto).

                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE]

   IN WITNESS WHEREOF, Purchaser and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          KKTY Holding Company, L.L.C.

                                                /s/ Christopher Lacovara
                                          By: _________________________________
                                            Name:Christopher Lacovara
                                             Title:Authorized Manager

                                          CRL, Inc.

                                                /s/ Jonathan P. Johnson
                                          By: _________________________________
                                            Name:Jonathan P. Johnson
                                            Title:President

                                                /s/ Wallace E. Carroll, Jr.
                                          _____________________________________

                                                 /s/ Amelia M. Carroll
                                          _____________________________________

                                          Wallace Foundation

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                 /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                          Wallace E. Carroll Trust U/A Dated
                                           7-1-57
                                           F/B/O Wallace E. Carroll, Jr.

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                 /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                          Wallace E. & Lelia H. Carroll Trust
                                           U/A Dated 5-1-58
                                           F/B/O Wallace E. Carroll, Jr.

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name: Wallace E. Carroll, Jr.
                                            Title: Trustee

                                                  /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name: Amelia M. Carroll
                                            Title: Trustee

                                          Wallace E. Carroll Trust U/A
                                           Dated 1-20-61
                                           F/B/O Wallace E. Carroll, Jr.

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name: Wallace E. Carroll, Jr.
                                            Title: Trustee

                                                  /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name: Amelia M. Carroll
                                            Title: Trustee

                                          Lelia H. Carroll Trust U/A
                                           Dated 7-12-62
                                           F/B/O Wallace E. Carroll, Jr.

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name: Wallace E. Carroll, Jr.
                                            Title: Trustee

                                                  /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name: Amelia M. Carroll
                                            Title: Trustee

                                          Wallace E. Carroll, Jr. Trust #2 U/A
                                           Dated 12-30-76
                                           F/B/O Pamela C. Crigler

                                                /s/ Philip E. Johnson
                                          By: _________________________________
                                            Name: Philip E. Johnson
                                            Title: Trustee

                                          Wallace E. Carroll, Jr. Trust #2 U/A
                                           Dated 12-30-76
                                           F/B/O Susan S. Leonard

                                                /s/ Philip E. Johnson
                                          By: _________________________________
                                            Name:Philip E. Johnson
                                            Title:Trustee

                                          Wallace E. Carroll, Jr. Trust #2 U/A
                                           Dated 12-30-76
                                           F/B/O Margaret B. Berzins

                                                   /s/ Philip E. Johnson
                                          By: _________________________________
                                            Name:Philip E. Johnson
                                            Title:Trustee

                                          Wallace E. Carroll, Jr. Trust #2 U/A
                                           Dated 12-30-76
                                           F/B/O Wallace E. Carroll, III

                                                   /s/ Philip E. Johnson
                                          By: _________________________________
                                            Name:Philip E. Johnson
                                            Title:Trustee

                                          Wallace E. Carroll Trust U/A
                                           Dated 12-20-79
                                           F/B/O Pamela C. Crigler

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                   /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                          Wallace E. Carroll Trust U/A
                                           Dated 12-20-79
                                           F/B/O Susan S. Leonard

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                   /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                          Wallace E. Carroll Trust U/A
                                           Dated 12-20-79
                                           F/B/O Margaret B. Berzins

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                 /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                          Wallace E. Carroll Trust U/A
                                           Dated 12-20-79
                                           F/B/O Wallace E. Carroll, III

                                                /s/ Wallace E. Carroll, Jr.
                                          By: _________________________________
                                            Name:Wallace E. Carroll, Jr.
                                            Title:Trustee

                                                 /s/ Amelia M. Carroll
                                          By: _________________________________
                                            Name:Amelia M. Carroll
                                            Title:Trustee

                                   Schedule I

                                                    Number of
                                                  Common Shares
                                                     Held of
                                                    Record or
                                                      Owned
Name of Shareholder          Officers/Trustees    Beneficially          Notice Address
-------------------       ----------------------- ------------- -------------------------------
CRL, Inc. ..............  Jonathan P. Johnson,      2,073,436   6300 S. Syracuse Way, Suite 300
                          President                             Englewood, Colorado 80111

Wallace E. Carroll,       N/A                         182,274
 Jr. ...................

Amelia M. Carroll.......  N/A                          10,765   c/o CRL
                                                                (see address above)

Wallace Foundation......  Wallace E. Carroll, Jr.      32,910   c/o CRL
                          Amelia M. Carroll                     (see address above)

Wallace E. Carroll Trust  Wallace E. Carroll, Jr.       2,151   c/o CRL
 U/A Dated 7-1-57.......
 F/B/O Wallace E.         Amelia M. Carroll                     (see address above)
  Carroll, Jr.
                          Robert E. Kolek *

Wallace E. & Lelia H.     Wallace E. Carroll, Jr.     603,000   c/o CRL
 Carroll Trust U/A Dated
 5-1-58.................
 F/B/O Wallace E.         Amelia M. Carroll                     (see address above)
  Carroll, Jr.
                          Robert E. Kolek*

Wallace E. Carroll Trust  Wallace E. Carroll, Jr.      11,881   c/o CRL
 U/A Dated 1-20-61......
 F/B/O Wallace E.         Amelia M. Carroll                     (see address above)
  Carroll, Jr.

Lelia H. Carroll Trust    Wallace E. Carroll, Jr.     180,661   c/o CRL
 U/A Dated 7-12-62......
 F/B/O Wallace E.         Amelia M. Carroll                     (see address above)
  Carroll, Jr.

Wallace E. Carroll, Jr.   Philip E. Johnson
 Trust #2 U/A Dated 12-
 30-76..................
 F/B/O Pamela C. Crigler                                  193   c/o CRL
   Susan S. Leonard                                       194   (see address above)
   Margaret B. Berzins                                    193
   Wallace E Carroll,                                     182
    III
   (Four separate
    trusts--trustee is
    the same for all
    four)
Wallace E. Carroll Trust  Wallace E. Carroll, Jr.
 U/A Dated 12-20-79.....
 F/B/O Pamela C. Crigler  Amelia M. Carroll             1,690   c/o CRL
   Susan S. Leonard       Robert E. Kolek*              1,690   (see address above)
   Margaret B. Berzins                                  1,690
   Wallace E Carroll,                                   1,690
    III.................
   (Four separate
    trusts--trustees are
    the same for all
    four)
                                                    ---------
Totals..................                            3,104,600
                                                    =========

--------
* Powers of this trustee are limited. He is not entitled to vote on matters involving Katy.

                                  Schedule II

                                     Common Shares
                                   Subject to Pledge      Name and Address of
Name of Shareholder               or Other Encumbrance        Lienholder
-------------------               --------------------    -------------------
CRL, Inc. .......................      2,073,436       Northern Trust Company
                                                       50 South LaSalle Street
                                                       Chicago, Illinois 60675

Wallace E. Carroll, Jr. .........        177,239       Northern Trust Company
                                                       50 South LaSalle Street
                                                       Chicago, Illinois 60675

Wallace E. Carroll, Jr. .........          3,000       Katy Industries, Inc.
                                                       6300 South Syracuse Way
                                                       Suite 300
                                                       Englewood, Colorado 80111

                                                                         ANNEX E

                    TERMINATION OF PREFERRED STOCK PURCHASE
           AND RECAPITALIZATION AGREEMENT DATED AS OF MARCH 29, 2001

   Reference is made to the Preferred Stock Purchase and Recapitalization Agrement, dated as of March 29, 2001 (the "March Recapitalization Agreement"), between KKTY Holding Company, L.L.C. (the "Purchaser") and Katy Industries, Inc. ("Katy").

   Katy and the Purchaser hereby agree to terminate the March Recapitalization Agreement by mutual written consent, effective upon the execution and delivery of this agreement to terminate, pursuant to Section 7.1(a) of the March Recapitalization Agreement.

                  [Remainder of page left blank intentionally]

   IN WITNESS WHEREOF, the parties hereto have caused this agreement to terminate the March Recapitalization Agreement to be duly executed and delivered on this second day of June, 2001.

                                          KATY Industries, Inc.

                                               /s/  Robert M. Baratta
                                          By: _________________________________
                                             Name: Robert M. Baratta
                                             Title: President

                                          KKTY Holding Company, L.L.C.

                                               /s/  Christopher Lacovara
                                          By: _________________________________
                                             Name: Christopher Lacovara
                                             Title: Authorized Manager

                             KATY INDUSTRIES, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert M. Baratta and Stephen P. Nicholson, and each of them, each with full power of substitution, to represent the undersigned and to vote all the shares of the stock of Katy Industries, Inc. which the undersigned is entitled to vote at the adjourned Annual Meeting of Stockholders of Katy Industries, Inc. to be held at the Inter-Continental Central Park South, located at 112 Central Park South, New York, New York on June 26, 2001 at 10:00 a.m. local time, and at any postponements or adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in Katy's Proxy Statement and the Supplement to Katy's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of Katy's 2000 Annual Report on Form 10-K.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KATY.

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, 4, 5 and 6.

     A vote FOR the following proposals is recommended by the Board of
Directors:

1. To approve the issuance and sale of 700,000 shares of Katy's convertible preferred stock, $100 par value per share, to KKTY Holding Company, L.L.C. and the issuance of shares of common stock to the holder of the convertible preferred stock in accordance with the terms of the convertible preferred stock. Approval of this proposal is contingent on approval of Proposal 2, Proposal 3 and Proposal 6.

          [_] For   [_] Against   [_] Abstain

2. To amend Katy's Restated Certificate of Incorporation to authorize 1,200,000 shares of convertible preferred stock. Approval of this proposal is contingent on approval of Proposal 1, Proposal 3 and Proposal 6.

          [_] For   [_] Against   [_] Abstain

3. To amend Katy's Restated Certificate of Incorporation to establish a classified Board of Directors. Approval of this proposal is contingent on approval of Proposal 1, Proposal 2 and Proposal 6.

          [_] For   [_] Against   [_] Abstain

4.  Election of Directors

          [_] For All   [_] Withhold All    [_] For All Except

In the event that Proposal 1, Proposal 2, Proposal 3 and Proposal 6 are approved, the election of:

Class I Directors: C. Michael Jacobi, Robert M. Baratta, Daniel B. Carroll and Wallace E. Carroll, Jr., each to serve a one year term until the next annual meeting of stockholders in 2002.

Class II Directors: Christopher Anderson, William F. Andrews, Samuel P. Frieder, James A. Kohlberg and Christopher Lacovara, each to serve a two year term until the annual meeting of stockholders in 2003.

Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

_______________________________

In the event that Proposal 1, Proposal 2, Proposal 3 or Proposal 6 is not approved, the election of: William F. Andrews, Robert M. Baratta, Amelia M. Carroll, Daniel B. Carroll, Wallace E. Carroll, Jr., Arthur R. Miller, Charles
W. Sahlman, Jacob Saliba and Glenn W. Turcotte, each to serve a one year term until the next annual meeting of stockholders in 2002.

Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

_______________________________

5. To ratify the appointment of Arthur Andersen LLP as Katy's independent auditors for the fiscal year ending December 31, 2001.

          [_] For   [_] Against   [_] Abstain

6. To amend Katy's Restated Certificate of Incorporation to increase the number of shares of common stock that Katy is authorized to issue from 25,000,000 to 35,000,000. Approval of this proposal is contingent on approval of Proposal 1, Proposal 2 and Proposal 3.

Please check this box if you plan to attend the annual meeting.          [_]

Date:                                                  _________________________
                                                              (signature)

Date:                                                  _________________________
                                                              (signature)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the proxy.




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                           YOUR VOTE IS IMPORTANT!
          PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.